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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-114339

PROSPECTUS

Premier Entertainment Biloxi LLC
(d/b/a Hard Rock Hotel & Casino Biloxi)
Premier Finance Biloxi Corp.

OFFER TO EXCHANGE
$160,000,000 aggregate principal amount of its
10 3/4% First Mortgage Notes due 2012
that have been registered under the Securities Act of 1933
for any and all of its outstanding 10 3/4% First Mortgage Notes due 2012

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  The exchange offer expires at 12:00 a.m., New York City time, on September 7, 2004, unless extended.

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  We will exchange all outstanding notes, which we call the original notes, that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes that are registered under the Securities Act of 1933, which we call the exchange notes.

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  The exchange offer is subject to certain customary conditions, some of which we may waive.

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  You may withdraw tenders of original notes at any time before the exchange offer expires.

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  The exchange of original notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  The terms of the exchange notes are substantially identical to the original notes, except for transfer restrictions and registration rights relating to the original notes.

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  The exchange notes maybe redeemed, in whole or in part, at any time on or after February 1, 2008.

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  The exchange notes will be, like the original notes, effectively senior to all of our existing and future senior unsecured indebtedness. The exchange notes will, like the original notes, allow us to incur up to $30.0 million of senior secured indebtedness to finance the acquisition and installation of furniture, fixtures and equipment, but only to the extent of such furniture, fixtures and equipment. We anticipate incurring, however, approximately $17.1 million for such financing.

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  There is no established trading market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange.

Please refer to "Risk Factors" beginning on page 13 of this prospectus for a description of the risks you should consider when evaluating this investment.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

        Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        This prospectus includes references to trademarks, trade names and product names of Hard Rock Hotel Licensing, Inc., Hard Rock Cafe International (USA), Inc., Hard Rock Cafe International (STP), Inc. and of other entities, some of which may not be designated as such.

        Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2004.

SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus, but does not contain all of the information that may be important to you. You should read this prospectus, including the information described under the heading "Risk Factors," the financial statements and related notes included elsewhere in this prospectus and the other documents to which we have referred you, before making an investment decision. Ernst & Young LLP, our auditors, have issued a "going concern" opinion which includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern in connection with their audit report for the year ended December 31, 2003 included in our financial statements. Unless otherwise noted, (1) the words "Company," "we," "our" and "us" refer only to Premier Entertainment Biloxi LLC and (2) the term "the Issuers" refers to Premier Entertainment Biloxi LLC and Premier Finance Biloxi Corp.

The Hard Rock Hotel & Casino Biloxi

        We plan to own and operate the Hard Rock Hotel & Casino Biloxi, a full service gaming and entertainment resort expected to be built on approximately 8.5 acres along the Mississippi Gulf Coast in Biloxi, Mississippi. We own the site on which the Hard Rock Hotel & Casino Biloxi will be built. We expect that the resort will incorporate the "Hard Rock" theme and will be designed with music-inspired gaming, entertainment and dining areas, and will display an extensive collection of rare museum-quality rock memorabilia. We plan to leverage the "Hard Rock" name, a brand widely recognized throughout the world, to offer our guests an exciting entertainment experience. The Hard Rock Hotel & Casino Biloxi is designed to be an approximately 388,000 square-foot resort and is expected to feature:

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  an approximately 50,000 square-foot single-level casino with approximately 1,500 slot machines and 50 table games;

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  an 11-story boutique luxury hotel with 306 rooms and suites;

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  four restaurants, including a world-renowned Hard Rock Cafe;

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  a circular center bar located in the middle of the casino area, as well as other additional bars/lounges;

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  an approximately 20,000 square-foot Hard Rock Live! concert/multi-purpose venue with capacity for greater than 1,000 people, which includes two bars/lounges;

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  a tropical-themed Hard Rock beach pool;

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  an exclusive top floor lounge with scenic views;

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  an approximately 7,800 square-foot full service fitness spa and salon;

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  a Hard Rock retail store; and

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  an approximately 1,600-space parking garage.

        The Hard Rock Hotel & Casino Biloxi will be strategically located approximately 100 yards from the 1,740-room Beau Rivage Resort & Casino, the highest revenue-grossing property in the Mississippi Gulf Coast gaming market. When it opened in 1999, the Beau Rivage significantly contributed to the expansion of the Mississippi Gulf Coast market, increasing total revenues from $814 million in 1998 to $1,110 million in 2000, or approximately 36%. The Beau Rivage continues to maintain a strong customer following in the Mississippi Gulf Coast market, on which we believe we will be able to capitalize. Additionally, we believe that our close proximity to the Beau Rivage will provide synergies and attract new gaming customers by creating a new "cluster" consisting of the two newest hotels and casinos in the market. This new cluster, which will make up more than 30% of the total of casino hotel rooms and approximately 20% of the gaming positions in the Mississippi Gulf Coast market, based upon current conditions, will enable customers to park once and visit both hotels and casinos.

        Our location is highly advantageous due to our proximity to the junction of U.S. Interstate 110 and Highway 90, the main feeder highways into Biloxi. The first casino encountered off Interstate 110 is the Beau Rivage and our project will be conveniently located approximately 100 yards to the east. We will be located approximately 90 miles east of New Orleans, Louisiana where there are currently four casinos.

        We will also be located approximately 65 miles west of Mobile, Alabama. There are currently six casinos located between our proposed site and Mobile, Alabama. Our property will be the first hotel casino to open in the market since the Beau Rivage opened in 1999, and will feature the latest and most popular slot machines and table games, as well as headline entertainment acts. Our musically-themed resort will also incorporate several attractions unique to the Mississippi Gulf Coast market, including our top floor lounge, our sand-beach tropical-themed swimming pool, our 110-foot guitar-shaped road sign and our rare rock music memorabilia decor. We also expect to benefit from being the first Mississippi Gulf Coast hotel casino with a well-known, quality entertainment brand.

Design and Construction Process

        The budget for the Hard Rock Hotel & Casino Biloxi is $235.0 million. In December 2003, we entered into an $82.0 million guaranteed maximum price contract with Roy Anderson Corp., the general contractor for the project, for the "hard" costs associated with the construction of the resort. Under the guaranteed maximum price contract or construction contract, Roy Anderson Corp. has agreed to construct the project for the maximum total cost of $82.0 million, based on certain assumptions and conditions. This cost includes the "hard costs" of construction permits, materials, supplies, labor, fixtures and equipment (excluding gaming equipment), the barges upon which the casino will be constructed, and the general contractor's fees. Modifications to the plans and specifications for the project, and costs associated therewith, will require our approval and may result in an increase to the cost of construction in excess of the guaranteed maximum price of the construction contract. We have recently entered into change orders with respect to the construction contract as a result of increased labor costs. These change orders have resulted in an increase to the guaranteed maximum price of approximately $580,000.

        The general contractor also provided us with a payment and performance bond issued by St. Paul Fire and Marine Insurance Company covering the construction work which the general contractor is required to perform under the construction contract. If the general contractor fails to perform its obligations under the construction contract, the bonding company has agreed that it will undertake to perform and complete the work or make funds available to us to perform and complete the required work. The construction contract may be terminated by either the general contractor or us in certain cases. See "Description of Material Agreements—Contractor's Agreement." Construction of the Hard Rock Hotel & Casino Biloxi commenced in January 2004, and we expect to complete construction in the third quarter of 2005. In May 2003, we acquired the land on which the Hard Rock Hotel & Casino Biloxi will be built for $31.0 million. As of March 31, 2004, the architect and construction designs for the Hard Rock Hotel & Casino were approximately 90% complete. As of June 30, 2004, we completed approximately 13.6% of the total construction and we have drawn $11.2 million from construction funds deposited in the disbursement account under our disbursement agreement to fund construction.

        We plan to incorporate a design structure for our water-based casino which will effectively eliminate the impact of water height changes and allow us to fully integrate our casino into our land-based resort. Additionally, our casino will be one of only two casinos in the market with a single-level design.

        Our architect, Paul Steelman Ltd., has over 16 years of design experience and has worked on numerous gaming projects. Our general contractor, Roy Anderson Corp., has constructed nine casinos in the Mississippi Gulf Coast market.

        We have entered into a disbursement agreement with US Bank National Association. The disbursement agreement establishes conditions for, and the sequencing of, funding of construction costs and procedures for approving construction change orders and amendments to the construction budget and schedule. Construction funds can only be disbursed pursuant to the disbursement agreement. In addition, we have engaged Professional Associates Construction Services, Inc. to serve as independent construction consultant on behalf of the holders of the notes. The conditions under the disbursement agreement generally provide that funds will be disbursed to us to pay construction costs only if we and the independent construction consultant certify that there are sufficient available funds in the construction disbursement account to complete the Hard Rock Hotel & Casino Biloxi in accordance with our budget. The independent construction consultant, the architect and/or the general contractors must also approve certain disbursements under the disbursement agreement.

        We believe that we have designed an exciting, themed, boutique property scaled appropriately for the current size of the Mississippi Gulf Coast market. Our approximately 8.5 acre site contains additional room for expansion if we feel that the demands of the market would accommodate future growth.

Business Strategy

        Leveraging the "Hard Rock" brand name into a successful gaming and entertainment venue in the Mississippi Gulf Coast market is the cornerstone of our strategy. Conceived in 1971 through the founding of the first Hard Rock Cafe in London, the Hard Rock name has gained worldwide recognition. While building its brand name and reputation for a distinctive entertainment experience, the Hard Rock brand has also attracted a large customer base. Through the employment of the Hard Rock strategy, we plan to distinguish the Hard Rock Hotel & Casino Biloxi from our competitors in the Mississippi Gulf Coast market. We also believe that the Hard Rock theme and music will appeal to a broad demographic group due to the music, memorabilia and entertainers that will be featured on the property. Key elements of our strategy include the following:

        Leverage Hard Rock's Brand Name and Theme to Create an Entertainment Experience for Our Customers. Hard Rock is a contemporary, well-known, successful brand name that will provide the resort with tremendous visibility in the Mississippi Gulf Coast market. We anticipate that our resort will provide a distinctive entertainment experience with a strong emphasis on music. In classic Hard Rock style, the resort is expected to feature an extensive collection of rare museum-quality rock memorabilia; a Hard Rock-themed casino; a Hard Rock Cafe; a Hard Rock Live! venue that is expected to feature headliner entertainment, as well as a boutique luxury hotel, a large tropical-themed beach pool with cabanas and a top floor lounge. We plan to create a fun and vibrant gaming environment through the use of music-themed gaming chips and playing surfaces and believe our rare rock memorabilia and music will provide an exciting and memorable experience that will have an enduring appeal to our customers.

        Create a Gaming Resort Cluster.    Our resort will be strategically located approximately 100 yards from the market-leading Beau Rivage, forming a new cluster that will provide customers with the ability to park once and easily walk between the two gaming facilities. Market research indicates that gaming customers prefer to visit more than one casino during a gaming visit. Our convenient location next to the largest hotel and casino in the market will allow us to benefit from their large gaming customer base. We believe this new cluster will provide tremendous synergies and opportunities by offering customers two distinct gaming experiences, a significant number of hotel rooms and parking, as well as an extensive selection of entertainment, restaurant and retail amenities all within walking distance at the two newest upscale hotels and casinos in the Mississippi Gulf Coast market.

        Maximize Playing Time Through Targeted Strategy.    According to the Casino Hotel Market Assessment prepared by The Innovation Group, an independent market research firm, the total adult population within 100 miles of our site was approximately 2.0 million in 2001. There are currently 16 casinos located within 100 miles of our site. On weekends and evenings, we will plan to target a youthful demographic by leveraging the traditional Hard Rock theme through a broad array of entertainment offerings in an energetic gaming atmosphere. We plan to drive our weekday business through marketing programs targeted at the local population, in addition to bus programs and a customer-friendly competitive rewards program with benefits that extend play. Our management team has considerable experience in maximizing weekday business through the effective use of database management and the latest technology that is used for targeted marketing. By catering to a diverse demographic with an emphasis on slot play, we feel we can maximize our casino utilization.

        Offer an Attractively Designed Single-Level Gaming Experience.    We have designed a sophisticated, innovative water-based casino that will seamlessly connect to the land-based facility through a wide entrance. Upon entering, our customers are expected to look directly into our single-level columnless casino area, featuring 20-foot high ceilings, distinctive signage, extensive memorabilia and new and popular gaming equipment. Our casino and the Beau Rivage will be the only single-level casinos in the Mississippi Gulf Coast market. The design of the majority of the existing casinos in the Mississippi Gulf Coast market requires the use of extensive ramping systems and multiple levels to connect their water-based casinos to their land-based facilities, which does not provide customers with the look and feel of a land-based casino.

        Provide the Market with High Quality Customer Service.    We believe throughout its history, Hard Rock businesses have built a reputation for providing superior levels of customer service. We plan to model our casino, hotel and other amenities to uphold the Hard Rock standard of excellence and provide customers with a superior level of service. We also plan to employ an energetic and friendly staff. Our employees will be required to participate in the successful Hard Rock "rock and roll" training camp that is designed to instill the value of superior customer service. All of our training programs are expected to be designed to encourage our employees to exceed our customers' expectations and management will personally respond to customer feedback. In addition, we expect that a high percentage of our slots will be on a cashless system, which will significantly reduce customer wait time for jackpot fills and payouts. We also believe our boutique hotel will allow us to provide personal service.

        Capitalize on Our President's Local Experience.    Our President and Chief Operating Officer, Joseph Billhimer, has over 21 years of gaming employment experience, including 11 years in the Mississippi Gulf Coast market as the manager of Grand Casino Gulfport and Casino Magic Bay St. Louis. Additionally, Mr. Billhimer has considerable experience in the opening and ramping up of properties, including opening the Casino Magic Bay St. Louis property and assisting in the opening of the Casino Magic Biloxi property. We believe Mr. Billhimer's extensive knowledge of the Mississippi Gulf Coast market and its customer base, as well as his successful start-up and operational experience at local casinos, will provide the Hard Rock Hotel & Casino Biloxi with a competitive advantage.

The Mississippi Gulf Coast Market

        The Mississippi Gulf Coast gaming market is the fourth largest market in the United States in terms of gaming revenue and is composed of three regions: Biloxi, Bay St. Louis and Gulfport. The Mississippi Gulf Coast market generated $1,158 million in gaming revenue in 2002. The Hard Rock Hotel & Casino Biloxi will be located in the Biloxi region, which we believe has been the driving force behind growth in the Mississippi Gulf Coast market. Specifically, the significant growth in 1999 and 2000 is largely attributed to the addition of the Beau Rivage in March 1999, the last new casino to enter the market, which added 1,780 rooms and 2,506 gaming positions.

        The Mississippi Gulf Coast gaming market commenced in August 1992 when three casinos began operating in Biloxi. For the period from 1992 through 1998, the market prospered and experienced steady increases, growing total gaming revenues to $814 million by the end of the period. The opening of the Beau Rivage contributed to an increase in revenues in the Mississippi Gulf Coast market of $296 million from $814 million in 1998 to $1,110 million in 2000, or approximately 36%. Moreover, average win per position in the Biloxi market increased from $120 in 1998 to $146 in 2000, as market demand easily absorbed the large increase in gaming positions. Since the addition of the Beau Rivage, the market has seen steady gradual increases as total gaming revenues grew from $1,110 million in 2000 to $1,158 million in 2002, or approximately 4%. Average win per position continued to increase through 2001 and then remained constant in 2002 at $155. Win per position is total gaming revenues divided by the total number of slot machines and table game positions then further divided by the number of days in a given period. Table game positions are assumed to be six positions per table and one position per slot unit.

        Our primary market consists of the area within 100 miles of our site, which includes the nearby cities of Mobile, Alabama and New Orleans, Louisiana. According to The Innovation Group, in 2001 there were approximately 2.0 million adults living within a 100-mile radius of our site. The average household income within our primary market exceeded $50,000 in 2001. Our secondary market consists of the area within 200 miles of our site, which includes the cities of Baton Rouge, Louisiana; Pensacola, Florida and Jackson, Mississippi. In 2001, there were an additional 2.5 million adults living between 101 and 200 miles of our site. The total adult population within 200 miles is expected to increase to 4.7 million by 2006. We also expect to draw customers from other cities including: Atlanta, Georgia; Houston, Texas; Birmingham, Alabama and Tallahassee, Florida. With its attractive location on the Gulf of Mexico, Biloxi offers extensive resort amenities within a short flight from these major cities. The Mississippi Gulf Coast market has direct non-stop flights from Houston, Dallas-Fort Worth, Atlanta, Memphis, Tampa-St. Petersburg, Ft. Lauderdale and Orlando. The Gulfport-Biloxi International Airport is currently undergoing an extensive renovation project and will double its terminal capacity to accommodate approximately 1.6 million commercial passengers annually from its current capacity of 0.8 million. We expect that our unique niche and advantageous location will enable us to benefit from this potential increased traffic.

        In addition to gaming facilities, the Mississippi Gulf Coast offers many other non-gaming amenities and recreational activities for visitors. The region boasts 26-miles of white sand beaches; 23 golf courses including seven championship courses; various water sports including chartered deep-sea fishing, boating, sailing and jet-skiing; many historic sites and museums; and a variety of retail stores and outlets.

        The following table sets forth certain statistical information for the Mississippi Gulf Coast market for the years 1998 through 2002.

	1998	1999	2000	2001	2002
	(in thousands, except operating data)
Mississippi Gulf Coast gaming revenues	$813,669	$1,029,920	$1,110,446	$1,151,113	$1,158,253
Biloxi hotel / motel rooms	12,794	15,681	15,516	15,516	15,516
Biloxi gaming revenues	$576,300	$775,086	$848,349	$877,303	$878,441
Biloxi gaming positions	13,122	14,814	15,909	15,550	15,568
Biloxi win per position	$120.32	$143.35	$145.70	$154.57	$155.87

Data for Biloxi gaming positions assumes six positions per table. Sources: Mississippi Gaming Commission Revenue Reports and Regional Data Reports; Mississippi Gulf Coast Hotel/Motel Association and Casino Hotel Market Assessment prepared by The Innovation Group.

Our Members

        Our members are GAR, LLC, which owns all of our Class A common membership interests, and AA Capital Equity Fund, L.P. and AA Capital Biloxi Co-Investment Fund, L.P., which owns all of our Class B common and Class A preferred membership interests. GAR and AA Capital each have the right to elect three of the six members of our board of managers.

Hard Rock Hotel Licensing, Inc. and The Rank Group Plc

        We have entered into a 20-year licensing agreement with Hard Rock Hotel Licensing, Inc. whereby we have the exclusive right to use and develop the "Hard Rock" brand name for a hotel and casino resort in the cities of Biloxi, Gulfport and Bay St. Louis. Concurrently with the consummation of the offering of the original notes, Rank America, Inc., an affiliate of The Rank Group Plc, which owns Hard Rock Hotel Licensing, Inc., provided us with $10.0 million in the form of a junior subordinated note.

        Hard Rock is a major worldwide restaurant, entertainment and lodging chain with ancillary businesses in concert production and promotion, television programming and record production.

        Our principal executive offices are currently located at 111 Lameuse Street, Suite 104, Biloxi, Mississippi 39530. Our telephone number is (228) 374-7625.

Summary of the Exchange Offer

        On January 23, 2004, we privately placed $160,000,000 aggregate principal amount of 10 3/4% First Mortgage Notes due 2012, which we refer to as the original notes, in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of January 23, 2004, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to offer our new 10 3/4% First Mortgage Notes due 2012, which will be registered under the Securities Act, and which we refer to as the exchange notes, in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes collectively as the notes. You should read the discussion under the headings "Summary—Terms of the Notes" and "Description of Notes" for information regarding the notes.

Exchange Offer	This is an offer to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes will generally be freely transferable. We believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
	•	acquire the exchange notes in the ordinary course of your business;
	•	are not and do not intend to become engaged in a distribution of the exchange notes;
	•	are not an "affiliate" (within the meaning of the Securities Act) of ours;
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See "The Exchange Offer—Terms of the Exchange."

Registration Rights Agreement
Under the registration rights agreement, we have agreed to use our reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we do not comply with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that is otherwise due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See "The Exchange Offer—Liquidated Damages."
Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.
Expiration Date	The exchange offer will expire at 12:00 a.m., New York city time, on September 7, 2004, which we refer to as the expiration date, unless we, in our sole discretion, extend it.
Exchange Date
Original notes will be accepted for exchange at the time when all conditions of the exchange offer are satisfied or waived. The exchange notes will be delivered promptly after we accept the original notes.
Conditions to the Exchange Offer
The exchange offer is subject to certain customary conditions, some of which we may waive. See "The Exchange Offer—Certain Conditions to the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.
Procedure for Tendering Original Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.
Special Procedures for Beneficial Owners
If you are the beneficial owner of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your original notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your original notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights
You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.
Effect of Not Tendering
Any original notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the original notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the original notes under the federal securities laws. See "The Exchange Offer—Consequences of Failure to Exchange Original Notes."
Interest on the Exchange Notes and the Original Notes
The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the original notes or, if no interest has been paid, from January 23, 2004. Interest on the original notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
Material U.S. Federal Income Tax Considerations
The exchange of original notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See "Material Federal Income Tax Considerations."
Exchange Agent	The exchange agent for the exchange offer will be U.S. Bank National Association.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Summary of the Terms of the Notes

Issuers	Premier Entertainment Biloxi LLC (d/b/a Hard Rock Hotel & Casino Biloxi) and Premier Finance Biloxi Corp.
General
$160,000,000 aggregate principal amount of 10 3/4% First Mortgage Notes due February 1, 2012. The original notes were, and the exchange notes will be, issued under an indenture, dated as of January 23, 2004, between the Issuers and U.S. Bank National Association, as trustee
Maturity	February 1, 2012.
Interest	Annual Rate: 10 3/4%. Payment Frequency: semi-annually in cash in arrears on February 1 and August 1.
First Payment: August 1, 2004.
Ranking	The original notes are, and the exchange notes will be:
• effectively senior to all of the Issuers' existing and future senior unsecured indebtedness;
•
effectively subordinated to up to $30.0 million of senior secured indebtedness to be incurred to finance the acquisition and installation of furniture, fixtures and equipment, but only to the extent of such furniture, fixtures and equipment (we anticipate, however, incurring approximately $17.1 million for such financing); and
• senior in rank to all of the Issuers' existing and future subordinated indebtedness.
As of June 1, 2004, the Issuers had $10.0 million of subordinated indebtedness outstanding. See "Description of Certain Indebtedness—Rank Investment Agreement and Junior Subordinated Note."
Security	The original notes are, and the exchange notes will be, secured by:
• a pledge of our common and preferred membership interests;
• a first priority lien on the net proceeds of the offering of the original notes, which were deposited in secured accounts pending release pursuant to the disbursement agreement;
• a collateral assignment of our interests in the principal agreements pursuant to which the Hard Rock Hotel & Casino Biloxi will be constructed and operated;
• to the extent permitted by law, a collateral assignment of certain licenses and permits relating to the construction and operation of the Hard Rock Hotel & Casino Biloxi; and

•
a first priority lien on substantially all of the Issuers' other existing and future assets, other than furniture, fixtures and equipment that are pledged to secure up to $30.0 million of indebtedness incurred to finance the acquisition and installation of such furniture, fixtures and equipment, cash-on-hand and the casino vessels comprising the casino floor until they have been delivered and the preferred ship mortgages relating thereto have been recorded with the United States Coast Guard.
Intercreditor Agreement
Pursuant to an intercreditor agreement, the rights of Rank America, Inc. to receive payments under the junior subordinated note are subordinate to the notes and will be subject to certain other conditions. See "Description of Certain Indebtedness—Rank Intercreditor Agreement."
Optional Redemption	The notes may be redeemed, in whole or in part, at any time on or after February 1, 2008, at the redemption prices set forth in this prospectus. See "Description of the Notes—Optional Redemption."

In addition, on or prior to February 1, 2007, the Issuers may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of an initial public offering of our equity interests at the prices set forth in the section entitled "Description of the Notes—Optional Redemption;" provided, however, that at least 65% of the principal amount of the notes issued in the offering of the original notes remains outstanding immediately after such redemption.
Gaming Redemption
The notes are subject to mandatory disposition and redemption requirements following certain determinations by any gaming authority. See "Description of the Notes—Mandatory Disposition Pursuant to Gaming Laws."
Change of Control
If a change of control occurs, the Issuers will be required to offer to repurchase the notes at the price set forth in the section entitled "Description of the Notes—Repurchase at the Option of Holders—Change of Control."
Asset Sales and Events of Loss
If the Issuers sell certain assets and do not apply the proceeds as required or experience certain events of loss, the Issuers will be required to offer to repurchase notes at the prices set forth in the section entitled "Description of the Notes—Repurchase at the Option of Holders—Asset Sales" or "—Events of Loss."
Certain Covenants	The indenture governing the notes, among other things, restricts the Issuers' ability to:
• incur additional debt;

	•	pay distributions on the Issuers' equity interests or prepay subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	enter into certain transactions with affiliates;
	•	sell certain assets; and
	•	merge or consolidate with another entity.
Cash Collateral and Disbursement Agreement
The net proceeds from the offering of the original notes, a portion of the equity investment made at that time and the proceeds from the junior subordinated note were deposited into a construction disbursement account, an interest reserve account and a tidelands lease reserve account. These accounts were pledged to the trustee as security for the Issuers' obligations under the notes. The funds in these accounts will be disbursed in accordance with the terms of the disbursement agreement. See "Description of Material Agreements—Cash Collateral and Disbursement Agreement."
Construction Disbursement Account
Approximately $143.5 million was deposited into a construction disbursement account and will be used for the design, development, construction, equipping and opening of the Hard Rock Hotel & Casino Biloxi in accordance with the terms of the disbursement agreement.
Interest Reserve Account
Approximately $33.1 million was deposited into an interest reserve account and was used to purchase government securities in an amount that, together with interest to be earned thereon, will be sufficient to pay the first four interest payments on the notes in accordance with the terms of the disbursement agreement.
Tidelands Lease Reserve Account
Approximately $1.0 million was deposited into a tidelands lease reserve account and will be used to fund rent payments through the first year of operation under the tidelands lease with the State of Mississippi in accordance with the terms of the disbursement agreement.
Ratings	The exchange notes have initially been assigned ratings of B3 (stable) by Moody's and B- (negative) by S&P. However, these ratings are subject to change at any time.

Denomination and Form
The original notes were, and the exchange notes will be, issued in denominations of $1,000 and any integral multiple of $1,000. The original notes were, and the exchange notes will be, represented by one or more global securities registered in the name of The Depository Trust Company, or DTC, or its nominee. Beneficial interests in the global securities representing the original notes are, and beneficial interests in the global securities representing the exchange notes will be, shown on, and transfers of the beneficial interests in the global securities representing the original notes are, and transfers of the beneficial interests in the global securities representing the exchange notes will be, effected only through, records maintained by DTC and its participants. Except as described later in this prospectus, notes in certificated form will not be issued. See "Description of the Notes—Global Notes; Book-Entry System."
Trustee	U.S. Bank National Association is the trustee for the holders of the notes.
Governing Law	The notes, the indenture and the other documents relating to the notes are governed by the laws of the State of New York.

        You should refer to the section entitled "Risk Factors" for a discussion of the factors you should carefully consider before deciding to exchange your notes.

RISK FACTORS

        You should carefully consider the risks described below, as well as other information contained in this prospectus, when evaluating an investment in the notes. If any risks described below actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the notes could decline and you may lose part or all of your investment.

Risks Relating to Our Business

We have a substantial amount of indebtedness, which could adversely affect our financial condition and prevent us from servicing our obligations under the notes.

        We have a significant amount of indebtedness. In addition to the notes, we borrowed $10.0 million from Rank America, Inc., an affiliate of The Rank Group Plc, in the form of a junior subordinated note. We also intend to borrow $17.1 million to finance the purchase and installation of furniture, fixtures and equipment prior to opening the project. In addition, the indenture governing the notes permits us to incur additional debt. If new debt were to be incurred in the future, the related risks could increase.

        Our substantial indebtedness could have important consequences to you and significant effects on our business and future operations. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to the notes;

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  require us to dedicate a substantial portion of our cash flow from operations to repay our outstanding indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general operating requirements;

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  limit our ability to react to changing business and economic conditions and withstand competitive pressures;

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  detract from our ability to successfully withstand general adverse economic and industry conditions or a downturn in our business;

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  result in an event of default if we fail to comply with the financial and other restrictive covenants contained in the indenture governing the notes or such other indebtedness;

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  limit our ability to obtain financing to fund future working capital, capital expenditures and other general business activities; and

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  place us at a competitive disadvantage compared to our competitors that have less debt.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We could encounter problems during development and construction that could substantially increase the construction costs or delay the opening of the Hard Rock Hotel & Casino Biloxi.

        Construction projects like the Hard Rock Hotel & Casino Biloxi are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include, among others, the following:

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  adverse weather which damages the project or causes delays;

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  delays in obtaining or inability to obtain necessary permits, licenses and approvals;

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  changes in statutes, regulations, policies and agency interpretations of laws applicable to gaming projects;

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  changes to the plans or specifications;

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  shortages of materials and skilled labor;

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  engineering problems;

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  labor disputes and work stoppages;

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  environmental issues;

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  fire, flooding and other natural disasters; and

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  geological, construction, excavation, regulatory and equipment problems.

        We expect the "hard" construction costs of the Hard Rock Hotel & Casino Biloxi to be approximately $82.0 million, excluding capitalized interest. We plan to open in the third quarter of 2005. However, opening the project by that date and the budgeted costs necessary to complete construction assume that there are no unforeseen difficulties or delays. We may not complete the Hard Rock Hotel & Casino Biloxi on time or within budget.

        We have entered into a guaranteed maximum price contract with Roy Anderson Corp. for the "hard" construction costs associated with the project. The contract provides that the guaranteed maximum price will increase and the deadline for the contractor's obligation to complete construction will be adjusted on account of change orders made by us, abnormal weather conditions, fire, unavoidable casualties, labor disputes or other causes outside of the contractor's control. We have recently entered into change orders with respect to the construction contract as a result of increased labor costs. These change orders have resulted in an increase to the guaranteed maximum price of approximately $580,000.

        We have commenced construction before all design documents are finalized, which could result in inefficiencies or modifications to the plans and may cause actual construction costs to exceed budgeted amounts. For example, certain items may need to be modified or replaced after they have been purchased, constructed or installed in order to conform with the final design documents or building code requirements. There can be no assurance that changes in the scope of the project will not be required, and, if such changes in scope are required, they are not part of the general contractor's guaranteed maximum price. In this case, we will be responsible for the additional amounts.

        We deposited approximately $143.5 million into a construction disbursement account. The funds in this account will be used to fund the design, development, construction, equipping and opening costs of the Hard Rock Hotel & Casino Biloxi. Funds will be disbursed from this construction disbursement account only upon satisfaction of certain conditions, including, with respect to construction costs, the approval of the disbursements by the independent construction consultant as and to the extent contemplated by the disbursement agreement. However, if the independent construction consultant fails to perform its responsibilities as required, funds could be disbursed from the construction disbursement account without having satisfied all applicable requirements.

        If the construction costs are greater than budgeted amounts plus contingencies, then we may not have sufficient funds to complete the project. Failure to complete the Hard Rock Hotel & Casino Biloxi on time or on budget could have a material adverse effect on our results of operations, prospects and ability to satisfy our obligations under the notes.

We will face significant competition from hotels and casinos located in our market and elsewhere and other forms of gaming and entertainment.

        Our primary competition will be the other gaming facilities located in the Mississippi Gulf Coast market, including nine in Biloxi, two in Gulfport and one in Bay St. Louis. Our most direct competition will come from the Beau Rivage, which is located approximately 100 yards from our site. As of

September 30, 2003, the Beau Rivage featured approximately 2,800 gaming positions and approximately 1,740 hotels rooms, as well as 50,000 square feet of meeting space, a spa, a salon and other amenities. Since it opened in March 1999, the Beau Rivage has been the single highest revenue-grossing property in Biloxi.

        Several facilities in our market are currently expanding or have announced expansion plans. Isle of Capri Casino Resort, located in Biloxi, is currently constructing an approximately 1,000-space parking garage, and upon completion, plans to construct a 400-room hotel expansion including a spa and salon, which is expected to open in the second quarter of 2005.

        Many of our competitors have established gaming operations and may have greater financial and other resources than we have. In addition, eight of the facilities in the market are owned by public companies. Those companies are able to capitalize on their other properties, customer loyalty programs, corporate marketing budgets, access to capital and reputation to drive customers to their location. Casers Entertainment, Inc. and Penn National Gaming, Inc. each own two facilities in the market, which allows for consolidation of certain administrative functions and the ability to cross-market casino customers between properties. Currently, three casinos that are located nearby each other approximately one mile from our site have engaged in a joint marketing effort called "Casino Row" to lure customers to that area and away from the Beau Rivage.

        In addition, the Mississippi Gaming Commission does not limit the number of casino licenses it will grant. Therefore, we may encounter future competition, including from projects which have received a portion of the approvals from the Mississippi Gaming Commission necessary to open, which may negatively impact our business. Furthermore, the State of Mississippi may authorize land-based gaming, which could harm our business.

        We also plan to compete with casinos located in New Orleans, Lake Charles, Bossier City and Shreveport, Louisiana; Tunica and Philadelphia, Mississippi and other states, riverboat and Native American gaming ventures, state-sponsored lotteries, on- and off-track wagering, card parlors, racinos, internet gaming and other forms of gaming in the United States, as well as with gaming on cruise ships and international gaming operations. In addition, certain states have recently legalized or are considering legalizing casino gaming.

        If we are not able to compete successfully, we will not be able to generate sufficient revenues and cash flow to make payments on the notes.

The gaming industry in our market is highly saturated.

        There are 16 casinos located within 100 miles of our proposed site. One more casino could saturate this market. As a result, we may not be able to draw customers to the Hard Rock Hotel & Casino Biloxi. Our inability to draw customers from currently existing casinos or to draw new customers to this market would negatively impact our operations and our ability to repay the notes.

We will potentially face competition from other Hard Rock enterprises.

        We have the exclusive right to use the "Hard Rock" trademark for one hotel, casino, and Hard Rock Live! venue in the Mississippi Gulf Coast market. However, the "Hard Rock" name can be used in our market by other parties for any other type of facility other than a Hard Rock Cafe. In addition, the "Hard Rock" name can be used by any hotel, casino, restaurant or other facility outside of our market, including nearby areas that permit gaming. Currently, the "Hard Rock" name is licensed for the Hard Rock Beach Club and Hotel in Philadelphia, Mississippi, the Hard Rock Hotel Universal Studios Orlando, the Hard Rock Hotel & Casino in Tampa, Florida, the Hard Rock Hotel & Casino in Hollywood, Florida, the Hard Rock Hotel in Chicago, Illinois, a Hard Rock Hotel in San Diego, California and the Hard Rock Hotel & Casino in Las Vegas. These and other "Hard Rock" branded casinos, hotels, restaurants or other establishments in our market or elsewhere could compete with us for customers.

We do not have any operating history or history of earnings and do not have any experience developing or operating a gaming facility.

        We do not have any operating history or history of earnings. The Hard Rock Hotel & Casino Biloxi is a new business and, accordingly, is subject to all of the risks inherent in the establishment of a new business enterprise. Although members of our management team have experience in the gaming industry, neither we nor any of our equity holders has any experience designing, developing, constructing, marketing, equipping, opening or operating a gaming facility. No assurance can be given that we will be able to attract a sufficient number of guests, gaming customers and other visitors to the Hard Rock Hotel & Casino Biloxi in order to make our operations profitable and thus enable us to make the payments required on the notes.

        The Hard Rock Hotel & Casino Biloxi's operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments like the gaming industry in Biloxi, Mississippi, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. If we are unable to manage these risks successfully, it could negatively impact our operations.

The opening and operation of the Hard Rock Hotel & Casino Biloxi will be contingent upon the receipt of governmental approvals, including findings of suitability regarding our members and senior management. A revocation, suspension, limit or condition of our gaming licenses or registrations once obtained could result in a material adverse effect on our business.

        Although we have gaming site approval, site development plan approval and approval to proceed with development, and have begun construction, we currently do not have the license necessary to open and operate our casino. The opening and operation of the Hard Rock Hotel & Casino Biloxi will be contingent upon the receipt of other approvals and authorizations from the Mississippi Gaming Commission and other governmental authorities, including findings of suitability with regard to our direct and indirect members and senior management. As part of receiving these approvals and authorizations, the Mississippi Gaming Commission will review all of the documents and agreements executed in connection with the offering of the original notes. There is no guarantee that if granted, such gaming licenses or registrations will not be revoked, suspended or limited. If our gaming licenses and/or registrations were revoked for any reason after they have been granted, the Mississippi Gaming Commission could require us to close the Hard Rock Hotel & Casino Biloxi, which would have a material adverse effect on our business. Failure to obtain or maintain such approvals could prevent or delay the completion or opening of the Hard Rock Hotel & Casino Biloxi, or otherwise affect the design and features of or operation of the Hard Rock Hotel & Casino Biloxi, all of which could materially and adversely affect our financial position and results of operations and could result in a default of the notes.

        If any of our equity holders are found not suitable by the Mississippi Gaming Commission, they will be required to divest their interests in us. We may not have sufficient assets to acquire these interests back from them, and our indenture may prohibit us from incurring sufficient indebtedness to do so in exchange for these interests. As a result, we may be seriously harmed if any equity holder is found not suitable by the Mississippi Gaming Commission.

We will depend solely on the Hard Rock Hotel & Casino Biloxi to generate cash sufficient to make payments on the notes.

        Until construction of the Hard Rock Hotel & Casino Biloxi is completed, we will rely exclusively on funds from an interest reserve account to service our obligations under the notes. Once funds in the interest reserve account have been depleted, we will rely exclusively on cash flow generated by the Hard Rock Hotel & Casino Biloxi to service our debt obligations, including the notes. Our ability to generate cash flow will depend on the future operating performance of the Hard Rock Hotel & Casino Biloxi, which is subject to many financial, economic, competitive, regulatory, business and other factors, including casualty losses or forces of nature, that we are not able to predict or control. The impact of these factors could be more significant to us than it would be to a diversified gaming company since we will rely solely on the revenues generated by the Hard Rock Hotel & Casino Biloxi to fund ongoing operations and our other obligations, including the notes.

We will be subject to greater risks than a geographically diverse company.

        Our revenues and cash flow will be heavily dependent upon the patronage of persons living in and visiting the Mississippi Gulf Coast market. Therefore, we will be subject to more significant fluctuations in our operating results than a geographically diversified gaming company due to factors such as:

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  a downturn in local or regional economic conditions;

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  an increase in competition in the surrounding area;

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  inaccessibility to the hotel/casino due to road construction or closures of primary access routes; and

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  natural and other disasters in the surrounding area, including hurricanes, flooding and fire.

        If we are unable to generate sufficient cash flow, we may need to refinance or restructure our debt, reduce or delay capital investments or seek to raise additional capital in order to service our obligations under the notes. These measures may not be available to us or, if available, they may not be sufficient or on satisfactory terms to enable us to satisfy our obligations under the notes.

We have only a limited right to use the "Hard Rock" brand name, and the loss of this right could cause significant damage to our business and our ability to repay the notes.

        We have signed a 20-year license agreement with Hard Rock Hotel Licensing, Inc., which provides for two successive 10-year renewals terms, under which we have the exclusive right to use and develop the "Hard Rock" brand name in connection with a hotel and casino resort in Biloxi, Mississippi. The license agreement may be terminated by Hard Rock Hotel Licensing, Inc. under certain circumstances, including a default by us. While the trustee has the right to cure such a default under certain circumstances, such a cure might require the payment of significant sums of money, or may require the trustee to obtain possession of the Hard Rock Hotel & Casino Biloxi, and there can be no assurance that the trustee will be able to cure such defaults within the limited cure period available to the trustee. In addition, termination of the license agreement would be an event of default under the indenture governing the notes. There can be no assurance that we could repay the notes if the license agreement is terminated by Hard Rock. If we are in default under the notes and the trustee does not commence a foreclosure action on the trustee's security interest in the license agreement within sixty days or does not complete such foreclosure within eleven months, then the license agreement could be terminated. Further, if the trustee forecloses on its security interest in the license agreement, and the purchaser of the Hard Rock Hotel & Casino Biloxi in such a foreclosure sale does not satisfy certain financial, experiential and legal criteria, then Hard Rock Hotel Licensing, Inc. may terminate the license agreement. Therefore it may be difficult for the trustee to receive any value from the license agreement upon such default.

        In addition, the loss of the right to use the "Hard Rock" brand name could cause us to make significant expenditures to advertise and position our new brand name in our market. As a result, we would need to develop a new marketing and branding strategy to attract and retain patrons, which may not be successful. If we are unable to attract and retain patrons to our re-branded gaming facility, we may be unable to generate sufficient cash flow to make payments on the notes. See "Description of Material Agreements—License Agreement with Hard Rock Hotel Licensing."

None of the Hard Rock entities is in any way responsible for repayment of the notes.

        Hard Rock Hotel Licensing, Inc., Hard Rock Café International (STP), Inc., the Rank Group Plc and Rank America, Inc. and their respective affiliates, collectively referred to as Hard Rock are not responsible in any way for the repayment of the notes. Neither Hard Rock nor any of officers, directors, agents or employees shall in any way be deemed an "issuer" or "underwriter" of the original notes or the exchange notes. Neither Hard Rock nor any of officers, directors, agents or employees makes any representation or warranty whatsoever regarding the accuracy of the information contained in this prospectus or in the financial statements.

We will rely on the use of the "Hard Rock" brand, and the use of the "Hard Rock" brand by entities other than us could damage our business and hurt our results of operations.

        We benefit from the global brand name recognition and reputation generated by the over 100 Hard Rock Cafes and other Hard Rock venues. There can be no assurance that these establishments operate in a manner that would not adversely affect us or the recognition and reputation of the global brand name. Any adverse impact on this brand name will adversely affect us.

        We will depend on the "Hard Rock" brand to draw customers. The brand may not appeal to all potential customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt to such changes.

Failure to secure financing to purchase furniture, fixtures and equipment could delay or prevent the opening of the Hard Rock Hotel & Casino Biloxi.

        We will need to obtain $17.1 million in additional financing to purchase and install furniture, fixtures and equipment, including gaming devices, prior to the opening of the Hard Rock Hotel & Casino Biloxi. We may be unable to obtain such financing on acceptable terms or at all. If we fail to obtain financing on terms consistent with our budget, the opening of the Hard Rock Hotel & Casino Biloxi could be delayed or prevented which could have a material adverse effect on our business, financial conditions, results of operations, prospects and ability to satisfy our obligations under the notes.

We issued a junior subordinated note to Rank America, Inc. A default under this junior subordinated note will cause a default under the indenture governing the notes.

        We borrowed $10.0 million from Rank America, Inc., an affiliate of The Rank Group Plc, in the form of a junior subordinated note. The investment agreement with Rank America contains covenants that are different and, in some instances, more restrictive than those covenants in the indenture. If there is a default under the investment agreement, then there will be a default under the indenture. For example, the investment agreement provides that interest under the junior subordinated note will be payable in cash after the Hard Rock Hotel & Casino Biloxi has opened and the fixed charge coverage ratio exceeds 2.0:1.0 for the preceding four fiscal quarters. If we fail to pay cash interest to Rank America after the interest becomes payable in cash, we would be in default under the investment agreement and the junior subordinated note. Such default would also cause a default of the indenture. Although we entered into an intercreditor agreement with Rank America limiting their rights to payment under the junior subordinated note and to exercise their remedies under the investment agreement, we may not have sufficient proceeds to pay our debt obligations under the notes if there is a default. See "Description of Certain Indebtedness—Rank Investment Agreement and Junior Subordinated Note" and "—Rank Intercreditor Agreement."

        In addition, the Mississippi Gaming Commission will have the discretion to require Rank America to be found suitable as a holder of our indebtedness. If they are found unsuitable, we may be required to repay the junior subordinated note. We cannot assure you that we will have sufficient funds necessary to repay the junior subordinated note.

The loss of our president and our inability to train and retain qualified employees could significantly harm our business.

        Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Joseph Billhimer. We will rely on Mr. Billhimer's knowledge of the local market and experience in opening and operating casinos in the Mississippi Gulf Coast market. If we lose Mr. Billhimer's services for any reason, we could be adversely effected. In addition, we will need to hire additional qualified management in the future and may not be able to do so.

        The operation of the Hard Rock Hotel & Casino Biloxi will also require us to recruit a substantial number of qualified employees with gaming and hospitality industry experience and qualifications necessary to obtain any requisite gaming licenses. There can be no assurances that we will be able to recruit, train and retain a sufficient number of qualified employees necessary to operate the Hard Rock Hotel & Casino Biloxi given the limited pool of and the competition for qualified and experienced gaming and other personnel in the Mississippi Gulf Coast market. If we are unable to recruit, train and retain a sufficient number of qualified employees, we may not be able to offer the level of customer service and amenities that the Hard Rock Hotel & Casino Biloxi intends to offer.

Restrictive covenants in the indenture governing the notes and our other agreements may limit our ability to expand our operations and our ability to pursue our business strategies.

        The indenture governing the notes and the investment agreement governing the junior subordinated note include covenants which, among other things, limit our ability to borrow money, make investments, make certain payments, create liens, sell assets, engage in transactions with affiliates, engage in other businesses, open other gaming facilities and engage in mergers or consolidations. Other agreements that we may enter into may have similar restrictions. These restrictive covenants may limit our ability to expand our operations, pursue our business strategies and react to events and opportunities as they unfold or present themselves. In addition, the license agreement and the retail store lease agreement restricts our business operations. If we are unable to capitalize on future business opportunities, our business may be harmed.

Our rights to continue to locate the casino vessel at the proposed site of the Hard Rock Hotel & Casino Biloxi will be subject to the tidelands lease with the State of Mississippi, which may be terminated by the State of Mississippi under certain circumstances. If the tidelands lease were to be terminated we could not continue to operate the casino.

        The casino areas and some of the restaurants at the Hard Rock Hotel & Casino Biloxi will be built on a barge that will be moored in the tidelands of the Gulf of Mexico and connected to the land-based portion of the Hard Rock Hotel & Casino Biloxi. We have entered into a tidelands lease with the State of Mississippi with respect to this area. The State of Mississippi may terminate the tidelands lease under certain circumstances. See "Description of Material Agreements—Public Trust Tidelands Lease with State of Mississippi."

        If the tidelands lease is terminated, we will not be able to operate the casino at the Hard Rock Hotel & Casino Biloxi. The failure to maintain the tidelands lease would require us to terminate or relocate our casino operations and would have a material adverse effect on our business, financial condition, results of operations and our ability to generate sufficient revenues and cash flows necessary to service our debt obligations, including our obligations under the notes.

Our business will rely on customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

        We will conduct our gaming activities on a credit as well as cash basis. This credit will be unsecured. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts.

        While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under current state and federal laws, other states may determine that direct enforcement of gaming debts is against public policy. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Any failure to comply with environmental laws and regulations could have a material adverse effect on us.

        We plan to operate our business near and over the water on the Mississippi Gulf Coast. We are, and upon completion of the Hard Rock Hotel & Casino Biloxi will be, subject to various federal, state and local laws, ordinances and regulations which (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as the handling and disposal of hazardous material or solid or hazardous wastes, or (2) may impose joint and several liability on current and former property owners or operators for the costs of investigation, removal and remediation of hazardous substances or wastes related to the environment without regard to fault. We currently have not identified any such issues associated with our property that could reasonably be expected to have an adverse effect on us or the results of our operations. However, it is possible that historical or neighboring activities have affected, or the proposed construction and operation of the Hard Rock Hotel & Casino Biloxi will affect, our property and, as a result, material obligations or liabilities under environmental laws could arise in the future which may have a material adverse effect on us or our operations.

        As the owner of the property on which the Hard Rock Hotel & Casino Biloxi is expected to be situated, we may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination.

        These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending on leisure activities, may harm our operating results.

        The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of amenities the Hard Rock Hotel & Casino Biloxi will offer. Changes in consumer preferences or discretionary consumer spending on leisure activities could harm our business. The ongoing threat of terrorist activities involving the United States both domestically and elsewhere, as well as the ongoing uncertainty of war have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which these events may affect us, directly or indirectly, in the future. In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of a recession and reduced consumer confidence in the economy, may negatively impact our business. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and leisure travel could significantly harm our operations.

Fuel price increases may adversely affect our ability to draw customers.

        We will rely on our customers' ability to fly or drive to the Hard Rock Hotel & Casino Biloxi. If the cost of fuel increases or stays relatively high, it will cost our potential customers more money to drive or fly to our casino than it previously did. These costs may decrease our ability to draw customers, which may result in reduced visitation to our project and a reduction in revenues, which could harm our business.

Any increase in federal, Mississippi or Biloxi taxes could have a negative impact on our cash flows.

        Although there are currently no direct federal taxes imposed on gaming revenues, legislators have proposed the imposition of such taxes in the past. There can be no assurance that federal legislators will not impose taxes on gaming revenues in the future. In addition, the Hard Rock Hotel & Casino Biloxi will be subject to an effective 12% tax on its net gaming revenues in Mississippi, as well as federal and state income taxes, and these taxes are subject to increase at any time. The introduction of new taxes or the increase in the rates of existing taxes could have a material adverse effect on our business, financial condition, results of operations and prospects as well as our ability to satisfy our obligations under the notes.

We have entered into a cafe lease and a retail store lease and, prior to opening the Hard Rock Hotel & Casino Biloxi will enter into, a memorabilia lease with Hard Rock Cafe International (STP), Inc. The early termination of all or any of these leases would negatively impact our business.

        We have entered into a cafe lease and a retail store lease with Hard Rock, which permit Hard Rock to lease space from us to operate a Hard Rock cafe and a Hard Rock retail store on the premises of our Hard Rock Hotel & Casino Biloxi. In addition, prior to opening the Hard Rock Hotel & Casino Biloxi, we will enter into a memorabilia lease with Hard Rock, which will require Hard Rock to lease to us rare museum-quality rock memorabilia for display at our Hard Rock Hotel & Casino Biloxi. The Hard Rock cafe, the Hard Rock retail store and the display of rare rock memorabilia throughout our property are cornerstones to our strategy of successfully employing the "Hard Rock" brand name. If all or any of these leases are terminated prior to their stated expiration we would no longer have a Hard Rock cafe, a Hard Rock retail store or the rare museum-quality rock memorabilia and our ability to successfully employ the "Hard Rock" brand would be significantly diminished. Furthermore, the early termination of the license agreement with Hard Rock Hotel Licensing, Inc. will result in the early termination of all these leases. If we are unable to successfully employ the "Hard Rock" brand name, it could negatively impact our operations and ability to make payments on the notes. See "Description of Material Agreements—Cafe Lease Agreement with Hard Rock STP, Memorabilia Lease with Hard Rock STP" and "—Retail Store Lease Agreement with Hard Rock STP."

Risks Relating to the Collateral

The value of the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs.

        The collateral securing the notes consists of both real and personal property. The value of the collateral will depend on market and other economic conditions and may depreciate over time. As a result, if an event of default occurs with respect to the notes, we cannot assure you that the liquidation value of the collateral securing the notes will produce sufficient proceeds to pay some or all amounts owed under the notes. If the proceeds are insufficient, the deficiency would be an unsecured obligation that will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. In addition, the indenture governing the notes permits us to have additional notes which will be secured on the same basis as all other notes issued under the indenture. This may dilute the value of the collateral securing the notes and may reduce amounts payable to you from the proceeds of any sale of collateral.

The trustee's ability to foreclose on the collateral securing the notes may be limited.

        The trustee's ability to foreclose upon our gaming assets that comprise collateral is limited by relevant gaming laws. The trustee's ability to foreclose upon its security interest in the pledge of our membership interests is also limited by relevant Mississippi law.

        Any of the limitations or restrictions in foreclosing on the collateral may delay or reduce the number of potential bidders who would participate in any foreclosure sale or similar proceeding with respect to us or our gaming assets, either of which could adversely affect the amounts that would be received by the trustee.

Before commencing foreclosure proceedings with respect to the Hard Rock Hotel & Casino Biloxi, the trustee must determine whether to foreclose on the license agreement, and whether the license agreement will continue in effect between Hard Rock Hotel Licensing and the purchaser of the Hard Rock Hotel & Casino Biloxi. Subsequent purchasers from a foreclosure sale will be restricted from using the collateral, which may reduce the number of potential purchasers of the collateral which may affect the liquidity of the collateral securing the notes.

        The trustee has agreed to provide written notice to Hard Rock Hotel Licensing if the trustee will not foreclose on the license agreement in connection with a foreclosure of the Hard Rock Hotel & Casino Biloxi. If the trustee delivers such a notice, then the purchaser of the Hard Rock Hotel & Casino Biloxi at a foreclosure sale will not be entitled to the rights, and will not be burdened by the obligations, under the license agreement. However, in such an event, the Hard Rock Hotel & Casino Biloxi may not be used or operated in whole or in part by an entity that is a Hard Rock competitor under the license agreement for a period of two years, and such purchaser must take certain steps so that the Hard Rock Hotel & Casino Biloxi no longer will be operated as a "Hard Rock" branded facility. If the trustee does not provide such notice, then the purchaser of the Hard Rock Hotel & Casino Biloxi at a foreclosure sale will be bound by the license agreement. These limitations may impair the trustee's ability to dispose of the collateral at a foreclosure sale and may therefore impair the value of the collateral securing the notes.

The trustee's security interest in the casino vessel will not be perfected until the preferred ship mortgage is filed with the United States Coast Guard and could become subordinate to certain liens imposed by operation of federal admiralty law.

        While the casino vessel is under construction, the trustee's security interest will include our rights and interests in the casino vessel under construction pursuant to the law of the State in which the casino vessel will be constructed. When the casino vessel is completed, we have agreed to promptly file an application with the United States Coast Guard to "document" the casino vessel under federal admiralty law. Notwithstanding the documentation of the casino vessel, it is not certain whether the casino vessel will be considered a "vessel" for purposes of federal admiralty law and, in particular, for purposes of the trustee's security interest in the casino vessel pursuant to federal admiralty law. The determination of whether a particular structure is a "vessel" for purposes of a federal preferred ship mortgage under federal admiralty law is heavily dependent on the particular facts pertaining to that structure. Recent federal and state court decisions conflict as to whether permanently moored gaming structures are or are not "vessels" as a matter of federal admiralty law. If the casino vessel is not a "vessel" under federal admiralty law, then the trustee's security interest in the casino vessel will remain governed by state law. However, we have agreed to grant to the trustee and file with the United States Coast Guard a federal preferred ship mortgage covering the casino vessel when its construction is completed and it has been delivered to the site on which the Hard Rock Hotel & Casino Biloxi will be constructed. The security interest created by the federal preferred ship mortgage will not be perfected until the federal preferred ship mortgage is filed in the National Vessel Documentation Center of the United States Coast Guard upon its completion. Furthermore, if the casino vessel is a "vessel" for purposes of federal admiralty law, then parties providing goods and services, as well as tort claimants, could have priority over the lien of the trustee on the casino vessel created by the collateral documents encumbering such casino vessel, to the extent such parties remain unpaid.

We may not be able to obtain sufficient insurance coverage to replace or cover the full value of the collateral.

        The terrorist attacks of September 11, 2001 and the damage caused by adverse weather conditions have substantially affected the availability of insurance coverage for certain types of damages or occurrences. While we have obtained insurance coverage with respect to the occurrences of casualty damage to cover any losses that could result from these events for the construction period, we may not be able to obtain sufficient or similar insurance for later periods. The lack of sufficient types of insurance for these types of acts and casualty losses could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of casualty losses. In the event that we do not have sufficient insurance coverage to insure against damage caused by weather related casualty losses, the collateral securing the notes, after certain events of loss, may be insufficient to cover the amount due on the notes. We also intend to obtain business interruption insurance. While such insurance may provide some coverage for losses we may incur, we cannot assure you that such insurance will be available or that the proceeds from any claim will be sufficient to adequately compensate us.

Risks Relating to the Notes

The indenture governing the notes and the investment agreement with Rank America, Inc. require us to repurchase notes and repay the junior subordinated note if we experience a change of control. We may not have sufficient funds to be able to repurchase notes or repay the junior subordinated note upon a change of control.

        Under certain circumstances, we will be required to offer to repurchase the notes and repay the junior subordinated note upon the occurrence of specific change of control events with respect to us. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control." We may not have sufficient funds to repurchase the notes or repay the junior subordinated note in such circumstances. Our failure to repurchase the notes would be a default under the indenture and our failure to repay the junior subordinated note would be a default under the investment agreement.

You may be required to dispose of or redeem your notes pursuant to gaming laws.

        The Mississippi Gaming Commission may require a holder of notes to be licensed, qualified or found suitable under applicable laws and regulations and to pay the costs associated with applying for and qualifying for such licenses. If you are required to do so and are not licensed, qualified or found suitable, we will have the right, at our option, to require that you dispose of your notes or to redeem your notes. See "Description of the Notes—Mandatory Disposition Pursuant to Gaming Laws."

The indenture provides that, until we file for bankruptcy or the trustee forecloses on the license agreement with Hard Rock Hotel Licensing, Inc., we will pay amounts due under the Hard Rock license agreement before we pay any other obligations, including our obligations with respect to the notes.

        The indenture provides that, until we voluntarily or involuntarily file for bankruptcy or the trustee institutes an action to foreclose on the collateral assignment of our rights under the license agreement with Hard Rock Hotel Licensing, Inc., revenues from the operation of the Hard Rock Hotel & Casino Biloxi will be used first to pay amounts due under the license agreement before we will pay any other obligation, including our obligations with respect to the notes. This could cause us to not have sufficient funds to make a payment that is due on the notes.

Although we believe that the market data in which we rely on is accurate as of the date of this prospectus, the data consists of mere estimates that are subject to change as our project is being built.

        We have based the market data provided in this prospectus with respect to the Mississippi Gulf Coast market and other hotels and casinos on market research, publicly available information and industry publications. However, we have not independently verified any such information and it is possible that the market data may not be accurate in all material respects. We believe that the data is accurate and we have relied on it. Additionally, because the Hard Rock Hotel & Casino Biloxi is still in the development stage, quantitative information regarding the Hard Rock Hotel & Casino Biloxi, including square-footage and number of rooms, gaming devices, gaming positions and parking spaces are estimates based on current plans and are subject to change. The Mississippi Gulf Coast Market is subject to continual change, including changes in the number of facilities expanding, closing and opening, and changes in the size of such facilities. For these and other reasons discussed in this prospectus, our estimates of the Hard Rock Hotel & Casino Biloxi's future market position could prove to be materially inaccurate.

There are conflicts of interest between us and parties who have signed agreements with us.

        Roy Anderson, III, a member of GAR, LLC and a member of our board of managers, is the President and Chief Executive Officer of Roy Anderson Corp., our general contractor. Mr. Anderson will therefore be working on behalf of himself as the general contractor while he continues to be a member of GAR, LLC. Mr. Anderson may take actions which are more favorable to his company than to us. For example, the contractor's agreement may have terms and conditions different than if we had negotiated with an unaffiliated third party. His interests in these two positions may conflict and we may be harmed as a result of these conflicts. See "Related Party Transactions."

        Rank America, Inc., a subsidiary of The Rank Group Plc, which is the parent company of Hard Rock Hotel Licensing, Inc., purchased the junior subordinated note. Hard Rock Hotel Licensing is the owner of the marks that we are licensing under the license agreement. If our license agreement with Hard Rock Hotel Licensing is terminated, then an event of default will occur under the investment agreement for the junior subordinated note, which may require us to, subject to the intercreditor agreement, prepay the junior subordinated note. This may result in a conflict in which The Rank Group Plc causes Hard Rock Hotel Licensing to terminate the license agreement in order to require us to prepay the junior subordinated note to Rank America, Inc. Because the interests of Hard Rock Hotel Licensing and The Rank Group Plc may conflict, we may be harmed as a result of these conflicts.

Risks Relating to the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for exchange notes in the exchange offer.

        If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

  •
  registered under the Securities Act;

  •
  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

  •
  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

        To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a lesser outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

        In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

        We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See "The Exchange Offer."

FORWARD LOOKING STATEMENTS

        This prospectus contains various forward looking statements within the meaning of federal securities laws, including, within the meaning Private Securities Litigation Reform Act of 1995, which represent our expectations or beliefs concerning future events. Statements containing expressions such as "will," "plans," "believes," "anticipates" or "expects" and the negatives of these words are intended to identify forward looking statements. All forward looking statements involve risks and uncertainties. There can be no assurances that actual results will not materially differ from expected results. We caution that these and similar statements included in this prospectus are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, the following:

  •
  changes in the scope, cost or timing of the development and construction of the Hard Rock Hotel & Casino Biloxi that could substantially increase our construction costs or delay opening;

  •
  our ability to obtain the requisite licenses and approvals necessary to construct, own, equip and operate the facility;

  •
  that we are in the early development stage and we do not have any operating history or history of earnings;

  •
  our ability to attract and retain management and other key personnel;

  •
  actual or threatened terrorist attacks and the uncertainty of war and their impact on domestic travel and discretionary consumer spending on leisure activities;

  •
  severe or unusual weather in our market;

  •
  the impact of economic, competitive, demographic, business and other conditions in our local and regional market;

  •
  actions that may be taken or omitted to be taken by third parties, including customers, suppliers and competitors; and

  •
  changes or development in recently enacted and possible future legislation governing gaming activities that could materially and adversely affect our business.

        For a more detailed discussion of these and other risk factors, please read carefully the information under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exclusive. Because we are not a reporting company under the Securities Exchange Act of 1934, we are not entitled to rely on the safe-harbor for forward-looking statements under Section 27A of the Securities Act.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

        We will use the gross proceeds from the notes, together with the proceeds of the junior subordinated note, an equity investment by AA Capital, and furniture, fixtures and equipment financing to be obtained prior to opening, to fund the costs associated with the Hard Rock Hotel & Casino Biloxi.

        The net proceeds of the notes, the issuance of the junior subordinated note and the equity investment from AA Capital have been deposited as follows: (1) approximately $143.5 million was deposited into a construction disbursement account and will be periodically drawn by us to finance the design, development, construction, equipping and opening of the Hard Rock Hotel & Casino Biloxi, (2) approximately $33.1 million was deposited into an interest reserve account and used to purchase government securities in an amount, that together with interest to be earned thereon, will be sufficient to pay the first four interest payments on the notes and (3) approximately $1.0 million was deposited into a tidelands lease account and will be used to fund rent payments on the tidelands lease through our first year of operations. The trustee under the indenture governing the notes, for the benefit of the holders of the notes, has a first-priority security interest in the funds held in the construction disbursement account, the interest reserve account and the tidelands lease reserve account. See "Description of Material Agreements—Cash Collateral and Disbursement Agreement."

        The following table illustrates the estimated sources and uses of funds for the Hard Rock Hotel & Casino Biloxi:

Sources of Funds:	Amount
(in millions)
Outstanding notes(1)	$157.9
Equity investment	50.0
Junior subordinated note	10.0
Furniture, fixtures and equipment financing(2)	17.1

Total Sources	$235.0

Uses of Funds:	Amount
(in millions)
Land acquisition(3)	$31.0
Design and development	6.0
Construction(4)	82.6
Contingency	12.0
Furniture, fixtures and equipment	45.7
Pre-opening expenses and other(5)	5.2
Working capital	3.8
Excess liquidity(4)(6)	8.4
Interest reserve account(7)	33.1
Transaction fees and expenses	7.2

Total Uses	$235.0

(1)
Includes unamortized discount of $2.1 million.

(2)
We anticipate incurring this indebtedness shortly before opening the Hard Rock Hotel & Casino Biloxi. We have not entered into any arrangements for this financing.

(3)
Consists of 8.5 acres that we acquired on May 16, 2003, on which the Hard Rock Hotel & Casino Biloxi will be located.

(4)
Includes construction expenses for the "hard" costs of the project which will be incurred pursuant to an $82.0 million guaranteed maximum price contract with Roy Anderson Corp. See "Description of Material Agreements—Contractor's Agreement." Excludes $12.0 million of construction contingency which is accounted for in the "Contingency" line item. Excludes potential savings of approximately $2.0 million pursuant to a municipal bond financing program that we have received approval for under a Mississippi law that promotes land-based economic development. Any realized savings will reduce construction costs and will increase our excess liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

(5)
Includes fees due pursuant to the license agreement with Hard Rock Hotel Licensing, Inc. See "Description of Material Agreements—License Agreement with Hard Rock Hotel Licensing."

(6)
Includes approximately $1.0 million that was deposited into the tidelands lease reserve account.

(7)
Includes pre-funding of the first four interest payments on the notes and is net of estimated interest income to be earned on those funds.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004, on an actual basis which includes the effect of the issuance of the original notes, the junior subordinate note and the AA Capital investments and the use of the proceeds therefrom. You should read this table in conjunction with the sections of this prospectus entitled "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the related notes, contained elsewhere in this prospectus.

As of March 31, 2004
Actual
(in millions) (unaudited)
Cash and cash equivalents(1)	$137.0
Government securities(2)	32.9

169.9
Debt:
Outstanding notes including current portion(3)	$157.9
Junior subordinated note	10.0
FF&E financing(4)	—

Total debt	167.9

Members' equity:
Members' capital	52.8
Deficit accumulated during the development stage	(1.9)

Total members' equity	50.9

Total capitalization	$218.8

(1)
The cash and cash equivalents include restricted cash of $136.9 million that has been deposited into a construction disbursement account, an interest reserve account and a tidelands lease reserve account.

(2)
The government securities will be used to pay the first four interest payments on the original notes.

(3)
Includes unamortized discount of $2.1 million.

(4)
We anticipate incurring $17.1 million of senior secured indebtedness to finance the acquisition and installation of furniture, fixtures and equipment shortly before opening the Hard Rock Hotel & Casino Biloxi. We have not entered into any arrangements for this financing. Under the indenture governing the first mortgage notes we are permitted to incur up to $30.0 million for such financing although we anticipate incuring only $17.1 million for such financing.

SELECTED HISTORICAL FINANCIAL DATA

        You should read the selected historical financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the related notes, contained elsewhere in this prospectus.

        The selected historical financial data as of December 31, 2003 and from the commencement of operations on March 27, 2003 to December 31, 2003 have been derived from our audited consolidated financial statements which are included in this prospectus. The auditor's report on our financial statements for the period from commencement of operations on March 27, 2003 through December 31, 2003, which appears elsewhere in this prospectus, includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The selected statements of operations data as of and for the three months ended March 31, 2004 have been derived from the unaudited condensed consolidated financial statements which are also included in this prospectus and include all adjustments consisting of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations as of such date and for such period. This data should be read in conjunction with the financial statements, related notes, and other financial information included elsewhere in this prospectus.

	Period from the Commencement of Operations on March 27, 2003 to December 31, 2003	Three Months Ended March 31, 2004
		(unaudited)
Statements of Operations:
Revenues	$—	$—
Preopening expenses	864,448	296,499
Loss from operations	(864,448)	(296,499)
Interest expense, net	(202,800)	(486,051)
Net loss	(1,066,841)	(782,550)
	As of December 31, 2003	As of March 31, 2004
		(unaudited)
Balance Sheet Data:
Total assets	$38,532,311	$224,830,614
Total liabilities	39,599,152	173,904,789
Members' capital	—	52,775,216
Deficit accumulated during the development stage	(1,066,841)	(1,849,391)
Other Financial Data:
Ratio of earnings to fixed charges(1)	(0.32)	(0.02)

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) net income or loss, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest cost, whether expensed or capitalized, (ii) the amortization of debt financing costs and (iii) one-third of rent expense under operating leases, which we believe is representative of the interest component of rent expense. For the period from commencement of operations on March 27, 2003 through December 31, 2003, earnings were insufficient to cover fixed charges by $3.6 million and for the three months ended March 31, 2004, earnings were insufficient to cover fixed charges by $3.9 million. See Exhibit 12.1 of the registration statement of which this prospectus is a part.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with the financial statements, including the related notes, and other financial information in this prospectus and the risks involved in investing in the notes as described in "Risk Factors."

History and Development Activities

        We were formed on October 18, 2002 and commenced operations on March 27, 2003. There were no assets, liabilities or operations from inception through the commencement of operations. Since our formation, we have been in the development stage. Our activities have included applying for certain necessary permits, licenses and regulatory approvals to enable us to construct and manage the operations of the Hard Rock Hotel & Casino Biloxi, and development activities in connection with the Hard Rock Hotel & Casino Biloxi. We have also purchased approximately 8.5 acres of land on the Mississippi Gulf Coast in Biloxi, Mississippi to build the Hard Rock Hotel & Casino Biloxi. In addition, we have entered into a 20-year licensing agreement with Hard Rock Hotel Licensing, Inc. under which we were granted the right to use and develop the Hard Rock brand name for our hotel and casino resort. We began construction in January 2004.

        The Hard Rock Hotel & Casino Biloxi is anticipated to be an approximately 388,000 square-foot facility featuring a casino with approximately 1,500 slot machines and 50 table games, a 306-room hotel, a Hard Rock Cafe, a Hard Rock Live! entertainment venue, a Hard Rock retail store, a tropical-themed Hard Rock beach pool, restaurants, a full service fitness spa, a top floor lounge, an approximately 1,600 space parking garage, and various other amenities. We expect to open the Hard Rock Hotel & Casino Biloxi in the third quarter of 2005.

        Premier Finance Biloxi Corp. was incorporated in October 2003 as a Delaware corporation and a wholly-owned subsidiary of Premier Entertainment Biloxi LLC. Premier Finance Biloxi Corp. is serving as the co-issuer of the notes and will not have any material assets or operations, other than in connection with the Mississippi Business Finance Corporation financing. See "—Liquidity and Capital Resources."

Results of Operations

        We are in the development stage and do not have any historical operating results other than costs incurred in designing and developing the Hard Rock Hotel & Casino Biloxi. For the period from commencement of operations on March 27, 2003 through March 31, 2004, we had incurred a total of $1.8 million of net interest expense and non-capitalized design, development and pre-opening expenses in connection with the Hard Rock Hotel & Casino Biloxi, all of which was funded through proceeds of a loan from AA Capital Equity Fund, L.P. These costs primarily relate to the costs associated with acquiring the land, licensing expenses, transaction fees, legal fees, interest expense and organizational costs to prepare us for a gaming enterprise. Our historical operating results will not be indicative of future operating results because activities previously undertaken have been development stage in nature and planned future activities include the operation of a new gaming facility.

Liquidity and Capital Resources

        As of March 31, 2004, we had spent approximately $31.0 million to acquire the land and $9.0 million to fund operations and loan costs and expended $8.0 million to finance the initial design and development costs of the Hard Rock Hotel & Casino Biloxi, which have been capitalized. We will use the gross proceeds we obtained on January 23, 2004 from the offering of the original notes in conjunction with an equity investment from AA Capital of $15.1 million, a junior subordinated note of $10.0 million from Rank America, Inc., an affiliate of The Rank Group Plc and $17.1 million in furniture, fixtures and equipment financing to fund the costs associated with the Hard Rock Hotel & Casino Biloxi. The $17.1 million in furniture, fixtures and equipment financing will be obtained from vendors or other third party lenders. We do not plan to incur any of this indebtedness during the next 12 months. The net proceeds of the offering of the original notes, an equity investment from AA Capital and the proceeds of the junior subordinated note have been deposited as follows: (1) approximately $143.5 million was deposited into a construction disbursement account and will be periodically drawn by us to finance the design, development, construction, equipping and opening of the Hard Rock Hotel & Casino Biloxi (2) approximately $33.1 million was deposited in an interest reserve account and was used to purchase government securities of $32.9 million representing funds sufficient to pay the first four interest payments on the notes and (3) approximately $1.0 million was deposited into a tidelands lease account and will be used to fund rent payments on the tidelands lease through the first year of operations.

        The funds provided by the sources described above are expected to be sufficient to design, develop, construct, equip and commence operations of the Hard Rock Hotel & Casino Biloxi, assuming that there are no unexpected delay costs or construction cost overruns or that any unexpected delay costs or construction overruns.

        Following the opening of the Hard Rock Hotel & Casino Biloxi, we expect to fund our business from operating cash flows.

        Mississippi Bond Financing.    Mississippi law provides that certain expenditures for materials made in connection with certain economic development projects in the State of Mississippi, including the land-based portion of the Hard Rock Hotel & Casino Biloxi (which includes the hotel tower, the parking garage, the low-rise pavilion and the pool area), are exempt from Mississippi's sales tax if such expenditures are paid for with proceeds of approved industrial development revenue bonds issued by the Mississippi Business Finance Corporation, or the MBFC. We believe that up to $60.0 million of our expected costs for the Hard Rock Hotel & Casino Biloxi could be eligible for this program. We have submitted an application to the MBFC and have received approval of our application.

        In connection with the issuance of the industrial development revenue bonds, the following actions were taken:

  •
  The disbursement agent distributed amounts to us from the construction disbursement account in accordance with the procedures set forth in the disbursement agreement to avail ourselves of this program.

  •
  We used these funds distributed to us from the construction disbursement account to make an equity contribution to Premier Finance Biloxi Corp.

  •
  Premier Finance Biloxi Corp. used the proceeds of this equity contribution to purchase industrial development revenue bonds issued by the MBFC.

  •
  The MBFC loaned the proceeds from the sale and issuance of the industrial development revenue bonds to us.

  •
  We will use amounts loaned to us by the MBFC to finance the purchase of certain permitted component materials required to construct and install the improvements to the land-based portion of the Hard Rock Hotel & Casino Biloxi.

  •
  Premier Finance Biloxi Corp. pledged its interest in the industrial development revenue bonds that it purchased from the MBFC to the trustee under the indenture governing the notes for the benefit of the holders of the notes.

        We expect to save up to $2.0 million in sales tax that we would have otherwise been required to pay in connection with purchasing materials that are to be used in the construction of the land-based portion of the Hard Rock Hotel & Casino Biloxi. Any such sales tax savings that we are able to realize will reduce the construction costs for the project and will increase our excess liquidity.

        The sale and issuance of the industrial development revenue bonds to Premier Finance Biloxi Corp. and the subsequent loan by the MBFC of the proceeds thereof to us did not result in any additional net indebtedness for us. However, there can be no assurances that any purchases of materials made by or on behalf of us with the proceeds of industrial development revenue bonds will be exempt from Mississippi sales tax.

Seasonality

        We have no operating history. We anticipate that activity at the Hard Rock Hotel & Casino Biloxi may be modestly seasonal, with stronger results expected during the second and third quarters due to the relatively higher levels of tourism to the Mississippi Gulf Coast during this time of the year. Results are expected to be lower during the fourth quarter. In addition, our operations may be impacted by adverse weather conditions and fluctuations in the tourism business. Accordingly, our results of operations may fluctuate from quarter to quarter and the results for any one quarter may not be indicative of results for future quarters.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. The borrowings in connection with the offering of the original notes and the junior subordinated note from Rank America, Inc. are fixed-rate indebtedness. Through March 31, 2004, we had not invested in derivative or foreign currency-based financial instruments.

Critical Accounting Policies and Estimates

        Our financial statements were prepared in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives of our depreciable assets and the evaluation of assets for impairment require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

        Critical accounting policies currently reflected in our financial statements primarily relate to expensing pre-opening costs as incurred, capitalizing construction and land acquisition costs and other policies related to our development stage status. The application of accounting policies providing for the expensing of pre-opening costs resulted in the recognition of approximately $1.1 million of costs including wages and salaries, and general and administrative expenses incurred for the period from the commencement of operations on March 27, 2003 to March 31, 2004. These costs are included in the accumulated losses from development stage activities.

        During the construction period of the Hard Rock Hotel & Casino Biloxi, costs such as those expected to be incurred for the design and construction of the hotel and casino and interest costs will be capitalized. Accordingly, we expect the recorded amounts for property and equipment to increase significantly. Depreciation expense related to the capitalized construction costs will not be recognized until the related assets are put in service. Accordingly, upon completion of construction and commencement of operation of the Hard Rock Hotel & Casino Biloxi, depreciation expense recognition based on the estimated useful life of the corresponding asset will have a significant effect on the results of our operations.

        Additionally, upon commencement of operations at the Hard Rock Hotel & Casino Biloxi, we will apply other critical accounting policies not presently applied in the preparation of our financial statements. Such policies are anticipated to include the following:

  •
  Revenue will be recognized upon performance of the related services. For example, revenue will be recognized upon delivery of food, beverages and entertainment, upon occupancy of the hotel and as net wins and losses occur in the casino.

  •
  Bad debt expense and a related allowance for doubtful accounts will be provided for customer accounts receivable that are estimated to be uncollectible. Such estimates will be based on information available to us at that time, including information about the customers' financial condition and credit history, industry trends, economic conditions and the historical results for collections.

  •
  Accruals for estimated liabilities related to slot club point redemption, self-insurance, commissions and asserted claims or legal actions resulting from the normal course of business will be recorded in the period in which the liability arises. The adequacy of these accruals will be evaluated periodically and revised as necessary based on events and circumstances present at the time, known facts, historical experience and other relevant considerations.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities and applies to all legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. We adopted this statement on March 27, 2003 and the initial adoption did not have any effect on our December 31, 2003 financial statements.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." This statement requires one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. We adopted this statement on March 27, 2003, and the adoption did not have any effect on our December 31, 2003 financial statements.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with early application encouraged. The adoption of this standard did not have a material impact on our financial statements.

        In November 2002, the FASB issued "Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material impact on our December 31, 2003 financial statements.

Cash Flow Obligations

        In the normal course of business, we enter into financing transactions, lease agreements, or other commitments. These commitments may obligate us to certain cash flows during future periods. The following table summarizes such obligations as of December 31, 2003, assuming the original notes and the junior subordinated note had been issued on December 31, 2003.

	Payments due by Period
Contractual Obligations
	Total	< 1 year	1-3 years	3-5 years	> 5 years
Debt including interest(1)(2)	$320,650,000	$8,600,000	$38,150,000	$37,400,000	$236,500,000
Operating leases(3)(4)	45,496,000	60,000	1,762,000	2,364,000	41,310,000
Obligations under license agreement(5)(6)	35,562,000	160,000	1,667,000	2,683,000	31,052,000

	$401,708,000	$8,820,000	$41,579,000	$42,447,000	$308,862,000

(1)
Includes the principal and interest payments due on the notes and the junior subordinated note issued on January 23, 2004. Interest payments on the notes commence on August 1, 2004. Interest on the junior subordinated note will be paid semiannually once the casino opens. Interest payments on the junior subordinated note included above assume the casino will open in the third quarter of 2005. The junior subordinated note obligations include a repayment premium of 3% of the principal due when it is repaid on August 1, 2012.

(2)
Excludes the principal and interest payments due on the $35,000,000 loan and security agreement with AA Equity since the outstanding debt and accrued interest was converted to common and preferred membership interests on January 23, 2004.

(3)
Includes commitments under the tidelands lease with the State of Mississippi, of $21,900 increasing to the annual appraisal value of the property on the earlier of June 1, 2006 or the date the casino opens. Annual operating lease commitments of $1,032,000 included above are based upon the appraised value of the property in October 2003 and assume the casino will open in the third quarter of 2005.

(4)
Excludes estimate of rental payments under the cafe lease with Hard Rock STP and the retail store lease with Hard Rock STP, which will be based on a percentage of gross sales once the cafe and retail store open.

(5)
Includes the annual fee of $1,100,000 increasing to $1,500,000 under the license agreement with Hard Rock Hotel Licensing which will commence on the date the casino opens. Annual fee commitments included above assume the casino will open in the third quarter of 2005.

(6)
Includes the monthly technical service fee of $13,000 under the license agreement with Hard Rock Hotel Licensing payable through May 2005.

BUSINESS

Hard Rock Hotel & Casino Biloxi

        We plan to own and operate the Hard Rock Hotel & Casino Biloxi, a full service gaming and entertainment resort expected to be built on approximately 8.5 acres along the Mississippi Gulf Coast in Biloxi, Mississippi. We own the site on which the Hard Rock Hotel & Casino Biloxi is expected to be built. We expect that the resort will incorporate the "Hard Rock" theme and will be designed with music-inspired gaming, entertainment and dining areas, and will display an extensive collection of rare museum-quality rock memorabilia. We plan to leverage the "Hard Rock" name, a brand widely recognized throughout the world, to offer our guests an exciting entertainment experience. The Hard Rock Hotel & Casino Biloxi is being designed to be an approximately 388,000 square-foot resort.

        Casino.    Our anticipated innovative casino, with approximately 50,000 square-feet of gaming space, is expected to seamlessly connect to a land-based facility and will feature a wide entrance, high ceilings and an expansive single level design with no columns. Modeled after the Hard Rock Hotel & Casino Las Vegas, our casino is planned to be marked by an elevated center bar that overlooks the gaming floor consisting of approximately 1,500 slot machines and 50 table games. We plan to have a fun and exciting gaming environment with music continuously playing in the background and featuring Hard Rock themed gaming chips and playing surfaces. It is anticipated that most of our slot machines will incorporate the latest cashless technology and will include the newest and most popular games, providing our customers with a convenient and appealing gaming experience. We expect that our table games will include blackjack, craps, roulette and other popular games. We have designed our food and beverage outlets to be located on the perimeter of the casino floor, including a steak house, a sports bar and a buffet, driving customer traffic through the gaming floor. We believe the land-based feeling, open spacing, high ceilings and exciting environment of our casino will provide our customers with an appealing and energetic atmosphere that will differentiate us from the majority of our competitors.

        Hotel.    We have designed our 200,000 square-foot boutique luxury hotel to be an 11-story full-service hotel comprised of 306 rooms and luxury suites with a top-floor lounge. We intend to decorate our guest rooms with sophisticated interior design elements in order to create a sense of luxury and comfort that will distinguish them from other Mississippi Gulf Coast hotel rooms. We plan to have our rooms stylishly furnished with modern furniture and we plan to include flat-screen televisions, desks equipped with convenient and accessible electrical outlets and dedicated high-speed Internet connections. We anticipate that standard bathrooms will have an oversized countertop, a makeup area, a glass shower enclosure and a separate toilet compartment. Additionally, many of our rooms are expected to boast scenic views of the Mississippi Gulf Coast.

        We also plan for the Hard Rock Hotel & Casino Biloxi to provide 24 single bedroom luxury suites with superior amenities and furnishings designed to accommodate high-end hotel guests. The suites are expected to have extensive views of the Mississippi Gulf Coast.

        Food and Beverage.    Our design plans also incorporate four food and beverage outlets, ranging from fine dining restaurants to an approximately 450-seat buffet featuring regional favorites. We plan to feature a Hard Rock Cafe, known for its worldwide appeal and festive environment, which will be located near the entrance of our facility. We also plan to feature a full complement of lounges and bars typical of a premium entertainment facility, including the elevated center bar in the casino, a pool bar and a top floor lounge, with scenic views from our eleven-story hotel tower.

        Entertainment.    The Hard Rock Live! venue will be designed as an approximately 20,000 square-foot concert and multi-purpose facility that will be able to accommodate more than 1,000 people in an intimate atmosphere. We plan to regularly host a variety of signature acts ranging from rock legends to country-western singers and expect our brand name to add to our draw of premium acts.

        Beach Pool.    We anticipate that the beach pool area will feature an approximately 5,200 square-foot "Hard Rock" pool containing a beach area and sand entry into the pool, separate spas and underwater rock music all set in a tropical theme. We expect that the energetic atmosphere will be accompanied by a pool bar and music.

        Spa and Fitness Center.    We plan to offer our guests an approximately 7,800 square-foot first-class spa, salon and fitness complex offering high-end spa treatments and fitness equipment and skin and body treatment products, as well as clothing, accessories and athletic wear.

        Retail.    We plan to design the Hard Rock Casino & Hotel Biloxi to contain approximately 3,000 square-feet dedicated to retail space, including an internationally renowned Hard Rock retail store conveniently located by the main entrance. We expect that the Hard Rock retail store will offer Hard Rock apparel and accessories, rock memorabilia, other popular souvenirs and sundry items.

        Parking.    We anticipate that our parking garage, which will have easy access to our hotel and casino, will provide approximately 1,600 parking spaces for our guests and other visitors including convenient and quick valet parking for approximately 320 customers of the hotel and casino.

        The Hard Rock Hotel & Casino Biloxi will be strategically located approximately 100 yards from the 1,740-room Beau Rivage Resort & Casino, the highest revenue-grossing property in the market. When it opened in 1999, the Beau Rivage significantly contributed to the expansion of the Mississippi Gulf Coast gaming market, increasing total revenues from $814 million in 1998 to $1,110 million in 2000, or approximately 36%. The Beau Rivage continues to maintain a strong customer following in the Mississippi Gulf Coast market, on which we believe we can capitalize. Additionally, we believe that our close proximity to the Beau Rivage will provide synergies and attract new gaming customers by creating a new "cluster" consisting of the two newest hotels and casinos in the market. This new cluster, which will make up more than 30% of the total casino hotel rooms and approximately 20% of the gaming positions in the Mississippi Gulf Coast market, based upon current conditions, will enable customers to park once and visit both hotels and casinos.

Business Strategy

        Leveraging the "Hard Rock" brand name into a successful gaming and entertainment venue in the Mississippi Gulf Coast market is the cornerstone of our strategy. Conceived in 1971 through the founding of the first Hard Rock Cafe in London, the Hard Rock name has gained worldwide recognition. While building its brand name and reputation for a distinctive entertainment experience, the Hard Rock brand has also attracted a large customer base. Through the employment of the Hard Rock strategy, we plan to distinguish the Hard Rock Hotel & Casino Biloxi from our competitors in the Mississippi Gulf Coast market. We also believe that the Hard Rock theme and music will appeal to a broad demographic group due to the music, memorabilia and entertainers that will be featured on the property. Key elements of our strategy include the following:

        Leverage Hard Rock's Brand Name and Theme to Create an Entertainment Experience for Our Customers. Hard Rock is a contemporary, well-known, successful brand name that will provide the resort with tremendous visibility in the Mississippi Gulf Coast market. We anticipate that our resort will provide a distinctive entertainment experience with a strong emphasis on music. In classic Hard Rock style, the resort is expected to feature an extensive collection of rare museum-quality rock memorabilia; a Hard Rock-themed casino; a Hard Rock Cafe; a Hard Rock Live! venue that is expected to feature headliner entertainment, as well as a boutique luxury hotel, a large tropical-themed beach pool with cabanas and a top floor lounge. We plan to create a fun and vibrant gaming environment through the use of music-themed gaming chips and playing surfaces and believe our rare rock memorabilia and music will provide an exciting and memorable experience that will have an enduring appeal to our customers.

        Create a Gaming Resort Cluster.    Our resort will be strategically located approximately 100 yards from the market-leading Beau Rivage, forming a new cluster that will provide customers with the ability to park once and easily walk between the two gaming facilities. Market research indicates that gaming customers prefer to visit more than one casino during a gaming visit. Our convenient location next to the largest hotel and casino in the market will allow us to benefit from their large gaming customer base. We believe this cluster will provide tremendous synergies and opportunities by offering customers two distinct gaming experiences, a significant number of hotel rooms and parking, as well as an extensive selection of entertainment, restaurant and retail amenities all within walking distance at the two newest upscale hotels and casinos in the Mississippi Gulf Coast market.

        Maximize Playing Time Through Targeted Strategy.    According to the Casino Hotel Market Assessment prepared by The Innovation Group, the total adult population within 100 miles of our site was approximately 2.0 million in 2001. There are currently 16 casinos located within 100 miles of our site. On weekends and evenings, we will plan to target a youthful demographic by leveraging the traditional Hard Rock theme through a broad array of entertainment offerings in an energetic gaming atmosphere. We plan to drive our weekday business through marketing programs targeted at the local population, in addition to bus programs and a customer-friendly competitive rewards program with benefits that extend play. Our management team has considerable experience in maximizing weekday business through the effective use of database management and the latest technology that is used for targeted marketing. By catering to a diverse demographic with an emphasis on slot play, we feel we can maximize our casino utilization.

        Offer an Attractively Designed Single-Level Gaming Experience.    We have designed a sophisticated, innovative water-based casino that will seamlessly connect to the land-based facility, through a wide entrance. Upon entering, our customers will look directly into our single-level columnless casino area, featuring 20-foot high ceilings, distinctive signage, extensive memorabilia and new and popular gaming equipment. Our casino and the Beau Rivage will be the only single-level casinos in the Mississippi Gulf Coast market. The design of the majority of the existing casinos in the Mississippi Gulf Coast market requires the use of extensive ramping systems and multiple levels to connect their water-based casinos to their land-based facilities, which does not provide customers with the look and feel of a land-based casino.

        Provide the Market with High Quality Customer Service.    We believe throughout its history, Hard Rock businesses have built a reputation for providing superior levels of customer service. We plan to model our casino, hotel and other amenities to uphold the Hard Rock standard of excellence and provide customers with a superior level of service. We also plan to seek to employ an energetic and friendly staff. Our employees will be required to participate in the successful Hard Rock "rock and roll" training camp that is designed to instill the value of superior customer service. All of our training programs are expected to be designed to encourage our employees to exceed our customers' expectations and management will personally respond to customer feedback. In addition, a high percentage of our slots will be on a cashless system, which will significantly reduce customer wait time for jackpot fills and payouts. We also believe our boutique hotel will allow us to provide personal service.

        Capitalize on Our President's Local Experience.    Our President and Chief Operating Officer, Joseph Billhimer, has over 21 years of gaming employment experience, including 11 years in the Mississippi Gulf Coast market as the manager of Grand Casino Gulfport and Casino Magic Bay St. Louis. Additionally, Mr. Billhimer has considerable experience in the opening and ramping up of properties, including opening the Casino Magic Bay St. Louis property and assisting in the opening of the Casino Magic Biloxi property. We believe Mr. Billhimer's extensive knowledge of the Mississippi Gulf Coast market and its customer base, as well as his successful start-up and operational experience at local casinos, will provide the Hard Rock Hotel & Casino Biloxi with a competitive advantage.

Design, Development and Construction

        We have worked closely with Paul Steelman Ltd., the architect, and Roy Anderson Corp., the general contractor, to develop a detailed set of design plans for the Hard Rock Hotel & Casino Biloxi.

        Architect and Designer.    Paul Steelman Ltd. of Las Vegas, Nevada, an international architecture firm with significant experience in creating architectural designs for the entertainment, hotel and gaming markets, is the architect and designer of the Hard Rock Hotel & Casino Biloxi. Paul Steelman Ltd. has designed major gaming projects. Paul Steelman Ltd. will continue to coordinate a team of specialized engineers, consultants and specialty designers for the resort project.

        General Contractor.    Roy Anderson Corp. of Gulfport, Mississippi will develop and construct the Hard Rock Hotel & Casino Biloxi. Roy Anderson Corp. specializes in large-scale construction projects. Roy Anderson Corp. has constructed nine casinos in the Mississippi Gulf Coast region. Mr. Anderson, the President and Chief Executive Officer of Roy Anderson Corp., is also a member of GAR, LLC and a member of our board of managers. See "Ownership of Premier Entertainment Biloxi LLC and Premier Finance Biloxi LLC" and "Related Party Transactions."

        Construction Manager.    Professional Associates Construction Services, Inc. of Orange, California has been retained as an independent construction consultant on behalf of the holders of the notes. The terms and conditions of the disbursement agreement that we have entered into with U.S. Bank National Association as disbursement agent, generally provide that funds will be disbursed only if the independent construction consultant certifies to the disbursement agent that there is sufficient available funds to complete the resort in accordance with the budget. Our independent construction consultant has acted as construction consultant in connection with the construction of other casino projects.

Construction Budget and Schedule

        The budget for the Hard Rock Hotel & Casino Biloxi is $235.0 million. In December 2003, we entered into an $82.0 million guaranteed maximum price contract with Roy Anderson Corp., the general contractor for the project, for the "hard" costs associated with the construction of the resort. Under the guaranteed maximum price contract or construction contract, Roy Anderson Corp. has agreed to construct the project for the maximum total cost of $82.0 million, based on certain assumptions and conditions. This cost includes the "hard costs" of construction permits, materials, supplies, labor, fixtures and equipment (excluding gaming equipment), the barges upon which the casino will be constructed, and the general contractor's fees. Modifications to the plans and specifications for the project, and costs associated therewith, will require our approval and may result in an increase to the cost of construction in excess of the guaranteed maximum price of the construction contract. We have recently entered into change orders with respect to the construction contract as a result of increased labor costs. These change orders have resulted in an increase to the guaranteed maximum price of approximately $580,000.

        The general contractor also provided us with a payment and performance bond issued by St. Paul Fire and Marine Insurance Company covering the construction work which the general contractor is required to perform under the construction contract. If the general contractor fails to perform its obligations under the construction contract, the bonding company has agreed that it will undertake to perform and complete the work or make funds available to us to perform and complete the required work. The construction contract may be terminated by either the general contractor or us in certain cases. See "Description of Material Agreements—Contractor's Agreement." Construction of the Hard Rock Hotel & Casino Biloxi commenced in January 2004 and is expected to be completed in the third quarter of 2005.

        As of March 31, 2004, the architect and construction designs for the Hard Rock Hotel & Casino Biloxi were approximately 90% complete. As of June 30, 2004, we completed approximately 13.6% of total construction and we have drawn $11.2 million from construction funds deposited in the disbursement account under our disbursement agreement to fund construction.

        Our disbursement agreement established conditions for, and sequencing of, funding of construction costs and procedures for approving construction change orders and amendments to the construction budget and schedule. Construction funds can only be disbursed pursuant to the disbursement agreement. In addition, we have engaged Professional Associates Construction Services, Inc. to serve as independent construction consultant on behalf of the holders of the notes. The disbursement agreement generally provides that funds will be disbursed to pay construction costs only if we and the independent construction consultant certify that there are sufficient available funds in the construction disbursement account to complete the Hard Rock Hotel & Casino Biloxi in accordance with our budget. The independent construction consultant, the architect and/or the general contractor must also approve certain disbursements under the disbursement agreement.

        Mississippi law provides that certain expenditures for materials made in connection with certain economic development projects in the State of Mississippi, including the land-based portion of the Hard Rock Hotel & Casino Biloxi (which includes the hotel tower, the parking garage, the low-rise pavilion and the pool area), are exempt from Mississippi's sales tax if such expenditures are paid for with proceeds of approved industrial development revenue bonds issued by the Mississippi Business Finance Corporation or the MBFC. We believe that up to $60.0 million of our expected costs for the Hard Rock Hotel & Casino Biloxi could be eligible for this program. We have submitted an application to the MBFC and have received approval.

        We expect to save up to $2.0 million in sales tax that we would have otherwise been required to pay in connection with purchasing materials that are to be used in the construction of the land-based portion of the Hard Rock Hotel & Casino Biloxi. Any such sales tax savings that we are able to realize will reduce the construction costs for the project and will increase our excess liquidity.

Marketing

        Our marketing strategy consists of positioning the Hard Rock Hotel & Casino Biloxi as a full service gaming, boutique hotel and entertainment resort catering to the Mississippi Gulf Coast marketplace and the southern region of the United States. Initially, we plan to market heavily to our primary and secondary markets. We plan to place a strong emphasis on the local market to drive mid-week business and attempt to capitalize on our geographic location and our cluster formed with the Beau Rivage. As we establish a regular customer base and increase our database, we plan to extend our reach and market the Hard Rock Hotel & Casino Biloxi as a full-service destination resort. Prior to the opening of the Hard Rock Hotel & Casino Biloxi, we plan to create market awareness through advertising across a number of mediums including television, radio, print, Internet, direct mail, area visitor guides and billboards.

        We believe that the Hard Rock theme and unique brand of entertainment appeals to a broad range of customers. In order to attract the broadest customer base possible, we plan to implement marketing programs tailored to each customer demographic. For example, in order to attract a more mature local audience and maximize our capacity during mid-week and other "soft" periods, we will implement marketing promotions which cater to slot players. Such promotions may include chances to win automobiles, cash drawings, and use of promotional credits. Our president's knowledge of the local gaming market will assist us in identifying and implementing effective mass promotions. Additionally, we plan to engage in exclusive and multi-casino agreements with bus and tour companies to facilitate travel to the resort. In order to attract a more youthful demographic, we plan to more aggressively promote the entertainment aspect of our resort.

        We believe effective use of database marketing is a critical component of our marketing strategy. Through an aggressive player development program, we plan to target specific customers and incentivize them according to their preferences. Our customer loyalty program is anticipated to use the information of the gaming, hotel, food and beverage and retail spending habits of our customers obtained during their visits to the Hard Rock Hotel & Casino Biloxi. Properly identifying the type of customer will allow us to reward patrons according to their specific taste and habits. Such rewards will include discounted and/or complimentary food and beverage items and hotel rooms, preferred parties, concerts, invitation only events and golf tournaments. By maintaining a thorough customer database we plan to capture our customers' total worth in both gaming and non-gaming revenues and further induce them to make repeat visits to our resort.

The Mississippi Gulf Coast Market

        The Mississippi Gulf Coast gaming market is the fourth largest market in the United States in terms of gaming revenue and is composed of three regions: Biloxi, Bay St. Louis and Gulfport. The market generated $1,158 million in gaming revenue in 2002. The Hard Rock Hotel & Casino Biloxi will be located in the Biloxi region, which we believe has been the driving force behind growth in the Mississippi Gulf Coast market. Specifically, the significant growth in 1999 is largely attributed to the addition of the Beau Rivage in March 1999, the last new casino to enter the market, which added 1,780 rooms and 2,506 gaming positions.

        The Mississippi Gulf Coast gaming market commenced in August 1992 when three casinos began operating in Biloxi. For the period from 1992 through 1998, the market prospered and experienced steady increases growing total gaming revenues to $814 million by the end of the period. The opening of the Beau Rivage contributed to an increase in revenues in the Mississippi Gulf Coast market with total gaming revenues increasing by $296 million from $814 million in 1998 to $1,110 million in 2000, or approximately 36%. Moreover, average win per position in the Biloxi market increased from $120 in 1998 to $146 in 2000, as market demand easily absorbed the large increase in gaming positions. Since the addition of the Beau Rivage, the market has seen steady gradual increases as total gaming revenues grew from $1,110 million in 2000 to $1,158 million in 2002, or approximately 4%. Average win per position continued to increase through 2001 and then remained constant in 2002 at $155.

        Our primary market consists of the area within 100 miles of our casino, which includes the nearby cities of Mobile, Alabama and New Orleans, Louisiana, where 16 casinos already exist. According to The Innovation Group, in 2001 there were approximately 2.0 million adults living within a 100-mile radius of our site. The average household income within our primary market exceeded $50,000 in 2001. Our secondary market consists of the area within 200 miles of our proposed casino, which includes the cities of: Baton Rouge, Louisiana; Pensacola, Florida and Jackson, Mississippi. In 2001, there were an additional 2.5 million adults living between 101 and 200 miles of our site. The total adult population within 200 miles is expected to increase to 4.7 million by 2006. We also expect to draw customers from other cities including: Atlanta, Georgia; Houston, Texas; Birmingham, Alabama and Tallahassee, Florida. The Mississippi Gulf Coast market has direct non-stop flights from such cities as Houston and Dallas-Fort Worth, Atlanta, Memphis, Tampa-St. Petersburg, Ft. Lauderdale and Sanford/Orlando. The Gulfport-Biloxi International Airport is currently undergoing an extensive expansion project and will double its terminal capacity to accommodate approximately 1.6 million commercial passengers annually from its current capacity of 0.8 million. We expect that our unique niche and advantageous location will enable us to benefit from this potential increased traffic.

        Below is a map of the area surrounding the Mississippi Gulf Coast.

        In addition to gaming facilities, the Mississippi Gulf Coast offers many other non-gaming amenities and recreational activities for visitors. The region boasts 26-miles of white sand beaches; 23 golf courses including seven championship courses; various water sports including chartered deep-sea fishing, boating, sailing and jet-skiing; many historic sites and museums; and a variety of retail stores and outlets.

Mississippi Gulf Coast Market Statistics

        The following table sets forth certain statistical information for the Mississippi Gulf Coast market for the years 1998 through 2002.

	1998	1999	2000	2001	2002
	(in thousands, except operating data)
Mississippi Gulf Coast gaming revenues	$813,669	$1,029,920	$1,110,446	$1,151,113	$1,158,253
Biloxi hotel / motel rooms	12,794	15,681	15,516	15,516	15,516
Biloxi gaming revenues	$576,300	$775,086	$848,349	$877,303	$878,441
Biloxi gaming positions	13,122	14,814	15,909	15,550	15,568
Biloxi win per position	$120.32	$143.35	$145.70	$154.57	$155.87

Data for Biloxi gaming positions assumes six positions per table. Sources: Mississippi Gaming Commission Revenue Reports and Regional Data Reports; Mississippi Gulf Coast Hotel/Motel Association and Casino Hotel Market Assessment prepared by The Innovation Group.

Competition

        The Mississippi Gulf Coast is the largest gaming market in Mississippi with 12 dockside casinos that are located in Biloxi, Gulfport and Bay St. Louis. Nine of these casinos are located in Biloxi and the Mississippi Gulf Coast market generated approximately $1,158 million in annual revenues in 2002. According to the Mississippi Gaming Commission, there were approximately 7,000 casino hotel rooms in the Mississippi Gulf Coast region as of June 30, 2003. Our competitors will be Beau Rivage Resort & Casino, Grand Casino Biloxi, Casino Magic Biloxi, Isle of Capri Casino Resort, Boomtown Casino Biloxi, Imperial Palace of Mississippi, Palace Casino Resort, Treasure Bay Casino Resort, President Casino Broadwater Resort, Copa Casino, Grand Casino Gulfport and Casino Magic-Bay St. Louis.

        Additionally, Isle of Capri Casino Resort, located in Biloxi, is currently constructing an approximately 1,000-space parking garage, and upon completion, plans to construct a 400-room all suite hotel expansion including a spa and salon, which is expected to open in the second quarter of 2005.

        The following table lists information regarding our proposed project and our competition.

	Proposed Hard Rock Biloxi	Beau Rivage	Grand Casino Biloxi	Casino Magic Biloxi	Isle of Capri	Boomtown
Driving distance to our project (miles)	—	0.1	1.5	1.6	1.7	1.6
Owned by(1)	Private	MGG	CE	PNK	ISLE	PENN
Year built	2005	1999	1994	1993	1992	1994
Multi / single level casino	Single	Single	Multi	Multi	Multi	Multi
Restaurants	4	12	10	4	3	3
Parking spaces	1,600	3,650	3,500	1,315	709	1,000
Casino size (sq. ft.)	50,000	71,669	134,200	49,260	32,500	33,632
No. of rooms	306	1,740	975	378	367	N/A
No. of slots	1,500	2,263	2,780	1,221	1,108	1,116
No. of tables	50	90	85	30	28	19
	Imperial Palace of Mississippi	Palace Casino	Treasure Bay Casino Resort	President Casino Broadwater	Copa Casino	Grand Casino Gulfport	Casino Magic Bay St. Louis
Driving distance to our project (miles)	1.9	2.0	3.8	5.4	12.9	13.0	29.8
Owned by(1)	Private	Private	Private	PREZ.OB	Private	CE	PENN
Year built	1997	1995	1994	1992	1993	1993	1992
Multi / single level casino	Multi	Multi	Multi	Multi	Multi	Multi	Multi
Restaurants	9	4	4	3	2	8	5
Parking spaces	2,000	1,400	810	912	600	3,191	2,500
Casino size (sq. ft.)	70,000	43,500	40,000	38,297	43,025	85,000	39,500
No. of rooms	1,088	236	252	512	N/A	1,000	501
No. of slots	1,633	975	938	869	1,224	2,130	1,174
No. of tables	31	37	41	34	31	71	37

Source: All information is as of September 30, 2003, except for parking spaces and room count for Grand Casino Biloxi, restaurants and parking spaces for Casino Magic Biloxi and parking spaces for Isle of Capri, each of which is as of December 31, 2002, and is based on publicly available information and management estimates.

(1)
Key: MGG—MGM Mirage
CE—Casers Entertainment, Inc.
PNK—Pinnacle Entertainment, Inc.
ISLE—Isle of Capri Casinos, Inc.
PENN—Penn National Gaming, Inc.
PREZ.OB—President Casinos, Inc.

        The following map shows the location of the primary hotels and casinos in the Mississippi Gulf Coast market, as well as the Hard Rock Hotel & Casino Biloxi site.

AR
MS
AL
LA
Diamondhead
De Lisle
Grand Casino Gulfport (PPE)
Copa Casino (Private)
Gulfport
Gulfport-Biloxi International
Long Beach
Mississippi City
Biloxi
D'Iberville
Ocean Springs
See Biloxi Inset
Deer Island
Gulf of Mexico
Casino Magic - Bay St. Louis (PENN)
Pass Christian
Bay St Louis
Waveland
10
110
15
49
90
609
0 0.5 Miles
Hiller Park Recreation Area
Keesler AFB
Big Island
Rhodes Point
Imperial Palace (Private)
Boomtown Biloxi (PENN)
Palace Casino (Private)
President (PREZ.OB)
Golf Course Lake
Beauvoir
Treasure Bay (Private)
Beau Rivage (MGG)
Lighthouse
Grand Casino – Biloxi (PPE)
Casino Magic – Biloxi (PNK)
Isle of Capri (ISLE)
Point
1C
1B
0 2.0 Miles
Hard Rock Hotel & Casino Biloxi Site

Seasonality

        We do not have an operating history. We anticipate that activity at the Hard Rock Hotel & Casino Biloxi may be modestly seasonal, with stronger results expected during the second and third quarters due in part to the relatively higher levels of tourism in the Mississippi Gulf Coast market during this time of the year and weaker results in the fourth quarter. In addition, operations may be impacted by adverse weather conditions and fluctuations in the tourism business generally. Accordingly, results of operations may fluctuate from quarter to quarter and the results for any one quarter may not be indicative of results for future quarters.

Employees

        Upon opening the Hard Rock Hotel & Casino Biloxi, we expect to employ approximately 900 persons. Currently we have 7 employees.

Property

        We own the fee interest in approximately 8.5 acres of land on the Mississippi Gulf Coast in Biloxi, Mississippi where we are building the Hard Rock Hotel & Casino Biloxi, for which we paid approximately $31.0 million.

Legal Proceedings

        We are not currently a party to any material pending or threatened claim or action.

Issuers

        The Issuers of the notes are Premier Entertainment Biloxi LLC and Premier Finance Biloxi Corp. Premier Entertainment Biloxi LLC will own and operate the Hard Rock Hotel & Casino Biloxi. Premier Entertainment Biloxi LLC's members are GAR, LLC, AA Capital Biloxi Co-Investment Fund, L.P. and AA Capital Equity Fund, L.P. GAR, LLC owns 100% of the Class A Common Membership Interests and AA Capital Biloxi Co-Investment Fund, L.P. and AA Capital Equity Fund, L.P. own 100% of the Class B Common Membership Interests and 100% of the Class A Preferred Membership Interests. Premier Finance Biloxi Corp. is a wholly-owned subsidiary of Premier Entertainment Biloxi LLC. Premier Finance Biloxi Corp. does not, and will not, have any material assets or operations, other than in connection with the MBFC financing program.

Hard Rock History

        Hard Rock is a major worldwide restaurant, entertainment and lodging chain with ancillary businesses in concert production and promotion, television programming and record production. The company, founded in London in 1971, recently celebrated its 30th anniversary. Hard Rock owns and/or franchises 114 cafes in 44 countries. In addition, Hard Rock has licensed the rights to the Hard Rock Hotel & Casino in Las Vegas to Hard Rock co-founder Peter Morton; the Hard Rock Hotel in Bali, Indonesia to PT Amanda Pramudita (opened May 1998); the Hard Rock Hotel Universal Studios Orlando to a joint venture between Universal Studios, Loews Hotels and The Rank Group Plc (opened February 2001); the Hard Rock Hotel in Pattaya, Thailand to Seaside Hotel (Thailand) Co., Ltd. (opened November 2001); a Hard Rock Hotel Resort in Hollywood, Florida (opened May 2004); the Hard Rock Hotel and Casino in Tampa, Florida to the Seminole Tribe of Florida (opened March 2004); the Hard Rock Hotel Chicago in Chicago, Illinois (opened December 2003); a Hard Rock Hotel in San Diego, California to Rockon, LLC, an affiliate of Tarsadia Hotels; to the Mississippi Band of Choctaw Indians for a Hard Rock Hotel in the same development as the Hard Rock Beach Club (operated by Hard Rock under a lease) in Philadelphia, Mississippi; and the Hard Rock Hotel & Casino Biloxi. According to its public filings, Hard Rock's corporate parent, The Rank Group Plc, is one of the United Kingdom's leading gaming, leisure and entertainment groups and is also an international provider of services to the film industry operating primarily in the United Kingdom and North America but also with activities in continental Europe and other parts of the world. Rank's operations are divided into three main business divisions: Gaming, Hard Rock and Deluxe. Gaming includes Mecca Bingo, Grosvenor Casinos and Blue Square (an on-line betting business). In addition, Rank has some smaller business interests including a resort holiday business in Pennsylvania, a 10% share in Universal Studios Japan and hotel interests in Orlando, Florida. We and Hard Rock Hotel Licensing entered into a license agreement, cafe lease and retail store lease and will enter into a memorabilia lease. For more information regarding these agreements, see "Description of Material Agreements."

MANAGEMENT

        The following table sets forth the name, age and position of each of our members of our board of managers, our executive officers and members of the board of directors and executive officers of Premier Finance, our wholly-owned subsidiary:

Name	Age	Position
Joseph Billhimer	40	President, Chief Operating Officer and Manager of Premier Entertainment Biloxi; President of Premier Finance
David S. Ross	46	Member of Board of Managers of Premier Entertainment Biloxi; Director of Premier Finance
Roy Anderson, III	46	Member of Board of Managers of Premier Entertainment Biloxi; Director of Premier Finance
Gregg R. Giuffria	52	Member of Board of Managers of Premier Entertainment Biloxi; Director of Premier Finance
John A. Orecchio	38	Member of Board of Managers of Premier Entertainment Biloxi; Director of Premier Finance
Charles L. Wall, Jr.	43	Member of Board of Managers of Premier Entertainment Biloxi; Director of Premier Finance
Matthew R. Friesl	27	Secretary and Member of Board of Managers of Premier Entertainment Biloxi; Secretary and Director of Premier Finance

        Joseph Billhimer served as President and General Manager of Grand Casino Gulfport from June 2000 to July 2003, which is owned by Casers Entertainment, Inc. Previously, Mr. Billhimer was the Vice President and General Manager of Casino Magic Bay St. Louis where he was responsible for all operations, including the operations of the hotel and the golf course. Mr. Billhimer joined Casino Magic Bay St. Louis as a Casino Manager in 1992. He was thereafter promoted, first to the Assistant General Manager of Casino Magic Bay St. Louis, and then Assistant General Manager of Casino Magic Bossier City, prior to taking on the General Manager position at the Bay St. Louis property.

        David S. Ross has over 25 years of experience in the development of large-scale commercial and residential projects, including the sales, marketing and financing of such developments and the management of casino and hotel properties. From 1999 to the present, Mr. Ross has served as the President of Millamax Development Corp., a company he founded to assemble the Hard Rock Hotel & Casino Biloxi property. In 1993, Mr. Ross founded Millamax, Inc., where he served as the President and Chief Executive Officer from 1993 to 1999. At Millamax, Inc., he arranged project financing and developed the Ritz-Carlton San Juan Hotel, Spa & Casino and developed the 230-foot M/V Max One luxury casino and entertainment vessel deployed under bareboat charter from Key West, Florida and Sheepshead Bay, New York.

        Roy Anderson, III has served as the President and Chief Executive Officer of Roy Anderson Corp., a family-owned construction organization since 1993. In 1982, Mr. Anderson joined Roy Anderson Corp. and was named as an Executive Vice President in 1984. Roy Anderson Corp., founded in 1955, is a general construction company specializing in large-scale construction projects. Mr. Anderson has served on the board of the Gulfport Council Chamber of Commerce, National Board of Directors of Associated General Contractors of America and various other national, state and local organizations. In 1990, Mr. Anderson also served as President of the Mississippi Associated General Contractors. Mr. Anderson is also an attorney, with a law degree from the University of Mississippi School of Law, and is a member of the Mississippi Bar.

        Gregg R. Giuffria has served as a private investor from 2002 to the present. He served as the Chief Executive Officer of Outland Development LLC from 2000 to 2002, which was subsequently sold to Voyager Entertainment International, Inc., where he was instrumental in the pre-development of the Voyager Las Vegas project and the development of the Star of Shanghai. From 1997 to 2001, Mr. Giuffria served as the President and Chief Operating Officer of Full House Resorts, Inc., a hotel and casino company. From 1995 to 1997, Mr. Giuffria served as the Vice President of Corporate Development for Casino Data Systems, Inc. Mr. Giuffria owned "The Telnaes Patent," an important gaming/casino patent, which he subsequently sold to Casino Data Systems, Inc. and International Gaming Technology.

        John A. Orecchio has served as a Managing Director of AA Capital Partners, Inc. since 2000. Prior to 2000, Mr. Orecchio was a Managing Director of Bank of America Capital Corporation or BACC, a subsidiary of Bank of America Corporation. At BACC, Mr. Orecchio was one of two Managing Directors responsible for the day to day management of its $5.0 billion private equity fund investments portfolio and was a member of the firm's Investment Committee, which was responsible for all investment decisions related to the portfolio. Prior to joining BACC, Mr. Orecchio was a Managing Director in the Leveraged Finance Group of Bank of America and a predecessor organization, Continental Bank N.A., where he was responsible for the financing of a diverse portfolio of buyout transactions typically sponsored by a private equity firm. Mr. Orecchio is also a Chartered Financial Analyst.

        Charles L. Wall, Jr. has served as a Managing Director of AA Capital Partners, Inc. since 2002. Mr. Wall joined AA Capital Partners in June 2001 as its Vice President in charge of portfolio analysis. Prior to 2001, Mr. Wall was the Chief Financial Officer for BancAmerica Equity Partners or BAEP, where he was responsible for all back office support for equity investments made on behalf of Bank of America. In addition, he was instrumental in helping develop BAEP's private equity direct investment and fund of funds database with an outside vendor, which tracks all investment activity from initial screening to monitoring. Prior to joining BAEP, he held the position of controller for the Latin America Group, and worked in the Audit Division, for Continental Bank N.A. Mr. Wall is also a Certified Public Accountant.

        Matthew R. Friesl currently serves as a Vice President of AA Capital Partners, Inc. Prior to joining AA Capital Partners in November 2002, he was an associate in Salomon Smith Barney's international debt capital markets division, where he provided product, market and execution advice to investment banking clients on financing opportunities in a number of international markets. Prior to transferring to debt capital markets, he worked in Salomon Smith Barney's investment banking division, where he executed merger and acquisitions transactions in a variety of industries and participated in numerous lead managed capital market transactions. Mr. Friesl joined Salomon Smith Barney in July 1999. Mr. Friesl is also a Certified Public Accountant.

Committees of our Board of Managers

        Audit Committee.    Our board has designated Messrs. Wall and Ross as members of our board of managers' audit committee. The audit committee will engage our independent public accountants, review the plans for and the results of the audit engagement, approve professional services provided by, and the independence of, the independent public accountants, and consider the range of audit and non-audit fees for and consult with the independent public accountants regarding the adequacy of our internal accounting controls.

        The board of managers has determined that Mr. Wall qualifies as an "audit committee financial expert" under the rules and regulations of the Securities and Exchange Commission.

        We have adopted a Code of Ethics, which covers all employees who work with us.

        Holders of membership interest wishing to communicate with the board of managers or any committee can do so freely, as we are closely held. We have not adopted any other formal methods to communicate with our board or any of its committees.

Compensation Committee Interlocks and Insider Participation

        We do not have a compensation committee.

Employment Agreement

        We entered into an employment agreement with Joseph Billhimer, the President and Chief Operating Officer of Premier Entertainment Biloxi LLC. Mr. Billhimer's term of employment runs from July 1, 2003 through July 1, 2008. He will receive an annual base salary of $360,000 for his services performed prior to the opening of the Hard Rock Hotel & Casino Biloxi. Once the Hard Rock Hotel & Casino Biloxi opens to the public for gaming, his annual base salary will be $300,000, subject to increase at the discretion of our Board.

        Mr. Billhimer received a signing bonus of $25,000. In addition, he may receive target bonuses paid quarterly in amounts ranging from $25,000 to $59,375 if we achieve certain quarterly earnings before interest, taxes, depreciation and amortization ("EBITDA") targets. Mr. Billhimer is also entitled to an annual target bonus (less any bonus previously paid to Mr. Billhimer during the previous four quarters) in order to recapture quarterly bonus amounts not achieved due to seasonal fluctuations of EBITDA. In order to receive the annual target bonus, certain annual EBITDA levels must be met. Our board has the discretion to reduce the EBITDA levels necessary for Mr. Billhimer to achieve such quarterly or annual bonuses, and may decide to issue a discretionary bonus to Mr. Billhimer.

        If Mr. Billhimer is terminated without "cause" (as defined in the agreement) or resigns for one of the following reasons: (i) his duties/title diminish, (ii) his salary is reduced and/or his salary or bonus is not timely paid, (iii) we materially breach the agreement (which is not reasonably cured), or (iv) we are acquired by or involved in a merger of a non-affiliated entity and at least 60% of our total issued and outstanding equity is sold in the transaction, he will receive all accrued and unpaid salary and bonus amounts, a lump severance payment equal to his base salary from the date of termination to July 1, 2008 (which shall not be less than 1.5 times Mr. Billhimer's base salary), and any bonus amounts that would otherwise be payable from the date of termination to July 1, 2008. In addition, he will continue to participate in all of the benefit plans from the date of termination to July 1, 2008 and will be entitled to his automobile allowance from the date of termination to July 1, 2008.

        We have agreed to indemnify Mr. Billhimer from all costs and expenses from liabilities and lawsuits arising from or attributable to his employment, unless such liabilities or lawsuits are a result of gross negligence or willful misconduct by Mr. Billhimer. We have also agreed to obtain directors and officers insurance which will cover Mr. Billhimer during the term of his employment and for two years thereafter.

        The following table sets forth the compensation of our Chief Executive Officer for the year ended December 31, 2003. We had only one employee during that year.

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	All Other Compensation
Joseph Billhimer President and Chief Operating Officer of Premier Entertainment Biloxi LLC; President of Premier Finance Biloxi Corp.	2003	$178,000	$25,000	—	—

OWNERSHIP OF PREMIER ENTERTAINMENT BILOXI LLC
AND PREMIER FINANCE BILOXI CORP.

        The following table sets forth, as of July 1, 2004, certain information regarding the beneficial ownership of our membership interests entitled to vote by its members, its managers and executive officers. Premier Finance Biloxi Corp. is a wholly-owned subsidiary of Premier Entertainment Biloxi LLC.

	Ownership of Membership Interests
Name	Number of Class A Common Membership Interests	Percentage Ownership of Class A Common Membership Interests	Number of Class B Common Membership Interests	Percentage Ownership of Class B Common Membership Interests	Number of Class A Preferred Membership Interests	Percentage Ownership of Class A Preferred Membership Interests
GAR, LLC(1)	100	100%	—	—	—	—
David S. Ross(1)	100	100%	—	—	—	—
Roy Anderson, III(1)	100	100%	—	—	—	—
Gregg R. Giuffria(1)	100	100%	—	—	—	—
AA Capital Biloxi Co-Investment Fund, L.P. and AA Capital Equity Fund, L.P.(2)	—	—	100	100%	100	100%
John A. Orecchio(2)	—	—	100	100%	100	100%
Charles L. Wall, Jr.(2)	—	—	100	100%	100	100%
Matthew R. Friesl(2)	—	—	—	—	—	—
Joseph Billhimer	—	—	—	—	—	—
Managers and executive officers as a group (7 persons)	100	100%	100	100%	100	100%

(1)
Messrs. Anderson, Giuffria and Ross (collectively, the "GAR Managers") are each managing members, principal owners and controlling persons of GAR, LLC ("GAR") and have shared power to vote or direct their membership interests in us and shared power to dispose or direct the disposition of such membership interests in us. GAR is the beneficial owner of 100 Class A common membership interests, which entitles GAR to elect three of the six members of the Board of Managers and the shared power to dispose or direct the disposition of such membership interest in us. Mr. Anderson, Mr. Giuffria and Mr. Ross may each be deemed the beneficial owner of an aggregate of 100 Class A common membership interests, representing 100% of our outstanding Class A common membership interests. Mr. Keith Wallace is the beneficial owner of 10% of the nonvoting membership interests of GAR, and therefore is the beneficial owner of 10% of our Class A common membership interests. The address of Mr. Ross, Mr. Anderson, Mr. Giuffria, GAR and Mr. Wallace is c/o Premier Entertainment Biloxi LLC, 11400 Reichold Road, Gulfport, Mississippi 39503.

(2)
Messrs. Orecchio and Wall are each managing members and controlling persons of AA Private Equity Investors Management, LLC ("AA Management"), the general partner of each of AA Capital Equity Fund, L.P. ("AA Equity") and AA Capital Biloxi Co-Investment Fund, L.P. ("AA Biloxi"). As a result, membership interests beneficially owned by each of AA Equity and AA Biloxi are reported as beneficially owned by AA Management, which entitles them to elect three of the six members of our Board of Managers and the shared power to dispose or direct the disposition of such membership interests in us. Mr. Orecchio and Mr. Wall may each be deemed the beneficial owner of an aggregate of 100 of the Class B membership interests. The address of Mr. Orecchio, Mr. Wall, Mr. Friesl and AA Management is 10 South LaSalle Street, Suite 3712, Chicago, Illinois 60603.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On January 23, 2004, we privately placed the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement with the initial purchasers of the original notes, we agreed, for the benefit of holders of the notes, to:

  •
  prepare and file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the original notes for a series of exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes except that they will not contain terms with respect to transfer restrictions;

  •
  use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 270 days after the date on which we issued the original notes; and

  •
  promptly after the exchange offer registration statement is declared effective, offer the exchange notes in exchange for surrender of the original notes.

        We will be entitled to consummate the exchange offer on the expiration date provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

        In addition, under certain circumstances described below, we may be required to file a shelf registration statement to cover resales of the notes. If we do not comply with certain of our obligations under the registration rights agreement, we must pay liquidated damages on the original notes in addition to the interest that is otherwise due on the notes. See "—Liquidated Damages." The purpose of the exchange offer is to fulfill our obligations with respect to the registration rights agreement. If you are a broker-dealer that receives exchange notes for its own account in exchange for original notes, where you acquired such original notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Original Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept original notes for exchange that are properly tendered on or prior to 12:00 a.m. New York City time, on September 7, 2004, which we call the expiration date. If we, in our sole discretion, extend the period of time during which the exchange offer is open, the term expiration date means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $160 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about July 27, 2004, to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth under "—Certain Conditions to the Exchange Offer" below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby acceptance for exchange of any original notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

        Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "—Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., Chicago time, on the next business day after the previously scheduled expiration date.

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes. The terms of the exchange notes are substantially identical to the terms of the original notes except that the exchange notes will generally be freely transferable. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. Any original notes that remain outstanding after the consummation of the exchange offer, together with all exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. See "Description of Notes."

        The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, if you are an "affiliate" (within the meaning of the Securities Act) of ours or you intend to participate in the exchange offer for the purpose of distributing the exchange notes or you are a broker-dealer (within the meaning of the Securities Act) that acquired notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes, you:

  •
  will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters;

  •
  will not be able to tender your notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of your notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Subject to exceptions for certain holders, to participate in the exchange offer you will be required to represent to us at the time of the consummation of the exchange offer, among other things, that: (1) you are not an affiliate of ours; (2) any exchange notes to be received by you will be acquired in the ordinary course of your business; and (3) at the time of commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes. In addition, in connection with any resales of exchange notes, any broker-dealer who acquired exchange notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such a broker-dealer may fulfill its prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the initial sale of the original notes) with this prospectus. Under the registration rights agreement, we are required to allow a broker-dealer and other persons with similar prospectus delivery requirements, if any, to use this prospectus connection with the resale of such exchange notes for a period of time not less than 120 days following the consummation of the exchange offer. If you are a broker-dealer that receives exchange notes for its own account in exchange for original notes, where you acquired such original notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        You will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to your exchange of original notes for exchange notes in the exchange offer.

Shelf Registration Statement

        If:

  •
  we are not permitted to effect the exchange offer because of any change in law or in applicable interpretations of such law by the staff of the SEC;

  •
  the exchange offer is not consummated by the 30th business day after the date on which the exchange offer registration statement was declared effective;

  •
  any of the initial purchasers of the original notes so requests with respect to the original notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of exchange offer;

  •
  any holder of notes (other than a broker-dealer electing to exchange original notes acquired for its own account as a result of market-making or other trading activities for exchange securities) is not eligible to participate in the exchange offer and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the terms of exchange offer; or

  •
  any holder of notes (other than a broker-dealer electing to exchange original notes acquired for its own account as a result of market-making or other trading activities for exchange notes) participates in the exchange offer but does not receive freely tradable exchange notes on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the terms of exchange offer, we will:

  •
  as promptly as practicable prepare and file with the SEC a shelf registration statement relating to the offer and sale of notes that are not otherwise freely tradable;

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective not later than the later to occur of the date that is 90 days after the date on which our obligation to file the shelf registration arises or 210 days after the date on which we issued the original notes; and

  •
  use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of two years from the date on which we issued the original notes (subject to extension under certain circumstances) and such shorter period ending when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer restricted securities (as defined in Rule 144 under the Securities Act).

        You will not be entitled, except if you were an initial purchaser of the original notes, to have your notes registered under the shelf registration statement, unless you agree in writing to be bound by the applicable provisions of the registration rights agreement. In order to sell your notes under the shelf registration statement, you generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, you will be subject to the civil liability provisions under the Securities Act in connection with those sales and indemnification obligations under the registration rights agreements.

Liquidated Damages

        A registration default will be deemed to have occurred if:

  •
  the Issuers fail to file any registration statements required by the registration rights agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

  •
  the Issuers fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

  •
  the shelf registration statement on the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement.

        Additional interest will accrue on the notes subject to such registration default at a rate of (a) with respect to the first 90-day period immediately following the occurrence of such registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder and (b) with respect to each subsequent 90-day period in additional $.05 per week per $1,000 principal amount of notes held by such holders, up to a maximum amount of $.40 per week per $1,000 principal amount of notes, until such registration default has been cured. In each case, such additional amount is payable in addition to any other interest payable from time to time with respect to the original notes and the exchange notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires on the expiration date. The expiration date is 12:00 a.m., New York City time, on September 7, 2004, unless we in our sole discretion extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

        The exchange date will occur promptly after the expiration date. We expressly reserve the right to (i) terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us and (ii) amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 12:00 a.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

        If we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such period of five business days.

        This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

How to Tender

        The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

        General Procedures.    A holder of an original note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

        If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to as an Eligible Program, within the meaning of Rule 17Ad-15 under the Securities and Exchange Act of 1934. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

        Guaranteed Delivery Procedures.    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the back cover hereof on or prior to the expiration date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

        The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

        The party tendering original notes for exchange, whom we refer to as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of such tendered original notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor. See "—Terms of the Exchange."

Withdrawal Rights

        Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered original notes to be withdrawn, the certificate numbers of original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent. The exchange agent will act as agent for the Transferors for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the Transferors (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

        We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

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  any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

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  an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

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  there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

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  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939;

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  all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained;

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  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

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  a material adverse change shall have occurred in our business, condition, operations or prospects.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part if any such condition is not satisfied on the expiration date of this offering. We do not intend to terminate the exchange offer for any reason other than those expressed above.

        Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

        U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the back cover page of this prospectus. Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $75,000. No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Appraisal Rights

        You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

        The exchange of original notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Income Tax Considerations."

Other

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take. As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights, and limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Notes." All untendered original notes will continue to be subject to the restriction on transfer set forth in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk Factors—Risks Relating to the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer."

        We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes which are not tendered in the exchange offer.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange Original Notes

        Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of such original notes as set forth in the legend thereon as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. We do not currently anticipate that we will register original notes under the Securities Act unless requested by the holders of original notes who are not eligible to participate in the exchange offer. See "The Exchange Offer" and "Description of the Notes—Registration Rights."

        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder who is an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such exchange notes. However, the SEC has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder of the original notes who wishes to exchange its original notes for exchange notes in the exchange offer will be required to make certain representations to us, including that:

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  any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

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  at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

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  such holder is not our "affiliate" (as defined in Rule 405 promulgated under the Securities Act) or an "affiliate" of any of the guarantors;

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  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

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  if such holder is a broker-dealer (a "Participating Broker-Dealer"), such holder will receive exchange notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities and that such holder will deliver a prospectus in connection with any resale of such exchange notes.

By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer or any other person subject to the prospectus delivery requirements of the Securities Act for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for offer or sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement, subject to certain limitations specified therein, to register or qualify the exchange notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, we do not currently intend to register or qualify the sale of the exchange notes in any such jurisdictions.

        If any holder is our affiliate or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder

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  may not rely on the applicable interpretations of the staff of the SEC; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

GOVERNMENT REGULATION

        We will conduct our Mississippi gaming operations by owning and operating the Hard Rock Hotel & Casino Biloxi in the City of Biloxi, Harrison County, Mississippi. The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission.

        The Mississippi Gaming Control Act, which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Effective October 29, 1991, the Mississippi Gaming Commission adopted regulations in furtherance of the Mississippi Act.

        The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to:

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  prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

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  establish and maintain responsible accounting practices and procedures;

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  maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission;

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  prevent cheating and fraudulent practices;

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  provide a source of state and local revenues through taxation and licensing fees; and

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  ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

        The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi law or the regulations or the Mississippi Gaming Commission's interpretations thereof may limit or otherwise materially affect the types of gaming that may be conducted, and could have a material adverse effect on the Issuers and our Mississippi gaming operations.

        The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of December 31, 2003, dockside gaming was permissible in nine of the 14 eligible counties in the state and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the state in eligible counties along the Mississippi Gulf Coast. Although there are no legislative limitations on the number of gaming licenses which may be issued in Mississippi, competition is limited by the availability of legal, suitable and accessible sites.

        Mississippi law permits unlimited stakes gaming on permanently moored vessels on a continuous 24-hour basis and does not restrict the size of the gaming area or the percentage of vessel space which may be used for gaming. All types of casino games (other than bingo and race and/or sports betting) may be offered. House credit may be extended to qualified patrons. The legal age for gaming in Mississippi is 21.

        The Issuers, GAR, LLC and AA Capital, will be subject to the licensing and regulatory control of the Mississippi Gaming Commission. Upon our licensure, the Issuers must be registered under the Mississippi Act as publicly traded corporations. Registered publicly traded corporations are required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and furnish any other information which the Mississippi Gaming Commission may require. If the Issuers are unable to satisfy the registration requirements of the Mississippi Act, we cannot own or operate gaming facilities in Mississippi. We are also required to periodically submit detailed financial, operating and other reports to the Mississippi State Tax Commission and to furnish any other information required thereby.

        We must obtain and continue to maintain a gaming license from the Mississippi Gaming Commission to operate a casino in Mississippi. Gaming licenses require the periodic payment of fees and taxes and are not transferable. Gaming licenses are issued for a maximum term of three years and must be renewed periodically thereafter. No person may become an equity holder of or receive any percentage of profits from a licensed gaming entity, including us, without first obtaining licenses and approvals from the Mississippi Gaming Commission.

        The members, managers, officers and directors of the Issuers, and our key employees who are actively and directly engaged in the administration or supervision of gaming in Mississippi must be found suitable or be licensed by the Mississippi Gaming Commission. The Mississippi Gaming Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with the Issuers may be required to be found suitable, in which case those persons must pay the costs and fees associated with the investigation. A finding of suitability requires submission of detailed personal and financial information followed by a thorough investigation. There can be no assurance that a person who is subject to a finding of suitability will be found suitable by the Mississippi Gaming Commission. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Findings of suitability must be periodically renewed.

        Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require the Issuers to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in their capacities.

        Employees associated with gaming must obtain work permits that are subject to immediate suspension. The Mississippi Gaming Commission will refuse to issue a work permit to a person convicted of a felony and it may refuse to issue a work permit to a gaming employee if the employee has committed various misdemeanors or knowingly violated the Mississippi Act or for any other reasonable cause.

        At any time, the Mississippi Gaming Commission has the power to investigate and require a finding of suitability of any of our record or beneficial equity holders, regardless of the percentage of ownership. Mississippi law requires any person who acquires more than 5% of the voting securities of a publicly traded corporation registered with the Mississippi Gaming Commission to report the acquisition to the Mississippi Gaming Commission, and that person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the voting securities of such a company, as reported to the Mississippi Gaming Commission, must apply for a finding of suitability by the Mississippi Gaming Commission. An applicant for finding of suitability must pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation. The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a registered public or private entity's voting securities. However, the Mississippi Gaming Commission regulations may permit institutional investors to own beneficially up to 15% of a registered public or private company's common stock, and, in limited circumstances, up to 19% of a registered public company's common stock without a finding of suitability.

        Under certain circumstances, an "institutional investor," as defined by the regulations, which acquires more than 10% but not more than 15% of a registered public or private company's voting securities, may apply to the Executive Director of the Mississippi Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered public or private company, any change in the registered public or private company's corporate charter, bylaws, management, policies or operations of the registered public or private company or any of its gaming affiliates, or any other action which the Mississippi Gaming Commission finds to be inconsistent with holding the registered public or private company's voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

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  voting, directly or indirectly through the delivery of a proxy furnished by the board of directors, on all matters voted upon by the holders of such voting securities;

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  serving as a member of any committee of creditors or security holders formed in connection with a debt restructuring;

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  nominating any candidate for election or appointment to the board of directors in connection with a debt restructuring;

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  accepting appointment or election as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member's term;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

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  such other activities as the Mississippi Gaming Commission may determine to be consistent with such investment intent.

        An institutional investor that has been granted a waiver may beneficially own more than 15%, but not more than 19%, of the voting securities of a registered public company only if such additional ownership above 15% results from the operation of such company's stock repurchase program, as long as the institutional investor does not purchase or acquire any additional voting securities of such company and the institutional investor reduces its ownership in such company to 15% or less within one year from the date the institutional investor receives constructive notice that its ownership in such company exceeded 15%.

        If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The Mississippi Gaming Commission may at any time dissolve, suspend, condition, limit or restrict a finding of suitability to own our equity interests for any cause it deems reasonable.

        The Issuers may be required to disclose to the Mississippi Gaming Commission, upon request, the identities of the holders of any debt or other securities. In addition, under the Mississippi Act, the Mississippi Gaming Commission may, in its discretion:

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  require holders of debt securities of registered corporations to file applications;

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  investigate the holders; and

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  require the holders to be found suitable to own the debt securities.

        Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as the notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt or equity securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with the investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Issuers beyond the time that the Mississippi Gaming Commission prescribes may be guilty of a misdemeanor. The Issuers will be subject to disciplinary action if, after receiving notice that a person is unsuitable to be an equity holder, a holder of the debt securities of the Issuers, or to have any other relationship with the Issuers:

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  pay the unsuitable person any dividend, interest or other distribution whatsoever;

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  recognize the exercise, directly or indirectly, of any voting rights conferred through such securities held by the unsuitable person;

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  pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in limited and specific circumstances;

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  make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction; or

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  fail to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

        Upon our licensure, the Issuers must maintain in Mississippi a current ledger with respect to the ownership of their equity securities which must reflect the record ownership of any equity security issued by the Issuers. The ledger must be available for inspection by the Mississippi Gaming Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make that disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

        Upon our licensure, the Mississippi Act requires that the certificates representing securities of the Issuers bear a legend to the general effect that the securities are subject to the Mississippi Act and the regulations of the Mississippi Gaming Commission. Although there can be no assurances that such will be granted to the Issuers, the Mississippi Gaming Commission routinely grants waivers of this legend requirement to registered publicly traded corporations. The Mississippi Gaming Commission has the power to impose additional restrictions on the Issuers and the holders of their securities at any time.

        Substantially all loans, leases, sales of securities and similar financing transactions by a gaming licensee must be reported to or approved by the Mississippi Gaming Commission. A gaming licensee may not make a public offering of its securities in the absence of a waiver granted by the Mississippi Gaming Commission; however, a gaming licensee may pledge or mortgage casino facilities if it obtains the prior approval of the Mississippi Gaming Commission. Upon our licensure, the Issuers may not make a public offering or private placement of their securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. The approval, if given, does not constitute a recommendation or approval of the accuracy or adequacy of the prospectus or the investment amounts of the securities subject to the offering.

        Under the regulations of the Mississippi Gaming Commission, we, upon licensure, may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge our assets to secure payment or performance of the obligations evidenced by a security issued by an affiliated company, without the prior approval of the Mississippi Gaming Commission. Similarly, our ownership interests, upon licensure, may not be pledged, nor may the pledgee of such ownership interests foreclose on such a pledge, without the prior approval of the Mississippi Gaming Commission. Moreover, upon our licensure, restrictions on the transfer of an equity security issued by us and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Gaming Commission.

        Upon our licensure, neither Issuer may change its control through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover without the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        Upon our licensure, none of the Issuers may engage in gaming activities in Mississippi while the Issuers and/or persons found suitable to be associated with our gaming license conduct gaming operations outside of Mississippi without waiver or approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may require means for it to have access to information concerning us and our affiliates' out-of-state gaming operations.

        If the Mississippi Gaming Commission decides that a gaming licensee violated a gaming law or regulation, the Mississippi Gaming Commission could limit, condition, suspend or revoke the license. In addition, the licensee, any registered holding company of the licensee, and the persons involved could be subject to substantial fines for each separate violation. A violation under a gaming license held by one our affiliates may be deemed a violation of our gaming license. Because of a violation, the Mississippi Gaming Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of our gaming license or the Issuers' registrations as publicly traded corporations or the appointment of a supervisor could, and revocation of any gaming license or registration would, materially adversely affect our business.

        A gaming licensee must pay license fees and taxes, computed in various ways depending on the type of gaming involved, to the State of Mississippi and to the county or city in which the gaming licensee conducts operations. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

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  a percentage of the gross gaming revenues received by the casino operation;

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  the number of slot machines operated by the casino; and

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  the number of table games operated by the casino.

        The license fee payable to the State of Mississippi is based upon "gross revenue," generally defined as gaming receipts less payouts to customers as winnings, and equals:

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  4% of gross revenue of $50,000 or less per month;

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  6% of gross revenue over $50,000 but not exceeding $134,000 per month; and

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  8% of gross revenue over $134,000 per month.

        These license fees are allowed as a credit against a licensee's Mississippi income tax liability for the year paid. The gross revenue fee imposed by the Mississippi cities and counties in which casino operations are located is in addition to the fees payable to the State of Mississippi and equals approximately 4% of the gaming receipts.

        The Mississippi Gaming Commission regulations require as a condition of licensure that a gaming establishment include a 500-car or larger parking facility in close proximity to the casino complex, and infrastructure facilities which amount to at least 100% of the casino cost. Infrastructure facilities are defined in the regulation to include a hotel with at least 250 rooms, theme park, golf course and other similar facilities. With the opening of its hotel and other amenities, the Hard Rock Hotel & Casino Biloxi is expected to be in compliance with this requirement.

        On July 23, 2003, the Mississippi Gaming Commission adopted an amendment to its regulation governing site approval, licensing and other commission approvals, and the amendment became effective on August 22, 2003. As of June 16, 2003, the Mississippi Gaming Commission amended its policy governing site approval, licensing and other commission approvals so that the policy comported with the amended regulation; in other words, the Hard Rock Hotel & Casino Biloxi and any other proposed casino development became subject to the amended regulation on June 16, 2003. Pursuant to the amended regulation, there are five Mississippi Gaming Commission approvals that must be obtained in order to open a gaming establishment:

  1.
  Gaming Site Approval.    This is a Mississippi Gaming Commission finding that the site location is legal and suitable pursuant to applicable gaming statutes and regulations. The following information must be provided to and approved by the Mississippi Gaming Commission in order to receive Gaming Site Approval: (a) a survey; (b) the use of adjacent parcels; (c) the location of the nearest residential area, school and church; and (d) evidence of proper zoning. Gaming site approval is granted for a period of two years; additionally, site development plan approval must be received within six months of gaming site approval.

  2.
  Site Development Plan Approval.    This is a Mississippi Gaming Commission approval of the proposed development plan in concept, and must be obtained within 6 months of receiving gaming site approval. Site development plan approval may be received concurrently with gaming site approval. The following information must be provided to and approved by the Mississippi Gaming Commission in order to receive site development plan approval: (a) the development plans and renderings showing proposed construction details and the footprint of the project; (b) a description of the construction; (c) a description of the parking facilities and capacity; and (d) preliminary figures demonstrating that the infrastructure requirement as described hereinabove will be met.

  3.
  Approval to Proceed With Development.    This is a Mississippi Gaming Commission approval that permits the applicant to begin construction of the development. The following information must be provided to and approved by the Mississippi Gaming Commission in order to receive approval to proceed with development: (a) detailed figures demonstrating that the infrastructure requirements as described hereinabove will be met; (b) the construction schedule; (c) current financial statements; (d) a detailed statement of the source of funds needed for construction, including firm written unconditional financing commitments; and (e) evidence that various federal, state and local agencies do not oppose the project.

  4.
  Gaming Operator's Licensure.    This Mississippi Gaming Commission approval licenses the applicant to operate a gaming establishment. The application for a gaming operator's license and the applications for findings of suitability of all holding companies, officers and directors (or their counterparts), key management, and significant equity holders must be filed within 90 days of the receipt of the approval to proceed with development.

  5.
  Approval to Open.    This Mississippi Gaming Commission approval permits the casino to open. The land based facilities constituting the required infrastructure must be fully operational before the casino is permitted to open. Approval to open must be received within two years of receiving gaming site approval, although extensions totaling not more than six months are available provided site development is at least 85% complete.

        On July 23, 2003, the Mississippi Gaming Commission granted gaming site approval and site development plan approval to us for the Hard Rock Hotel & Casino Biloxi. On January 21, 2004, the Mississippi Gaming Commission granted us approval to proceed with development of the Hard Rock Hotel & Casino Biloxi. Additionally, on January 21, 2004, the Mississippi Gaming Commission granted approval of:

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  the exchange offer,

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  the pledge of equity interests,

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  the negative pledge of equity interests,

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  the placement of restrictions upon the transfer of equity interests,

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  the agreements not to encumber equity interests,

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  the hypothecation of assets in connection with the offering of the notes,

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  the placement of restrictions upon the transfer of equity interests in connection with the junior subordinated note, and

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  the placement of restrictions upon the transfer of equity interests in connection with the industrial development revenue bonds issued by the MBFC.

        Both the local jurisdiction and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission license, control and regulate our sale of alcoholic beverages, including beer and wine, at the Hard Rock Hotel & Casino Biloxi. The Hard Rock Hotel & Casino Biloxi is in an area designated as a special resort area, which allows casinos located therein to serve alcoholic beverages on a 24-hour basis. The Alcoholic Beverage Control Division requires that our key officers and managers and all owners of more than 5% of our equity submit detailed personal, and in some instances, financial information to the Alcoholic Beverage Control Division and be investigated and licensed. All such licenses are non-transferable. The Alcoholic Beverage Control Division must approve changes in key positions. The Alcoholic Beverage Control Division has the full power to limit, condition, suspend or revoke any license for the service of alcoholic beverages or to place a licensee on probation with or without conditions. Any disciplinary action could, and revocation would, have a material adverse effect upon the operations of the Hard Rock Hotel & Casino Biloxi.

RELATED PARTY TRANSACTIONS

Roy Anderson, III

        Roy Anderson, III is President and Chief Executive Officer of Roy Anderson Corp., our general contractor. Roy Anderson, III is also a member of GAR, LLC, one of our members, and a member of our board of managers. We have entered into a guaranteed maximum price construction contract with Roy Anderson Corp. We believe the terms of this agreement are at arm's length and are on terms which we could otherwise receive from an unaffiliated third party. See "Risk Factors—Risks Relating to the Notes—There are conflicts of interest between us and parties who have signed agreements with us."

David Ross

        David S. Ross is a member of GAR, LLC and a member of our board of managers. David Ross is also the President of Millamax Development Corp. Millamax Development assigned contracts to us for the purchase of certain parcels of land on which the Hard Rock Hotel & Casino Biloxi will be located. We subsequently purchased the land subject to the assigned purchase contracts in exchange for $12,432,714. Of this $12,432,714, the assignment consideration was $5,000,000 and $7,432,714 was for the parcels of land. We believe the terms of this sale were at arm's length and were on terms which we could have otherwise received from an unaffiliated third party.

Gregg Giuffria

        Gregg R. Giuffria is a member of GAR, LLC and a member of our board of managers. Gregg Giuffria received a $1,000,000 fee from Millamax Development for development services rendered to Millamax Development. We believe that the terms of his agreement with Millamax Development had a minimal effect on the terms of our purchase of land from Millamax Development and were on terms which we could have otherwise received from an unaffiliated third party.

Hard Rock Hotel Licensing/The Rank Group Plc

        Hard Rock Hotel Licensing, Inc., a subsidiary of The Rank Group Plc, is the owner of the marks that we are licensing under the license agreement. If our license agreement with Hard Rock Hotel Licensing is for some reason terminated, then that termination would trigger an event of default under the investment agreement, and we could be required to prepay, subject to the intercreditor agreement, the junior subordinated note. If The Rank Group uses its position as the parent company of Hard Rock Hotel Licensing to cause Hard Rock Hotel Licensing to terminate the license agreement, we could be required to prepay, subject to the intercreditor agreement, the junior subordinated note to Rank America, Inc., a domestic subsidiary of the Rank Group. See "Risk Factors—Risks Relating to the Notes—There are conflicts of interest between us and parties who have signed agreements with us."

DESCRIPTION OF MATERIAL AGREEMENTS

        The following summaries of certain provisions of the agreements below do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of those agreements. We urge you to read each of these agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, before investing in the notes.

Contractor's Agreement

        We entered into the contractor's agreement with Roy Anderson Corp., which sets forth the contractor's responsibilities relating to the construction and development of the Hard Rock Hotel & Casino Biloxi. The contractor is responsible for the construction of the hotel, a casino barge, a low rise transition building with adjoining pool and beach area, a free standing, six story parking garage and the associated site development, infrastructure and utilities system. The contractor is also responsible for the design and engineering of the parking garage. The contractor provided us with a payment and performance bond covering 100% of the work and naming us and the trustee as co-obligees.

        The contractor is required to achieve substantial completion. The completion date may be extended for certain reasons, such as such as force majeure.

        If the contractor fails to achieve substantial completion within three days following the completion date, we are entitled to liquidated damages in the amount of $10,000 per day from days 4-11, $25,000 per day from days 12-19 and $50,000 per day thereafter, with the maximum total capped at $1.5 million. If the contractor establishes substantial completion prior to three days before the completion date, we will pay the contractor a $10,000 per day from days 4-11, $25,000 per day from days 12-19 and $50,000 per day thereafter bonus, with the maximum total capped at $800,000.

        The maximum cost to us for the completion of all of the work (including the contractor's fee and all direct purchase items purchased by us) is $82.0 million, which may be increased or decreased for changes in the scope of the work. Change orders valued at more than $500,000 also require approval by our architect and compliance with certain conditions under our disbursement agreement. If the aggregate of all change orders exceeds $5.0 million, then the architect's approval and compliance with certain conditions under our disbursement agreement are required for all subsequent change orders. We have recently entered into change orders with respect to the construction contract as a result of increased labor costs. These change orders have resulted in an increase to the guaranteed maximum price of approximately $580,000.

        We are generally required to pay the contractor on a monthly basis upon submission of proper documentation. Interest at a rate of the prime rate plus 2% shall accrue on amounts not paid within thirty days after approval of payment by us and by the architect.

        If we breach the terms of the contractor's agreement and such breach is not cured within 30 days after written notice from the contractor, the contractor may terminate the contractor's agreement. If work is suspended for more than 30 consecutive days from causes not the fault of the contractor, the contractor may terminate the contractor's agreement upon 30 days' notice to us.

        We may terminate the contractor's agreement if after five days' written notice, the contractor fails to commence or prosecute work in accordance with the contract documents, fails to use adequate personnel or equipment to complete work in accordance with the project schedule, fails to perform its obligations under the contract documents or fails to make payments in a timely manner. We may also terminate the contractor's agreement if the contractor fails to provide assurance of future performance within ten days' receipt of a request to do so, is adjudged bankrupt, makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of the contractor's creditors or on account of its insolvency. In addition, we have the right, at any time, to terminate the contractor's agreement at any time. However, if we exercise this right, the contractor shall be entitled to receive payments for any pre-construction services and work executed, together with reasonable overhead and profit of the work executed as of the date of such termination, and any amounts incurred by the contractor in connection with terminating any subcontractors, purchase orders plus any proven costs sustained in connection with the termination of the contractor's agreement.

        We approved the form of the barge construction contract to be entered into between contractor and Corn Island Shipyard attached to the contractor's agreement as an exhibit. We agreed: (i) that the terms and conditions set forth in the barge construction contract satisfy all of the conditions of the contractor's agreement; (ii) that the payments for work to be performed under the terms of the barge construction contract satisfy all of the requirements of the contractor's agreement; (iii) that Corn Island Shipyard shall not be required to provide a consent to assignment in favor of the trustee and (iv) to waive any requirements set forth in the contractor's agreement and in any other contract that are inconsistent with the terms of the barge construction contract.

Architect's Agreement

        We entered into the architect's agreement with Paul Steelman, Ltd., which sets forth the architect's responsibilities relating to the design and development of the Hard Rock Hotel & Casino Biloxi which include overseeing the construction of the project. The architect's services will be performed according to the project schedule. The architect, in consultation with us, will develop a written program which, along with the schematic budget, will be the basis of our construction budget, and may not be changed without our written approval.

        Upon completion of the design development documents, the architect will provide such documents to the contractor so that the contractor may confirm the project guaranteed maximum price to us. If the guaranteed maximum price exceeds our construction budget, then we will have the right to require the architect to revise the construction documents so that the actual construction cost does not exceed our construction budget. The architect will do such work as part of the basic services to be performed by the architect.

        The architect will review and certify the amounts due to the contractor within five days after receipt of the contractor's application for payment, and will issue to us and/or the disbursement agent an architect's certificate.

        The architect's agreement may be terminated by either party upon ten days' notice if (i) the other party fails to substantially perform in accordance with the terms of the architect's agreement through no fault of the party initiating such termination, (ii) the project is abandoned by the owner for more than ninety consecutive days or (iii) the parties cannot agree on revisions to the architect's agreement required by the trustee providing financing for the project. We may also terminate the architect's agreement if the architect is adjudged bankrupt, files for voluntary dissolution, is involuntarily dissolved, conveys ownership of the architect, assigns any of its rights under the architect's agreement, or if the project is permanently abandoned. In addition, we have the right, upon not less than seven days' written notice to the architect, to terminate the architect's agreement at our convenience and without cause. If we exercise this right, the architect shall be entitled to have us pay for services performed prior to termination, together with reimbursement expenses and termination expenses for the thirty days following the date of termination.

        We shall make payments to the architect within thirty days after we receive and approve the architect's application for payment and all necessary certificates and other documentation, except that amounts disputed shall not be due until the disputed matter is resolved. We may withhold payment from the architect as a set off for damages due to the architects' breach under the architect's agreement or any other construction document, if not cured by the architect within seven days after we provide the architect with notice of such breach. Invoices for additional services must be submitted to us within sixty days after the date any additional service is rendered. Amounts that remain unpaid sixty days after the invoice date will accrue interest at a rate of the prime rate plus 2% beginning on the sixtieth day after the invoice date. Unless due to a pending dispute, if we persistently fail to make payment to the architect for services properly performed, the architect may, upon seven days' notice to us, suspend performance of services.

        Compensation payable to the architect for basic services under the architect's agreement shall not exceed $5.3 million. Compensation for additional services shall be computed according to the schedule attached to the architect's agreement. We shall reimburse the architect for normal reimbursable expenses, such as drawing reproduction, computer plots, travel expenses or shipping and postage.

Cash Collateral and Disbursement Agreement

        We entered into the disbursement agreement with the disbursement agent, the trustee, the independent construction consultant and Premier Finance Biloxi Corp., under which we deposited approximately $177.6 million into a construction disbursement account, an interest reserve account and a tidelands lease account, to be disbursed by the disbursement agent pursuant to the disbursement agreement.

        Construction Disbursement Account.    Approximately $143.5 million was deposited into a construction disbursement account and will be used to fund the development, construction and opening of the Hard Rock Hotel & Casino Biloxi. Funds in this account are invested in cash equivalents. All such funds are held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the disbursement agreement.

        Subject to certain exceptions, the disbursement agent will disburse funds from the construction disbursement account only upon the satisfaction of the disbursement conditions set forth in the disbursement agreement.

        The disbursement agreement will permit advance construction disbursements from the construction disbursement account up to $1.0 million in the aggregate, prior to June 1, 2004, up to $3.0 million in the aggregate, prior to September 1, 2004, and up to $5.0 million in the aggregate thereafter outstanding at any time, subject to certain conditions.

        Construction Budget.    The disbursement agreement provides that the construction budget may be amended only upon the satisfaction of certain conditions set forth in the disbursement agreement. In addition, construction line items in the construction budget may only be increased if the funds for such increase are made available in the construction budget from certain specified sources, provided, that, the line item established for "finishes" and "pre-opening expenses" in the construction budget may not be reduced by more than 15% and the line items established for "excess liquidity," "non-gaming FF&E," "owner supplied FF&E" and "working capital" in the construction budget may not be reduced. We will also cure any anticipated cost overruns during the construction of the Hard Rock Hotel & Casino Biloxi using funds from certain specified sources and to provide certain certifications from time to time regarding project costs.

        Disbursement of Funds Following the Initial Operating Date.    Pursuant to the disbursement agreement, once the disbursement agent receives, among other things, an officer's certificate from us, the general contractor and the independent construction consultant confirming that (1) the Hard Rock Hotel & Casino Biloxi has been operating uninterrupted for at least 10 days prior to the date of certification, (2) all amounts required to be paid to the contractors in connection with the Hard Rock Hotel & Casino Biloxi have been paid, other than disputed amounts with contractors of not more than $2.0 million, retainage amounts of not more than $5.0 million and punchlist items of not more than $800,000 so long as 125% of any such disputed amounts with respect to the contractor's agreement, 200% of any such disputed amounts relating to any other construction contract and 100% of such retainage amounts and 175% of the cost to complete such punchlist items have been reserved in the construction disbursement account, (3) we have received final lien releases from each contractor (other than respect to disputed amounts, retainage amounts and punch list items permitted to be unpaid pursuant to clause (2) above) and amounts requested for disbursement from a single supplier with a contract price (or expected aggregate amount to be paid in the case of "cost plus" contracts) of less than $100,000, (4) there are no mechanic's liens or other liens filed against the Hard Rock Hotel & Casino Biloxi and (5) the contractor has not delivered a certificate to the disbursement agent objecting to the amounts to be reserved under clause (2) above, then the disbursement agent will disburse all remaining funds in the construction disbursement account, if any, other than the amount reserved pursuant to clause (2) above, to the account specified by us.

        Final Disbursement of Funds.    Pursuant to the disbursement agreement, once the disbursement agent receives, among other things, an officer's certificate from us, the general contractor and the independent construction consultant confirming that (1) the Hard Rock Hotel & Casino Biloxi has been operating uninterrupted for at least 10 days prior to the date of certification, (2) all amounts required to be paid to the contractors in connection with the Hard Rock Hotel & Casino Biloxi have been paid, (3) we have received final lien releases from each contractor (provided, however, that lien releases, affidavits and agreements need not be provided for unincorporated materials from a single supplier with a contract price (or expected aggregate amount to be paid in the case of "cost plus" contracts) of less than $100,000) and (4) there are no mechanic's liens or other liens filed against the Hard Rock Hotel & Casino Biloxi, then the disbursement agent will disburse all remaining funds in the construction disbursement account, if any, to the account specified by us.

        Interest Reserve Account.    Approximately $33.1 million was deposited into an interest reserve account. Funds in this account are invested in government securities. Funds and other assets held in the interest reserve account are pledged to the trustee for the benefit of itself and the holders of the notes. These funds will be used for the first four payments of interest on the notes. Any funds remaining in the interest reserve account after the fourth interest payment on the notes has been made in accordance with the indenture will be disbursed from the interest reserve account to an account specified by us.

        Tidelands Lease Reserve Account.    Approximately $1.0 million was deposited into a tidelands lease reserve account to fund rent payments on the tidelands lease for the first year of operations. In addition, the disbursement agreement requires that, with each construction disbursement request during the construction period and each month during the operating period, and in any event within two business days after we determine that the amount we reasonably expect will be due and owing to the State of Mississippi under the tidelands lease during the next succeeding 60 days is greater than the amount then on deposit in the tidelands lease reserve account, we shall: (i) deposit an amount equal to the excess into the tidelands lease reserve account; or (ii) submit a project budget amendment certificate to transfer the excess into the tidelands lease reserve account.

        The disbursement agent will disburse funds from the tidelands lease reserve account only:

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  as directed by us in a certificate from us certifying that the tidelands lease requires that such amounts be paid; or

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  to the State of Mississippi upon receipt by the disbursement agent of a notice from the State of Mississippi that we are in default under the tidelands lease, and that such default may be cured by the payment of a liquidated sum of money to the State of Mississippi.

        Funds in this account are invested in cash equivalents. Funds and other assets held in the tidelands lease reserve account are pledged to the trustee for the benefit of itself and the holders of the notes.

        PFC Payment Account.    Under the Mississippi municipal bond financing program, from time to time, we will submit requests to the disbursement agent to transfer a portion of the proceeds from the construction disbursement account into a pfc payment account as an equity contribution to Premier Finance Biloxi Corp. Upon satisfaction of the conditions contained in the disbursement agreement and review by the independent construction consultant, the disbursement agent shall transfer such funds to the pfc payment account and then immediately transfer such funds to an account held by the trustee of the industrial development revenue bonds to enable Premier Finance Biloxi Corp. to purchase the industrial development revenue bonds from the Mississippi Business Finance Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources." All amounts transferred to the pfc payment account shall be deemed to be an equity contribution by us to Premier Finance Biloxi Corp. The proceeds of the industrial development revenue bonds will be used to fund the costs of the acquisition, construction and installation of certain land-based improvements and equipment in accordance with the disbursement agreement, and the indenture governing the bond financing transaction.

Public Trust Tidelands Lease with State of Mississippi

        We entered into a lease with the State of Mississippi for the use of approximately five acres of tidelands which we will use to construct and operate our casino vessel and develop a recreational marina.

        Term.    The term of the lease is for 30 years commencing on October 27, 2003. We have an option to renew the lease for a term of an additional 20 years and have an exclusive option to enter into a future lease at the expiration of the additional term.

        Rent.    We will pay annual rent of $21,900 from October 27, 2003 until the earlier of June 1, 2006 or the first day of the calendar month on which the casino portion of the Hard Rock Hotel & Casino Biloxi opens. Following such date, the annual rent will be determined according to the State of Mississippi's appraisal of the fair market rental value of tidelands leased for similar uses. We do not have the ability to challenge the initial appraisal performed by the designated appraiser selected by the State of Mississippi of the fair market rental amount for the first five year period. The fair market rental amount for each subsequent five year period will be determined in accordance with (i) the increase in the All Urban Consumer Price Index or (ii) the amount set forth in a written appraisal performed by the designated appraiser selected by the State of Mississippi. Our rights to challenge this appraisal are very limited, and the State of Mississippi may terminate the tidelands lease if we and the State of Mississippi do not agree on the rent for any subsequent five year period. Rent is due and payable before the beginning of each lease year when our casino is operating, except for the annual rent due in the first year in which our casino opens, which is to be paid in four equal installments over the course of the first 90 days following the earlier of June 1, 2006 or the first day of the calendar month on which our casino opens. We must pay interest on any rental amount that is not timely paid.

        Termination and Remedies.    The State of Mississippi may terminate the lease: (i) if we do not obtain satisfactory financing needed to construct the Hard Rock Hotel & Casino Biloxi within one year from the initial date of the lease, subject to 30 days advance written notice of termination from the State of Mississippi, (ii) if we do not obtain all of the necessary permits, licenses or approvals to develop and operate the Hard Rock Hotel & Casino Biloxi by June 1, 2006 or we do not maintain such necessary permits, licenses and approvals once they have been obtained, subject to 30 days advance written notice of termination from the State of Mississippi, (iii) if any monetary or other material default under the lease occurs and we fail to cure the default within 30 days following receipt of written notice from the State of Mississippi; provided that if such default cannot be cured solely by the payment of a liquidated sum of money, such cure period may be extended for a reasonable period of time not to exceed 180 days if certain conditions are satisfied, (iv) if (A) a petition in bankruptcy is filed by us or (B) a petition in bankruptcy is filed against us and (x) we do not pay our rent due under the lease or (y) an order for relief is entered against us in connection with such petition; (v) if we fail to use the leased premises for a permitted purpose or abandon the leased premises for a period of 90 consecutive days, subject to 30 days advance written notice of termination from the State of Mississippi, (vi) if, following 30 days written notice from the State of Mississippi, we voluntarily surrender our gaming license and do not negotiate a new lease with the State of Mississippi within 60 days thereafter; or (vii) if our use of the leased premises for gaming is restrained or enjoined by a court order due to a challenge to the legality of the Mississippi gaming statutes or by an act of the Mississippi legislature or the United States Congress, subject to 30 days advance written notice of termination from the State of Mississippi.

        However, the trustee is entitled to written notice from the State of Mississippi of any default under the lease which may give rise to a right of termination on the part of the State of Mississippi. If the State of Mississippi is entitled to terminate the lease by reason of a default (other than a default in the payment of rent or other liquidated sum of money due under the lease) or by reason of our failure to use the leased premises or abandonment of the leased premises for 90 consecutive days, and the trustee undertakes to cure such default within 60 days after receipt of such notice and thereafter makes a diligent and good faith effort to cure such default and does cure such default within the time provided for in the lease, then the lease will not terminate by reason of such default. The commencement of the 60 day period will be extended by up to 12 months if the trustee is prevented from curing a default by our bankruptcy or other order directed against us by a court or governmental agency. In addition, the State of Mississippi may not accept any voluntary cancellation, surrender, termination or abandonment of the lease by us without the prior written consent of the trustee.

        If the Mississippi Gaming Commission does not issue or renew, or revokes our gaming license for the leased premises pursuant to a final, non-appealable order, we can transfer the lease to another entity which has a current gaming license issued by the Mississippi Gaming Commission. If we do not transfer the lease within 180 days from the order date, the lease will automatically terminate.

        In addition, if the lease terminates prior to the end of either the initial term or the renewal term, the trustee may request that the State of Mississippi enter into a new lease on the same terms and conditions as the existing lease within 60 days after the State of Mississippi notifies the trustee of the termination. Upon the satisfaction of certain conditions, including, but not limited to, (i) the payment by the trustee of all amounts owed by us under the lease, all ad valorem taxes and special assessments imposed on the leased premises and all reasonable expenses of the State of Mississippi as a result of such termination and (ii) the cure by the trustee of any other defaults by us under the lease prior occurring prior to such termination, then the State of Mississippi will enter into a new lease with the trustee.

License Agreement with Hard Rock Hotel Licensing

        On May 15, 2003, we entered into a license agreement with Hard Rock Hotel Licensing, Inc., under which it granted us an exclusive right and license to design, develop, operate, own and manage the Hard Rock Hotel & Casino Biloxi using and displaying the licensed rights at the Hard Rock Hotel & Casino Biloxi. The initial term of the license agreement is 20 years, with two 10-year renewal options.

        Licensed Rights.    The licensed rights include the following trademarks: Hard Rock Hotel, Hard Rock Live!, Hard Rock Casino and Hard Rock Hotel & Casino Biloxi. During the term of the license agreement, Hard Rock Hotel Licensing cannot license or operate a Hard Rock Hotel or Hard Rock Casino within the cities of Biloxi, Gulfport and Bay St. Louis. The license agreement also provides for a license of the hotel system and manuals collectively developed by us and Hard Rock Hotel Licensing to be used in the operation of the Hard Rock Hotel & Casino Biloxi but which are owned by Hard Rock Hotel Licensing. The license agreement may not be assigned or otherwise transferred by us without the prior written consent of Hard Rock Hotel Licensing.

        Fees.    We have paid Hard Rock Hotel Licensing a one-time non-refundable territory fee of $500,000. We have also agreed to pay Hard Rock Hotel Licensing on a monthly basis a licensing fee equal to 3% of our non-gaming revenues from operations during the term of the license agreement. This licensing fee is based on our revenues derived from the rental of hotel guest, conference and meeting rooms (including 60% of the value of complimentary rooms and services), the sale of food, beverage and merchandise, the collection of parking fees and a portion of the proceeds of business interruption insurance received by us, but is not based on revenues derived from gaming, the Hard Rock Cafe or the Hard Rock Retail Store. We have also committed to pay Hard Rock Hotel Licensing an annual fee (payable in equal monthly installments), commencing when the Hard Rock Hotel & Casino Biloxi first opens and for each year thereafter during the term of the license agreement, of $1.0 million for the first year, $1.2 million for the second year, $1.4 million for the third and fourth years, $1.5 million for the fifth year, and then adjusted by the inflation rate thereafter. During the first 24 months of the license agreement, we are also required to pay Hard Rock Hotel Licensing a technical service fee of $1,000 per room in exchange for Hard Rock Hotel Licensing providing us with certain technical services. This technical service fee will be $306,000, based on an assumption of 306 hotel guest rooms, and is payable in 24 equal monthly installments. Upon final determination of the number of rooms, the exact fee will be reconciled accordingly.

        Marketing Expenses.    After we open the Hard Rock Hotel & Casino Biloxi we are required to spend at least 3.5% of our total annual revenues on advertising and publicity. We may also be required to participate and contribute 1% of our monthly revenues from operations as a contribution to Hard Rock Hotel Licensing's global marketing fund as part of its system-wide advertising campaign or sales promotion program, if and when established by Hard Rock Hotel Licensing.

        Insurance.    The license agreement also requires us to maintain (i) builder's risk insurance while the Hard Rock Hotel & Casino Biloxi is being constructed, (ii) property damage insurance, general liability insurance and workers' compensation insurance at all times during the term of the license agreement and (iii) business interruption insurance and fidelity and dishonesty insurance at all times during the operation of the Hard Rock Hotel & Casino Biloxi.

        Reserve Fund.    The license agreement also requires us to establish a reserve fund in an amount equal to 1.5% of our total revenues during our first fiscal year and increasing to 3.5% during our fourth fiscal year and each subsequent fiscal year. The reserve fund will be used to refurbish and renovate the Hard Rock Hotel & Casino Biloxi from time to time in order to maintain an appropriate standard of a first-class hotel. We will use the reserve fund for replacements and renewals of furniture, fixtures and equipment, for renovations of public areas and guestrooms and to repair and maintain the Hard Rock Hotel & Casino Biloxi's physical facilities. We have agreed to maintain the Hard Rock Hotel & Casino Biloxi in accordance with a standard of a first class, four star resort hotel comparable to the Hard Rock Hotel & Casino located in Las Vegas, Nevada.

        Hard Rock Representatives.    Hard Rock Hotel Licensing has the right to assign a representative at the project site to act as its onsite representative during the construction period. Hard Rock Hotel Licensing also has the right to hire up to two design consultants to review the design plans for the Hard Rock Hotel & Casino Biloxi and to consult with the architect and contractor, the fees of which are to be reimbursed by us in an amount not to exceed $75,000. In addition, at any time while the Hard Rock Hotel & Casino Biloxi is operating, Hard Rock Hotel Licensing may designate an employee or representative to act as its onsite representative to (i) review the operations of the Hard Rock Hotel & Casino Biloxi, (ii) monitor the use by us of the licensed Hard Rock trademarks and (iii) confirm our compliance with the license agreement. We are required to reimburse Hard Rock Hotel Licensing up to $150,000 per year for the costs and expenses incurred by Hard Rock Hotel Licensing in connection with the retention, training and services provided by this representative.

        Deadlines.    We are required to have substantially commenced construction of the Hard Rock Hotel & Casino Biloxi within 18 months from the date of the license agreement. We have also committed to having the Hard Rock Hotel & Casino Biloxi open to the public by May 15, 2006.

        Approval Rights.    The license agreement also provides Hard Rock Hotel Licensing with certain approval rights with respect to (i) the use and display of the licensed Hard Rock trademarks, (ii) the proposed site for the Hard Rock Hotel & Casino Biloxi, which has already been obtained, (iii) the financing arrangements entered into to fund the design, development, construction and opening of the Hard Rock Hotel & Casino Biloxi, including the original notes, which has already been obtained, (iv) the preliminary and final plans and specifications for the Hard Rock Hotel & Casino Biloxi, including the furniture, fixtures and equipment contained therein, (v) the project manager, (vi) the contractors, architects and consultants used by us to complete the Hard Rock Hotel & Casino Biloxi, (vii) advertising materials, (viii) signage and other forms of displays utilizing the licensed Hard Rock trademarks and (ix) the sale, assignment or transfer of our interest in the Hard Rock Hotel & Casino Biloxi or the rights under the license agreement.

        Termination.    Hard Rock Hotel Licensing may only terminate the license agreement upon the occurrence of events of default. Events of default include, but are not limited to (i) our filing for bankruptcy, (ii) our failure to perform our obligations under the license agreement (including the payment of fees due thereunder after receipt of notice that any such payment is past due), (iii) our failure to maintain all necessary gaming licenses and permits, (iv) our failure to maintain any other necessary permits or to comply with applicable laws, (v) our conviction of a felony, (vi) the felony conviction of a licensed employee or of a person owning an interest in us, (vii) our failure to perform our obligations under the Hard Rock Cafe Lease, the Hard Rock retail store lease or the memorabilia lease, (viii) our right of possession of the real property owned or leased by us that comprise the site for the Hard Rock Hotel & Casino Biloxi is terminated or expires, (ix) our failure to obtain approval to build the Hard Rock Hotel & Casino Biloxi, (x) our failure to obtain financing for, or to substantially commence construction of, the project within 18 months from the date of the license agreement, (xi) our failure to be open and operating by May 15, 2006, (xii) our failure to obtain and maintain a liquor license for the Hard Rock Hotel & Casino Biloxi, or (xiii) if we are in default, after expiration of any applicable cure period, under any obligations to a secured party under the notes and the agreements securing our obligations under the notes.

        We may terminate the license agreement upon the occurrence of certain events of default on the part of Hard Rock Hotel Licensing. We may also terminate the license agreement if, at any time after our fifth year of operations, we sell the Hard Rock Hotel & Casino Biloxi to an unrelated third party. If we terminate the license agreement as a result of a sale of the Hard Rock Hotel & Casino Biloxi to an unrelated third party, we are required to pay a termination fee to Hard Rock Hotel Licensing equal to the fees that would otherwise be payable under the license agreement if it had not been so terminated.

        If however, Hard Rock Hotel Licensing terminates the license agreement as a result of our failure to substantially commence construction of the Hard Rock Hotel & Casino Biloxi within 18 months from the date of the license agreement or to open the Hard Rock Hotel & Casino Biloxi by May 15, 2006, then Hard Rock Hotel Licensing is only entitled to retain or recover (i) the initial $500,000 territory fee, (ii) the technical services fees required to be paid through the date of termination, (iii) any expenses or costs previously incurred that are required to be paid or reimbursed by us under the license agreement or the memorabilia lease and (iv) the reasonable and actual costs incurred by Hard Rock Cafe International (STP), Inc. in negotiating and preparing to perform and performing under each of the Hard Rock retail store lease and the Hard Rock cafe lease. Upon early termination or expiration of the license agreement, our right to use the licensed rights will immediately terminate.

        Trustee's Cure Rights.    The license agreement provides that in the event we are in default of our obligations to pay the fees required under the license agreement and we fail to cure such payment default within the time provided in the license agreement, the trustee has the right to cure such payment default within sixty days after receipt of notice of such payment default from Hard Rock Hotel Licensing. The license agreement also provides that in the event we are in default of our non-monetary obligations under the license agreement and we fail to cure such default in the time provided in the license agreement, the trustee has the right to cure such non-monetary defaults within sixty days after receipt of notice of such non-monetary default from Hard Rock Hotel Licensing, which cure period may be extended to up to eleven months under certain circumstances. Furthermore, Hard Rock Hotel Licensing has agreed not to terminate the license agreement upon our default under any obligations to a secured party under the notes and the agreements securing our obligations under the notes unless (i) Hard Rock Hotel Licensing has provided the trustee with notice of its intent to terminate the license agreement and (ii) either (A) the trustee has elected not to foreclose on the license agreement during a foreclosure on the Hard Rock Hotel & Casino Biloxi or (B) the trustee fails to foreclose on its interest in the Hard Rock Hotel & Casino Biloxi pursuant to a specified schedule.

        Right of First Refusal.    If we receive a bona fide offer from a third party to purchase the Hard Rock Hotel & Casino Biloxi then we are required to give Hard Rock Hotel Licensing or its designee the opportunity to match the offer. If Hard Rock Hotel Licensing or its designee decide not to purchase the Hard Rock Hotel & Casino Biloxi on the terms and conditions previously disclosed to Hard Rock Hotel Licensing, then we can sell the Hard Rock Hotel & Casino Biloxi so long as we receive the consent of Hard Rock Hotel Licensing, which consent may not be unreasonably withheld if certain conditions are satisfied.

        Non-Competition.    We are also restricted during the term of the license agreement and for one year after the expiration or early termination of the license agreement from, directly or indirectly, owning, operating, or having any interest in any hotel, restaurant, hotel casino or casino within the cities of Biloxi, Gulfport or Bay St. Louis which compete with Hard Rock. Hard Rock competitors include Planet Hollywood, Motown Cafe, House of Blues, Rainforest Cafe, Country Star, Harley Davidson Cafe, ESPNZone, TGI Fridays, Chili's, Applebee's, Houlihans, or Bennigans or a restaurant operating under the same name in six or more metropolitan statistical areas with theme-related icons or memorabilia or which derives greater than 10% of its gross revenues from the sale of merchandise or any American dining theme restaurant whose primary business is the sale of burgers or barbeque. In addition, we are not permitted to operate or allow any other person to operate at the proposed site for the Hard Rock Hotel & Casino Biloxi (i) a restaurant owned, operated or licensed by a Hard Rock competitor or (ii) a gift shop or other merchandise store which sells clothing or merchandise depicting the geographic location of the Hard Rock Hotel & Casino Biloxi and bearing the trademarks of a Hard Rock competitor. Furthermore, if we want to sell or otherwise transfer any portion of the real property on which the Hard Rock Hotel & Casino Biloxi will be constructed, then, prior to such sale or transfer, we must place a restrictive covenant on the real property prohibiting the use of the property for a restaurant, hotel, hotel casino or casino with a music theme or bearing the trademarks of a Hard Rock competitor.

        In addition, during the term of the license agreement, Hard Rock Hotel Licensing agrees not to, directly or indirectly, develop, own or operate any Hard Rock Hotel with a casino or Hard Rock Casino or Hard Rock Cafe within the cities of Biloxi, Gulfport or Bay St. Louis. We have been advised by Hard Rock Hotel Licensing that Mr. Peter Morton has the right to build a Hard Rock Hotel and/or Casino in the State of Louisiana and other locations west of the Mississippi River and that the exercise of these rights does not constitute a violation of the non-competition restrictions. We also have a right of first offer to purchase from Hard Rock Hotel Licensing the rights to any Hard Rock hotel system or hotel casino that may be established in Tunica County, Mississippi.

        Encumbrances.    We have the right under the license agreement to encumber, pledge, convey or collaterally assign our interest in the license agreement to a third party lender in order to secure payment on any loan to us. However, the rights of Hard Rock Hotel Licensing will not be subordinated to the rights of such secured lender. Until such time as a foreclosure or bankruptcy action is filed, revenues from the operation of the Hard Rock Hotel & Casino Biloxi shall be used first to satisfy our obligations to Hard Rock Hotel Licensing under the license agreement before they may be used to satisfy any of our other obligations (including any obligations to a secured party). If the trustee or any other person acquires our interest in the license agreement in a foreclosure sale, that acquisition will be an event of default under the license agreement, unless the purchaser (i) has a net worth of at least $10.0 million, (ii) has not been convicted of a felony or had a gaming license refused or revoked, (iii) is not a Hard Rock competitor and (iv) possesses management ability, experience and a well-established reputation for quality management in the hotel/gaming industry.

        Notwithstanding any of the above, if the trustee forecloses on any security interest in some or all of the land or other collateral, the trustee may elect not to simultaneously foreclose on the license agreement or memorabilia lease by providing notice to Hard Rock Licensing. If the trustee provides such a notice, and the trustee's foreclosure on the security interest in the land or other collateral is completed, then the trustee's right to foreclose on, and any restrictions on Hard Rock Licensing's right to terminate or amend, the license agreement and memorabilia lease, or to enter into a new lease, will be deemed null and void. If the trustee provides such notice, and title to the facility is subsequently transferred to a third party, then the third party transferee must agree (i) not to operate a Hard Rock competitor on the property for two years following the transfer of title and (ii) within 30 days following termination of the license agreement, to remove all interior and exterior Hard Rock signage and decor from the hotel and casino.

        Letter of Credit.    Not later than six months before we open the Hard Rock Hotel & Casino Biloxi, we will be required to obtain an unconditional and irrevocable letter of credit in the amount of $3.0 million in favor of Hard Rock Hotel Licensing. The letter of credit may be drawn upon by Hard Rock Hotel Licensing in order to cure any default by us under the license agreement or the memorabilia lease. We have an affirmative obligation to restore the amount of the letter of credit if it has been drawn upon or reduced while it remains outstanding and to provide a replacement letter of credit 30 days before the existing letter of credit is due to expire. Hard Rock Hotel Licensing will release the letter of credit after two years of operation of the Hard Rock Hotel & Casino Biloxi if we are not in default under the license agreement or the memorabilia lease and all fees payable by us under the license agreement and the memorabilia lease have been paid.

        Right to Payment.    The license agreement requires that, until we voluntarily or involuntarily file for bankruptcy or the trustee institutes an action to foreclose on the collateral assignment of our rights under the license agreement with Hard Rock Hotel Licensing, Inc., revenues from the operation of the Hard Rock Hotel & Casino Biloxi will be used first to pay amounts due under the license agreement before we will pay any other obligation, including our obligations with respect to the notes.

Memorabilia Lease with Hard Rock STP

        As provided in the license agreement, we will enter into a memorabilia lease with Hard Rock Cafe International (STP), Inc., which gives us the right to use, possess and display certain rock and roll memorabilia owned by Hard Rock STP for display in the Hard Rock Hotel & Casino Biloxi in accordance with generally accepted museum standards for preservation and protection against loss or damage.

        Memorabilia.    Under the memorabilia lease, the rock and roll memorabilia to be provided by Hard Rock STP under the memorabilia lease will be selected by Hard Rock STP in consultation with us, will be consistent with or greater than the rock and roll memorabilia displayed in the Hard Rock Hotel & Casino in Las Vegas, Nevada and will have an approximate appraised value of $1.5 million.

        Term and Fees.    The memorabilia lease shall remain in effect so long as the license agreement remains in full force and effect. Under the memorabilia lease, we are required to pay an annual rental fee equal to $150,000, payable in equal monthly installments of $12,500 during the first 24 months of the memorabilia lease. The first rental installment is due immediately prior to the shipment of the rock and roll memorabilia by Hard Rock STP and each subsequent installment is due on the 1st day of each succeeding month. After the initial 24 months of the memorabilia lease, the annual rental fee will be adjusted by 3% to 5% in accordance with certain inflation adjustments as set forth in the memorabilia lease.

        Covenants.    While we are in possession of any of the leased rock and roll memorabilia, we are responsible for and assume all obligations and liability with respect to the rock and roll memorabilia. We are required, at our expense, to maintain insurance against loss, theft, damage, confiscation or destruction in an amount adequate to cover the appraised value of the rock and roll memorabilia and maintain the rock and roll memorabilia in good order, repair and condition. If, at any time during the term of the memorabilia lease, any items of rock and roll memorabilia are donated to us, as owner and operator of the Hard Rock Hotel & Casino Biloxi, or are otherwise acquired or received by us for less than full value, then such rock and roll memorabilia shall be deemed to be the property of Hard Rock STP, unless otherwise agreed in writing by us and Hard Rock STP. We are required to pay all sales taxes, use taxes, personal property taxes, ad valorem taxes, license fees, permit fees and any other taxes or government charges imposed with respect to the leased rock and roll memorabilia.

        Termination and Assignment.    Hard Rock STP may assign the memorabilia lease or any of its rights under the memorabilia lease without our consent, provided that any assignee is capable of fulfilling Hard Rock STP's obligations under the memorabilia lease. We may not assign, transfer or pledge the memorabilia lease or any interest in the memorabilia lease, or sublease or lend any of the rock and roll memorabilia to any other person, except as permitted in the license agreement. Either party may terminate the memorabilia lease if the other party commits a material breach that remains uncured or the other party becomes bankrupt or insolvent. In addition, Hard Rock STP may terminate the memorabilia lease if: (i) we cancel our insurance policy covering the rock and roll memorabilia; (ii) we make an unauthorized assignment of the memorabilia lease; (iii) we suffer an involuntary transfer of any interest in the memorabilia lease by operation of law; or (iv) the license agreement is terminated.

Cafe Lease Agreement with Hard Rock STP

        We entered into a Hard Rock cafe lease with Hard Rock STP, which gives Hard Rock STP the right to operate the cafe premises as a restaurant and bar having a "Hard Rock Cafe" theme, with sit-down service for lunch and dinner, bar service, and the retail sale of "Hard Rock Cafe" branded merchandise. Permitted uses of the cafe premises may include a nightclub, live music and/or dancing.

        Location.    The cafe will be located in a prominent location on the main floor lobby of the hotel portion of the Hard Rock Hotel & Casino Biloxi and will provide for access to the hotel lobby as well as the exterior of the hotel.

        Term.    The initial term of the lease is 20 years, with two 10-year renewal options. The initial term of the lease will commence on the earlier of the date on which the cafe is open for business or 180 days after the date we deliver the substantially completed shell of the cafe premises to Hard Rock STP. In addition, we are required to deliver to Hard Rock STP possession of the substantially completed shell of the cafe premises at least 180 days prior to the date we open the Hard Rock Hotel & Casino Biloxi. The cafe lease automatically terminates simultaneously with the expiration or early termination of the license agreement. If we transfer the cafe lease to a third party other than the trustee, and the third party elects not to complete construction of the cafe, or if the cafe premises is damaged by fire or otherwise and the third party elects not to repair the damage, then Hard Rock STP may terminate the lease.

        Rent.    The cafe lease requires Hard Rock STP to pay rent to us in an amount equal to five percent of its gross sales, which rent is to be paid monthly in arrears. However, no rent is due under the cafe lease during the first 24 months of the lease period. Under the cafe lease, we are required to pay all ad valorem or real property taxes levied or assessed on the cafe premises, without any obligation on the part of Hard Rock STP to reimburse us for such taxes, and Hard Rock STP is required to pay and discharge all personal property taxes levied, assessed or imposed on its personal property located within the cafe premises and all business taxes levied on its business conducted within the cafe premises.

        Hours of Operation.    During the term of the cafe lease, Hard Rock STP is required to have the cafe open for business from 11 a.m. to 10 p.m. Monday through Saturday and 11 a.m. to 9 p.m. on Sunday. The cafe may, but is not required to, be closed on Christmas Day, Thanksgiving Day and New Year's Day. Hard Rock STP is also obligated to make a diligent, good faith and reasonable effort to complete all of its preparatory work and be open for business 180 days after the date we deliver the substantially completed shell of the cafe premises to Hard Rock STP. The cafe is required to be open for business not later than 210 days after the date we deliver the substantially completed shell of the cafe premises to Hard Rock STP, subject to force majeure, condemnation, casualty, and landlord delays.

        Parking and Patio.    We are required to have a minimum of 1,000 parking spaces in the parking garage and are responsible for all costs and expenses for maintenance of and/or improvements to the parking garage. In addition, if the plans and specification for the Hard Rock Hotel & Casino Biloxi include an outdoor area adjacent to the cafe premises, Hard Rock STP will have the right to use such area for patron waiting areas and/or outside seating purposes in connection with the consumption of food and beverages at the cafe.

        Indemnification.    Hard Rock STP has agreed to indemnify, defend and hold us harmless from and against any and all obligations, liabilities, claims, suits, proceedings, losses, damages, costs, and expenses incurred by us which arise out of any injury or damage to any person or property occurring in, on or about the cafe premises, except if the same is caused by the gross negligence or intentional misconduct of us or our employees, agents or contractors. We have agreed to indemnify, defend and hold Hard Rock STP harmless from and against any and all obligations, liabilities, claims, suits, proceedings, losses, damages, costs, and expenses incurred by Hard Rock STP which arise out of any injury or damage to any person or property occurring in, on or about the Hard Rock Hotel & Casino Biloxi (other than the cafe premises), except if the same is caused by the gross negligence or intentional misconduct of Hard Rock STP or its employees, agents or contractors.

        Termination.    The cafe lease also provides Hard Rock STP with special termination rights if (i) a governmental entity having jurisdiction over the cafe premises permanently prohibits its opening or operation as a restaurant, bar and/or retail sales facility, (ii) Hard Rock STP is unable to obtain its liquor license, signage approval, a building permit or other permits and approval necessary to operate the cafe, (iii) Hard Rock STP loses any necessary permit previously obtained and such loss is beyond its control and not a result of neglect or wrongful failure on its part, (iv) the Hard Rock Hotel & Casino Biloxi, the common areas or the parking garage are not substantially completed by the prescribed required opening date, subject to certain permitted delays, (v) any of the on-site work, off-site work or the shell of the cafe premises are not substantially complete by the required dates set forth in the cafe lease, and (vi) the Hard Rock Hotel & Casino Biloxi, the common areas or the parking garage are not open for business, other than as a result of casualty or damage losses, condemnation, governmental requirements or public safety concerns. In addition, the cafe lease shall automatically terminate upon a foreclosure by the trustee on the Hard Rock Hotel & Casino Biloxi, if the trustee does not simultaneously foreclose on the license agreement.

        Trustee's Cure Rights.    The cafe lease provides that in the event we are in default of our monetary obligations under the cafe lease and we fail to cure such payment default within the time provided in the cafe lease, the trustee has the right to cure such payment default within sixty days after receipt of notice of such payment default from Hard Rock STP. The cafe lease also provides that in the event we are in default of our non-monetary obligations under the cafe lease and we fail to cure such default in the time provided in the cafe lease, the trustee has the right to cure such non-monetary defaults within sixty days after receipt of notice of such non-monetary default from Hard Rock STP, which cure period may be extended to up to eleven months under certain circumstances.

        Insurance.    The cafe lease requires Hard Rock STP to maintain casualty/business interruption insurance, comprehensive general liability insurance, property insurance, worker's compensation and employer's liability insurance and umbrella liability insurance and us to maintain property/casualty insurance and comprehensive general liability insurance.

        Exclusivity.    The cafe lease also provides that no portion of the Hard Rock Hotel & Casino Biloxi or any other property owned by us within a 5-mile radius of the cafe premises may be used for a competing restaurant and that we are required to provide Hard Rock STP with a leasehold title insurance policy having a policy amount of $4.0 million. Hard Rock STP also has the right to conduct special events in the cafe premises, including promotions, celebrity events, live radio broadcasts, musical events and charitable fund raising activities.

        Right of Offset.    If Hard Rock STP is not in default under any its obligations under the cafe lease and we fail to pay license fees due under the license agreement, Hard Rock STP has the right to offset such unpaid fees against the percentage rent due under the cafe lease. If Hard Rock STP fails to pay the percentage rent due under the cafe lease, we have the right to offset such unpaid rent against the license fees due under the license agreement. The exercise of these offset rights by either party requires prior notice, a cure period and a determination by an arbitrator.

        Marketing.    We have also agreed to promote Hard Rock STP's business through our marketing media and the internet, including the placement of Hard Rock STP's promotional materials in the hotel rooms at the Hard Rock Hotel & Casino Biloxi once completed. Hard Rock STP will pay for the cost incurred by us to prepare the desired advertising materials and we will pay for the cost to produce and distribute the promotional materials.

Retail Store Lease Agreement with Hard Rock STP

        We entered into a Hard Rock retail lease, which gives Hard Rock STP the right to operate the retail premises as a retail store for the sale of "Hard Rock" branded merchandise, including but not limited to wearing apparel, reading materials, trading pins, souvenirs and gift items, and the sale of general sundries, accessories, gift items, snacks, beverages, books, music and videotapes.

        Location.    The retail store will be located in a prominent location on the main floor lobby of the hotel portion of the Hard Rock Hotel & Casino Biloxi and will be in close proximity to the cafe to be operated by Hard Rock STP.

        Term.    The initial term of the lease is 20 years, with two 10-year renewal options. The initial term of the lease will commence on the earlier of the date on which the retail store is open for business or 180 days after the date we deliver the substantially completed shell of the retail store premises to Hard Rock STP. In addition, we are required to deliver to Hard Rock STP possession of the substantially completed shell of the retail store premises at least 180 days prior to the date we open the Hard Rock Hotel & Casino Biloxi. The retail store lease automatically terminates simultaneously with the expiration or early termination of the license agreement.

        If we transfer the retail store lease to a third party other than the trustee, and the third party elects not to complete construction of the retail store, or if the retail store premises is damaged by fire or otherwise and the third party elects not to repair the damage, then Hard Rock STP may terminate the lease.

        Rent.    The retail store lease requires Hard Rock STP to pay rent to us in an amount equal to five percent of its gross sales for the first three rental years and seven percent of gross sales for the remainder of the term, which rent is to be paid monthly in arrears. Under the retail store lease, we are required to pay all ad valorem or real property taxes levied or assessed on the cafe premises, without any obligation on the part of Hard Rock STP to reimburse us for such taxes, and Hard Rock STP is required to pay and discharge all personal property taxes levied, assessed or imposed on its personal property located within the retail store premises and all business taxes levied on its business conducted within the retail store premises.

        Hours of Operation.    During the term of the retail store lease, Hard Rock STP is required to have the portion of the retail store selling sundry items open for business twenty-four hours per day, seven days per week (including holidays), and the remaining portions of the retail store will be open from 10:00 a.m. until 11:00 p.m. on Sunday through Wednesday of each week, and from 10:00 a.m. until 12:00 a.m. on Thursday through Saturday of each week (including holidays), subject to Hard Rock STP's right to close at an earlier time after obtaining our consent, which may not be unreasonably withheld. Hard Rock STP is also obligated to make a diligent, good faith and reasonable effort to complete all of its preparatory work and be open for business 180 days after the date we deliver the substantially completed shell of the retail store premises to Hard Rock STP. The retail store is required to be open for business not later than 210 days after the date we deliver the substantially completed shell of the cafe premises to Hard Rock STP, subject to force majeure, condemnation, casualty, and landlord delays.

        Parking.    We are required to have a minimum of 1,000 parking spaces in the parking garage and are responsible for all costs and expenses for maintenance of and/or improvements to the parking garage.

        Indemnification.    Hard Rock STP has agreed to indemnify, defend and hold us harmless from and against any and all obligations, liabilities, claims, suits, proceedings, losses, damages, costs, and expenses incurred by us which arise out of any injury or damage to any person or property occurring in, on or about the retail store premises, except if the same is caused by the gross negligence or intentional misconduct of us or our employees, agents or contractors. We have agreed to indemnify, defend and hold Hard Rock STP harmless from and against any and all obligations, liabilities, claims, suits, proceedings, losses, damages, costs, and expenses incurred by Hard Rock STP which arise out of any injury or damage to any person or property occurring in, on or about the Hard Rock Hotel & Casino Biloxi (other than the retail store premises), except if the same is caused by the gross negligence or intentional misconduct of Hard Rock STP or its employees, agents or contractors.

        Termination.    The retail store lease also provides Hard Rock STP with special termination rights if (i) a governmental entity having jurisdiction over the retail store premises permanently prohibits its opening or operation as a restaurant, bar and/or retail sales facility, (ii) Hard Rock STP is unable to obtain its liquor license, signage approval, a building permit or other permits and approval necessary to operate the retail store, (iii) Hard Rock STP loses any necessary permit previously obtained and such loss is beyond its control and not a result of neglect or wrongful failure on its part, (iv) the Hard Rock Hotel & Casino Biloxi, the common areas or the parking garage are not substantially completed by the prescribed required opening date, subject to certain permitted delays, (v) any of the on-site work, off-site work or the shell of the retail store premises are not substantially complete by the required dates set forth in the retail store lease, and (vi) the Hard Rock Hotel & Casino Biloxi, the common areas or the parking garage are not open for business, other than as a result of casualty or damages losses, condemnation, governmental requirements or public safety concerns. In addition, the retail store lease shall automatically terminate upon a foreclosure by the trustee on the Hard Rock Hotel & Casino Biloxi, if the trustee does not simultaneously foreclose on the license agreement.

        Trustee's Cure Rights.    The retail store lease provides that in the event we are in default of our monetary obligations under the retail store lease and we fail to cure such payment default within the time provided in the retail store lease, the trustee has the right to cure such payment default within sixty days after receipt of notice of such payment default from Hard Rock STP. The retail store lease also provides that in the event we are in default of our non-monetary obligations under the retail store lease and we fail to cure such default in the time provided in the retail store lease, the trustee has the right to cure such non-monetary defaults within sixty days after receipt of notice of such non-monetary default from Hard Rock STP, which cure period may be extended to up to eleven months under certain circumstances.

        Insurance.    Hard Rock STP must maintain casualty/business interruption insurance, comprehensive general liability insurance, property insurance, worker's compensation and employer's liability insurance and umbrella liability insurance and we must maintain property/casualty insurance and comprehensive general liability insurance.

        Exclusivity.    The retail store lease also provides that (a) no portion of the Hard Rock Hotel & Casino Biloxi or any other property owned by us within a 5-mile radius of the retail store premises may be used for the sale of merchandise bearing or displaying in any manner whatsoever (i) the words "Biloxi," "Gulfport," "Gulf Coast," "Playground of the South" or "Bay St. Louis," (ii) the name of any other geographic location or region within twenty-five miles of the retail store premises, (iii) any pseudonym, marketing name or tradename representing the foregoing or (iv) the name "Hard Rock" or any variation thereof, (b) we are required to provide Hard Rock STP with a leasehold title insurance policy having a policy amount of $1.0 million and (c) no other location at the Hard Rock Hotel & Casino Biloxi may sell sundry items. However, we are permitted (x) to have waitpersons employed by us to offer, sell and deliver personal items, over-the-counter medications, toiletries, newspapers, magazines, books and games and "Hard Rock" branded music and videotapes to customers in the casino and at the pool and (y) to sell cigarettes, cigars, other tobacco products, non-alcoholic canned or bottled beverages, snacks, suntan lotions, oils and creams on the premises of the Hard Rock Hotel and Casino (other than the main lobby area).

        Right of Offset.    If Hard Rock STP is not in default under any its obligations under the retail store lease and we fail to pay license fees due under the license agreement, Hard Rock STP has the right to offset such unpaid fees against the percentage rent due under the cafe lease. If Hard Rock STP fails to pay the percentage rent due under the retail store lease, we have the right to offset such unpaid rent against the license fees due under the license agreement. The exercise of these offset rights by either party requires prior notice, a cure period and a determination by an arbitrator.

        Marketing.    We have also agreed to promote Hard Rock STP's business through our marketing media and the internet, including the placement of Hard Rock STP's promotional materials in the hotel rooms at the Hard Rock Hotel & Casino Biloxi once completed. Hard Rock STP will pay for the cost incurred by us to prepare the desired advertising materials and we will pay for the cost to produce and distribute the promotional materials.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following summaries of certain provisions of the agreements described below do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of those agreements. We urge you to read each of these agreements which are filed as exhibits to the registration statement of which this prospectus is a part.

Rank Investment Agreement and Junior Subordinated Note

        On January 13, 2004, the Issuers entered into an investment agreement with Rank America, Inc., an affiliate of The Rank Group Plc. The investment agreement is the agreement that governs the terms and conditions of Rank America's loan to us and the junior subordinated note. The junior subordinated note was issued on January 23, 2004. Terms that are used but not defined in this section of the prospectus have the meaning set forth under the caption "Description of the Notes—Certain Definitions" in this prospectus.

        Interest Rate.    Interest on the junior subordinated note will accrue at a rate per annum equal to 15.0%; provided that if the Initial Operating Date occurs after November 30, 2005, interest will accrue at a rate of an additional 2% from December 1, 2005 until the Initial Operating Date. If any event of default occurs on the junior subordinated note after the Initial Operating Date, the interest rate will increase by 2% from the date the event of default occurs until the event of default is cured. Interest on the junior subordinated note will be paid semi-annually in arrears. Prior to the first semi-annual payment date occurring after the Initial Operating Date on which the Fixed Charge Coverage Ratio exceeds 2.0 to 1.0, interest on the junior subordinated note will be added to the principal amount of the junior subordinated note. After such date, interest on the junior subordinated note will be paid in cash.

        Subordination.    The junior subordinated note is subordinated in right of payment to the notes pursuant to an intercreditor agreement between Rank America and the trustee on behalf of holders of the notes. See "—Rank Intercreditor Agreement." The junior subordinated note is the Issuers' general unsecured obligation and is contractually subordinated to the notes and any other senior debt we incur that is expressly designated as senior debt.

        Maturity.    The junior subordinated note matures on August 1, 2012.

        Optional Prepayment.    To the extent permitted by the indenture governing the notes and the Rank Intercreditor Agreement, the Issuers may, from time to time, prepay the junior subordinated note in whole or in part upon at least 15 but no more than 60 days notice.

        Mandatory Prepayments.    Subject to the intercreditor agreement, in the event of (1) a change of control (as defined in the investment agreement) or (2) if the Hard Rock license agreement is terminated and the Hard Rock Hotel & Casino Biloxi becomes owned, operated or licensed by a Hard Rock competitor or is operated as another music themed facility, holders of the junior subordinated note have the right to require the Issuers to pay all amounts then due under the junior subordinated note.

        In addition, within 15 days after the Issuers have submitted their quarterly financial statements to the holders of the junior subordinated note, to the extent the Issuers are permitted, pursuant to clause (6) of the second paragraph of the covenant entitled "Description of the Notes—Certain Covenants—Restricted Payments" set forth in this prospectus, to make any payments set forth in clause (5) of the definition of Permitted Rank Payments, the Issuers shall prepay the junior subordinated note in an amount equal to the amount calculated in a manner consistent with the second clause (4) of the first paragraph of the covenant entitled "Description of the Notes—Certain Covenants—Restricted Payments"; provided that, at the time of such payment,

  (a)
  our long-term Indebtedness, after giving effect to such payment, does not exceed $165.0 million;

  (b)
  our Consolidated Cash Flow for the four most recently completed fiscal quarters in which the Hard Rock Hotel & Casino Biloxi has been Operating shall be at least $33.0 million;

  (c)
  the Hard Rock Hotel & Casino Biloxi shall have been Operating for at least four fiscal quarters after the Initial Operating Date with the Minimum Facilities;

  (d)
  we shall have a cash balance of at least $10.0 million after giving effect to such payment;

  (e)
  the ratings on the notes by each of Moody's Investor Services, Inc. and Standard & Poor's Ratings Group, respectively, are equal to or higher than the respective ratings by each of Moody's Investor Services, Inc. and Standard & Poor's Ratings Group, respectively, when the notes are issued on the date of the indenture; and

  (f)
  there shall be no Event of Default under the indenture.

        Mandatory Disposition of Notes.    The Issuers may require a holder of the junior subordinated note to dispose of the note or may redeem the note if such holder is required to be licensed, qualified or found suitable by any gaming authority and such holder does not comply or is denied such license, qualification or finding of suitability.

        Repayment Premium.    The Issuers are required to pay a repayment charge of 3% of the principal amount of the junior subordinated note repaid, whether on the maturity date, any redemption date or any prepayment date.

        Covenants.    The junior subordinated note includes covenants restricting our ability to, among other things, consummate certain asset sales, make restricted payments, incur additional indebtedness, incur liens, make distributions and dividends, consummate a merger or consolidation and engage in transactions with our affiliates and requiring the Issuers to, among other things, maintain insurance, provide financial information and reports, allow observation of board meetings and retain Mr. Billhimer or a successor that has been approved by Rank America as a key officer.

        Events of Default.    The junior subordinated note contains events of default, including (subject to cure periods and materiality thresholds) among other things: (i) failure to pay interest or principal when due, (ii) breach of covenants, (iii) certain payment defaults with respect to and accelerations of other material indebtedness, (iv) failure to pay material judgments, (v) any payment default under, or acceleration of, the notes or other senior debt, (vi) default by Premier under the Hard Rock license agreement or the termination of the Hard Rock license agreement or the Hard Rock memorabilia lease, (vii) the failure of the Hard Rock Hotel & Casino Biloxi to begin operating on time, (viii) an event of default under the indenture governing the notes, the tidelands lease or the City of Biloxi lease, (ix) the loss of our gaming license, (x) bankruptcy and other insolvency events, (xi) if we fail to own less than 100% of the capital stock of Premier Finance and (xii) if we, any of our members or any of our licensed employees or officers are convicted or plead guilty to a felony and Rank America, Inc. reasonably determines that such conviction or guilty plea materially and adversely affects Hard Rock Hotel & Casino Biloxi, the licensed rights or the goodwill associated therewith. If an event of default occurs and is continuing, then the holder of the junior subordinated note may declare the junior subordinated note due and payable.

        Assignment.    At any time after the 18-month anniversary of the date of the junior subordinated note, any holder of such note may, subject to the Issuers' reasonable consent, assign its notes, such consent not being required if an event of default under the investment agreement exists and is continuing.

Rank Intercreditor Agreement

        On January 23, 2004, the trustee and Rank America, Inc., an affiliate of The Rank Group Plc, entered into an intercreditor agreement. Under the intercreditor agreement, Rank America, Inc. agreed, subject to certain exceptions described below, to subordinate its right to receive payments under the junior subordinated note to the rights of the trustee and the holders of the notes to receive payments on the notes until 91 days after the notes have been paid in full.

        We may make payments to Rank America, Inc. permitted under the "restricted payments" covenant of the indenture. See "Description of Notes—Covenants—Restricted Payments." However, if an event of default or payment default occurs under the indenture, then Rank America, Inc. is not permitted to accept any payments from us under the junior subordinated note until the event of default or payment default, as applicable, is cured. In addition, if any other non-monetary default under the indenture occurs, then Rank America, Inc. will only be permitted to accept any payments from us under the junior subordinated note if one or more of the following conditions is met:

  (i)
  such non-monetary default has been cured;

  (ii)
  180 days have elapsed since the date in which Rank America Inc. received notice of the non-monetary default;

  (iii)
  no other such default has commenced within the past 365 days; or

  (iv)
  more than two other such defaults have occurred since the date of the execution of the intercreditor agreement.

        All other payments under or with respect to the junior subordinated note, the investment agreement and the related documents executed in connection therewith (including principal payments) may be made by us only 91 days after the payment in full of the notes.

        Until the 91st day after the payment in full of the notes, Rank America Inc. will not assign or transfer, or agree to assign or transfer, to any person (other than in favor of the trustee for the benefit of the holders of the notes) any claim such party has or may have against us, unless (1) Rank America Inc. has, or has caused its assignee to, pay the trustee's attorney's fees and costs in connection therewith; (2) such assignment is made in compliance with the terms of the investment agreement and (3) such assignee executes and delivers to the trustee an agreement to be bound by the terms of the intercreditor agreement. In addition, Rank America, Inc. agrees that until the 91st day after the payment in full of the notes, Rank America Inc. will not amend, modify, supplement, waive or fail to enforce any provision of the intercreditor agreement except as permitted by the indenture. Rank America Inc. shall be entitled to amend, modify or supplement any provisions of the junior subordinated note, the investment agreement and the related documents executed in connection therewith without the prior written consent of the trustee so long as such amendments, modifications or supplements do not: (i) cause the principal amount (or accreted value, as appropriate) of the subordinated note to exceed $10.0 million plus accrued interest on the portion of the subordinated note to be amended or refinanced, and expenses; or (ii) cause the final maturity date of the subordinated note to be earlier than 91 days after the final maturity date of the notes; or (iii) change circumstances upon which we are required to make mandatory prepayments of the subordinated note; or (iv) modify the interest rate (unless such increase does not increase the amount of cash portion of debt service associated with the subordinated note claims payable prior to the payment in full of the notes); or (v) modify the interest or principal payment dates under the junior subordinated note or the investment agreement, except for changes in payment dates corresponding to changes to principal or interest payment dates under the indenture or the notes; or (vi) otherwise violate or conflict with the permitted indebtedness or restricted payment covenants of the indenture. "See Description of Notes—Covenants—Restricted Payments".

FF&E Intercreditor Agreement

        The lender of any indebtedness incurred by us to finance the acquisition and installation of furniture, fixtures and equipment to be located on the casino vessel may determine that there is a risk that it can only perfect its security interest in the collateral securing such indebtedness by obtaining a ship mortgage on the casino vessel. The ability to obtain a ship mortgage will not impact the exchange notes. Such a lender may desire to obtain a ship mortgage in addition to a more typical Uniform Commercial Code security interest. The indenture governing the notes provided that any lender of furniture, fixtures and equipment financing that receives such a ship mortgage on the casino vessel must enter into an intercreditor agreement with the trustee under the indenture, which will subordinate such lender's lien on the collateral perfected by the execution and recording of its ship mortgage to the liens granted to the trustee under the preferred ship mortgage while any notes remain outstanding except for such lender's right to receive a portion of the proceeds attributable to such furniture, fixtures and equipment as described below. This intercreditor agreement will provide that:

  •
  the furniture, fixtures and equipment lender may exercise all of its rights with respect to the furniture, fixtures and equipment under its Uniform Commercial Code security interest (including any rights to repossess its collateral located in the casino vessel) without restriction under the furniture, fixtures and equipment intercreditor agreement;

  •
  so long as the notes are outstanding, the furniture, fixtures and equipment lender may exercise any rights or remedies it may have under its Uniform Commercial Code security agreement; however, the furniture, fixtures and equipment lender may not by reliance upon its ship mortgage (as opposed to its Uniform Commercial Code security agreement): (i) repossess or attempt to repossess any of its collateral located on the casino vessel, (ii) seize or commence a foreclosure action on the casino vessel or (iii) exercise any rights or remedies under its ship mortgage as a result of any default under the terms of the agreements for such furniture, fixtures and equipment financing unless: (a) such lender has provided the trustee with written notice of such default; (b) the trustee has not cured such default within 60 days from receipt of such notice; and (c) either the trustee has not commenced a foreclosure proceeding with respect to its ship mortgage within 60 days from receipt of such notice, or after commencing such a foreclosure proceeding, the trustee has not proceeded diligently and in good faith to conclude such a foreclosure proceeding, or the trustee has not concluded such a foreclosure proceeding within 270 days after receipt of such notice.

  •
  upon a foreclosure of the furniture, fixtures and equipment lender's ship mortgage, or the trustee's ship mortgage: if the trustee acquires the casino vessel, then the furniture, fixtures and equipment lender shall have the right to remove its collateral from the casino vessel; if the trustee does not acquire the casino vessel, then the furniture, fixtures and equipment lender shall be entitled to an amount equal to the value of its furniture, fixtures and equipment under its collateral;

  •
  the furniture, fixtures and equipment lender and the trustee will not, at any time or for any reason, dispute, or participate in any dispute, with respect to the validity, perfection, priority or enforceability of any liens granted to the other party under their respective ship mortgage;

  •
  the furniture, fixtures and equipment lender will have the right to have its collateral separately appraised after the commencement of any foreclosure action; and

  •
  the furniture, fixtures and equipment lender must promptly repair any damage to the casino vessel caused by the removal of its collateral.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, (1) the term "the Issuers" refers collectively to Premier Entertainment Biloxi LLC and Premier Finance Biloxi Corp. and not to any of their respective subsidiaries and (2) the word "Premier" refers only to Premier Entertainment Biloxi LLC and not to any of its subsidiaries.

        The original notes were, and the exchange notes will be, issued under an indenture among the Issuers and U.S. Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the TIA. The original notes are, and the exchange notes will be, secured obligations of the Issuers. Neither the original notes nor the exchange notes have been guaranteed by any person or entity. The Collateral Documents referred to below under the subheading "—Security" set forth the terms of the agreements that secure the original notes and will secure the exchange notes. In addition, the original notes have the benefit of, and are subject to, and the exchange notes will have the benefit of, and be subject to, the terms of an intercreditor agreement with Rank America, Inc. and an intercreditor agreement with any provider of FF&E Financing. See "Description of Certain Indebtedness—Rank Intercreditor Agreement" and "—FF&E Intercreditor Agreement."

        Premier Finance Biloxi Corp. is a wholly owned subsidiary of Premier and is a co-issuer of the original notes and will be a co-issuer of the exchange notes. Premier believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of limited liability companies, such as Premier, unless such debt securities are jointly issued by a corporation. Premier Finance Biloxi Corp. will not have any material operations or assets, other than actions that it has taken or may take in order to facilitate the transactions contemplated by the Mississippi Bond Financing Documents, and will not have any revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources." As a result, holders of the notes should not expect Premier Finance Biloxi Corp. to participate in servicing the principal, interest or other amounts required to be paid on the notes.

        The following description is a summary of the material provisions of the indenture, the registration rights agreement and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the Collateral Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the registration rights agreement and the Collateral Documents are available as set forth below under the caption entitled "Additional Information." Certain defined terms used in this description but not defined below under the subheading "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

        The original notes are, and the exchange notes will be:

  •
  general obligations of the Issuers;

  •
  subject to certain conditions, secured by (1) a pledge of Premier's preferred and common membership interests, (2) a first priority security interest in any funds and securities held in the Construction Disbursement Account, the Interest Reserve Account and the Tidelands Lease Reserve Account and (3) subject to Permitted Liens, a first priority lien on substantially all of the Issuers' other existing and future assets, including, without limitation, any furniture, fixtures and equipment which are part of the Hard Rock Hotel & Casino Biloxi, other than any furniture, fixtures and equipment that constitutes collateral for any FF&E Financing that is not in the form of Additional Notes; provided, however, that the notes will not be secured by Premier's cash-on-hand or the Casino Vessel until the Casino Vessel has been delivered and the Preferred Ship Mortgages have been executed and recorded;

  •
  effectively subordinated to up to $30.0 million of FF&E Financing that is not in the form of Additional Notes to the extent of the furniture, fixtures and equipment that constitute collateral for such FF&E Financing;

  •
  effectively senior in right of payment to the Issuers' existing and future senior unsecured indebtedness; and

  •
  senior in right of payment to the Issuer's existing and future subordinated Indebtedness.

Principal, Maturity and Interest

        The Issuers may issue notes under the indenture with a maximum aggregate principal amount of $190.0 million, of which $160.0 million was issued in the offering of the original notes. The Issuers may issue up to an additional $30.0 million of notes under the indenture (the "Additional Notes") from time to time; provided that the incurrence of such Indebtedness represented by the Additional Notes is incurred pursuant to clause (3) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity." Any issuance of Additional Notes is subject to all of the covenants in the indenture. The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The original notes have been issued, and the exchange notes and any Additional Notes will be issued, by the Issuers in denominations of $1,000 and integral multiples of $1,000. The notes mature on February 1, 2012.

        Interest on the original notes accrues, and interest on the exchange notes will accrue, at the rate of 10 3/4% per annum and will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on August 1, 2004, to the holders of record of the notes on the immediately preceding January 15 and July 15. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the applicable interest rate on the notes. Interest on the notes will accrue from the date of original issuance, or if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and either of the Issuers may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Security

        Subject to (i) Permitted Liens, (ii) any approvals now or hereafter required by the Mississippi Gaming Commission under Gaming Laws and (iii) applicable laws, the original notes are, and the exchange notes will be, secured by:

  (1)
  a pledge of Premier's preferred and common membership interests;

  (2)
  a first priority security interest on any funds and securities held in the Construction Disbursement Account, the Interest Reserve Account and the Tidelands Lease Reserve Account until such time as such funds and securities are disbursed in accordance with the terms of the Disbursement Agreement;

  (3)
  a first priority security interest in all of the real property comprising the Hard Rock Hotel & Casino Biloxi, including all additions, improvements and components related thereto;

  (4)
  a first priority security interest in the Casino Vessel once it has been delivered and the Preferred Ship Mortgages have been executed and recorded;

  (5)
  a collateral assignment of Premier's interest in the Hard Rock License Agreement, the Hard Rock Memorabilia Lease, the Hard Rock Cafe Lease, the Hard Rock Retail Store Lease and the principal agreements entered into by Premier in connection with the design, development, construction and operation of the Hard Rock Hotel & Casino Biloxi, subject to the terms and conditions contained therein;

  (6)
  to the extent permitted by law, a pledge of all licenses and permits relating to the Hard Rock Hotel & Casino Biloxi; and

  (7)
  a first priority lien on substantially all of the Issuers' other existing and future assets, including any furniture, fixtures and equipment which are part of the Hard Rock Hotel & Casino Biloxi, whether now owned or hereafter acquired, other than furniture, fixtures and equipment that constitute collateral for up to $30.0 million of FF&E Financing that is not in the form Additional Notes; provided, however, that the notes will not be secured by Premier's cash-on-hand.

        The original notes have the benefit of, and are subject to, and the exchange notes will have the benefit of, and be subject to, the terms of the Rank Intercreditor Agreement and any FF&E Intercreditor Agreement.

        The first priority security interests created under the Collateral Documents are subject to statutory liens of mechanics, materialmen, contractors, suppliers, landlords and other similar liens arising in the ordinary course of business and, in particular, in the course of Premier's construction of the Hard Rock Hotel & Casino Biloxi. If the procedures for advances and/or payments set forth in the Disbursement Agreement, including, but not limited to, obtaining appropriate waivers, indemnification, certifications, retainage and title insurance endorsements are strictly complied with, then such statutory liens would not adversely affect the trustee's first priority security interests created under the Collateral Documents. With respect to the Casino Vessel, parties providing goods and services, as well as tort claimants, could have priority over the security interests created under the Collateral Documents, including the Preferred Ship Mortgage encumbering the Casino Vessel, to the extent such parties remain unpaid.

        Under Mississippi gaming laws, a gaming licensee is not permitted to grant a security interest in any gaming or other license issued by the Mississippi Gaming Commission. As a result, the original notes are not, and the exchange notes will not be, secured by such gaming or other licenses.

        The Collateral Documents define the terms of the security interests that secure the original notes and will secure the exchange notes. These security interests secure or will secure the payment and performance when due of all of the Obligations of the Issuers under the indenture and the notes as provided in the Collateral Documents.

        So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions, the Issuers will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Subject to applicable laws, including, but not limited to, Gaming Laws, upon the occurrence and during the continuance of an Event of Default:

  (1)
  all rights of the Issuers to exercise such voting or other consensual rights will cease, and all such rights will become vested in the trustee, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights;

  (2)
  all rights of the Issuers to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the trustee; and

  (3)
  the trustee may sell the Collateral or any part of the Collateral in accordance with the terms of the Collateral Documents and applicable law.

        Under the terms of the indenture, the Collateral Documents, the Rank Intercreditor Agreement and any FF&E Intercreditor Agreement, the trustee will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Issuers under the indenture and the notes, the Collateral Documents, the Rank Intercreditor Agreement and any FF&E Intercreditor Agreement will terminate and the Collateral will be released.

        The Issuers will otherwise comply with the provisions of TIA §314.

        To the extent applicable, the Issuers will cause TIA §313(b), relating to reports, and TIA §314(b), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Premier except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Certain Gaming Law Limitations

        The trustee's or any holder's ability to foreclose upon the pledged membership interests and the Collateral comprising our gaming business is limited by relevant gaming laws. Regulations of the

Mississippi Gaming Commission provide that no Person may acquire an interest in a gaming licensee or enforce a security interest in the equity interests or gaming assets of a company which is the holder of a Mississippi gaming license or which owns equity interests in such a company without the prior approval of the Mississippi Gaming Commission. As such, neither the trustee nor any holder is permitted to operate or manage any gaming business or assets unless such Person has been licensed under applicable law for such purpose.

        Mississippi law requires that all individuals who propose to own more than 5% of the equity of licensed companies or of registered holding companies whose operating subsidiaries are licensed must be found suitable as an equityholder of such companies by the Mississippi Gaming Commission before acquiring ownership of such interests. In addition, Mississippi law requires all institutional investors who propose to own more than 10% of the equity of licensed companies or of registered holding companies whose operating subsidiaries are licensed must be found suitable as an equityholder of such companies by the Mississippi Gaming Commission before acquiring ownership of such interests, unless granted a limited waiver by the Mississippi Gaming Commission. Consequently, it would be necessary for the trustee or the holders, as the case may be, to file an application with the Mississippi Gaming Commission requesting approval to enforce the security interest in the pledged membership interests and obtain such approval before it may take any steps to enforce the security interest. Additionally, the trustee or the holders, as the case may be, must file applications with the Mississippi Gaming Commission requesting approval to enforce a security interest in gaming assets before it may take steps to enforce the security interest. Moreover, it would be necessary for a prospective purchaser of the pledged membership interests or of the assets comprising our gaming business to file the necessary applications, be investigated and be found suitable by the Mississippi Gaming Commission before acquiring the gaming assets or the pledged membership interests through the foreclosure sale. Under Mississippi law, the applicant for such approvals must file all applications required by the Mississippi Gaming Commission, be investigated, provide all information requested by the investigating agency and pay all fees and costs charged by the gaming authorities for such investigations. Although the regulations of the Mississippi Gaming Commission provide that the Mississippi Gaming Commission may, in its discretion, grant a temporary or permanent waiver of these requirements with respect to foreclosure on pledged membership interests, no action to enforce the security interest may be taken nor may the ownership of the membership interests be transferred until these procedures are complied with so long as the companies hold gaming licenses or are registered with the Mississippi Gaming Commission as a holding company which owns any equity interest in a licensed company. These requirements may therefore limit the number of potential bidders who would participate in any foreclosure sale and may delay the sale of the pledged membership interests or other gaming assets, either of which could have an adverse effect on the proceeds received from such sales.

Certain Bankruptcy Limitations

        The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against either of the Issuers prior to the trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, since the enforcement of the lien of the trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders of the notes may not have any consent rights with respect to the use of those funds by either of the Issuers or any of their Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

        At any time on or prior to February 1, 2007, the Issuers may redeem up to 35% of the aggregate principal amount of notes (on a pro rata basis) issued under the indenture at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an initial public offering of common equity securities of Premier; provided, that:

  (1)
  at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Premier and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 60 days of the date of the closing of such initial public offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to February 1, 2008. Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        On or after February 1, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of the holders of the notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	105.375%
2009	102.688%
2010 and thereafter	100.000%

        Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Disposition Pursuant to Gaming Laws

        If any Gaming Authority requires that a holder or beneficial owner of notes be licensed, qualified or found suitable under any applicable Gaming Law and such holder or beneficial owner:

  (1)
  fails to apply for a license, qualification or finding of suitability within 30 days (or such other period as may be required by the Gaming Authority) after being requested to do so by the Gaming Authority; or

  (2)
  is denied such license or qualification or not found suitable;

the Issuers will have the right, at their option, to:

  (1)
  require the holder or beneficial owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) following the earlier of:

  (a)
  the termination of the period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability; or

  (b)
  the date of denial of such license, qualification or finding of suitability; or

  (2)
  redeem the notes of the holder or beneficial owner at a redemption price equal to:

  (a)
  the price determined by the Gaming Authority; or

  (b)
  if the Gaming Authority does not determine a price, the lowest of:

  (i)
  the principal amount of the notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or such earlier date as is required by the Gaming Authority;

  (ii)
  the price at which such holder or beneficial owner acquired or paid for the notes, together with accrued and unpaid and Liquidated Damages, if any, to the earlier of the date of redemption or as is required by the Gaming Authority; and

  (iii)
  the Fair Market Value of the notes on the date of redemption.

        Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of the notes will not be licensed, qualified or found suitable, the holder or beneficial owner will, to the extent required by applicable law, have no further right to:

  (1)
  exercise, directly or indirectly, through any trustee or nominee or any other Person or entity, any right conferred by the notes; or

  (2)
  receive any interest or any other distributions or payments with respect to the notes or any remuneration in any form with respect to the notes, except the redemption price of the notes.

        The Issuers shall notify the trustee in writing of any such redemption as soon as practicable. Any holder or beneficial owner that is required to apply for a license, qualification or finding of suitability must pay all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities. The Issuers will not be required to pay or reimburse any holder or beneficial owner of the notes who is required to apply for such license, qualification or finding of suitability. Those expenses will be the obligation of such holder or beneficial owner of the notes.

Mandatory Redemption

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to an offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of repurchase, subject to the right of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Issuers will mail a notice to each holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly tendered together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being repurchased by the Issuers.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in the payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Premier and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Premier and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        Premier will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Hard Rock Hotel & Casino Biloxi is Operating;

  (2)
  Premier (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (3)
  such Fair Market Value is determined by Premier's Board of Directors and evidenced by a resolution of that Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (4)
  at least 75% of the consideration received in the Asset Sale by Premier or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on Premier's most recent consolidated balance sheet, of Premier or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Premier or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by Premier or such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Premier or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

  (c)
  certain stock or assets of the kind referred to in clauses (1) and (3) of the third paragraph of the asset sale covenant.

        In addition, Premier may not consummate a sale, lease, conveyance or other disposition of any Key Project Assets.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Premier (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds: (1) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Premier; (2) to make a capital expenditure with respect to the Hard Rock Hotel & Casino Biloxi; or (3) acquire assets that are not classified as current assets under GAAP and that are used or useful in connection with the operation of the Hard Rock Hotel & Casino Biloxi; provided, however, that Premier or such Restricted Subsidiary, as the case may be, promptly grants to the trustee, on behalf of the holders of notes, a first priority perfected security interest, subject to any Permitted Liens, on such property or assets on the terms set forth in, and to the extent required by, the indenture and the Collateral Documents. Pending the final application of any such Net Proceeds, Premier or the applicable Restricted Subsidiary will temporarily invest such Net Proceeds in Cash Equivalents which will be held in an account in which the trustee shall have a first priority perfected security interest, subject to Permitted Liens, for the benefit of the holders of notes in accordance with the indenture and the Collateral Documents.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Premier may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Events of Loss

        Within 365 days after any Event of Loss with respect to all or any portion of the Hard Rock Hotel & Casino Biloxi with a Fair Market Value (or replacement cost, if greater) in excess of $5.0 million, Premier or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Hard Rock Hotel & Casino Biloxi, with no concurrent obligation to make any purchase of any notes; provided, however, that:

  (1)
  Premier delivers to the trustee within 90 days of the Event of Loss a written opinion from a reputable contractor that the Hard Rock Hotel & Casino Biloxi with at least the Minimum Facilities can be rebuilt, repaired, replaced or constructed, and in a condition to be Operating, within 365 days of the Event of Loss;

  (2)
  Premier delivers to the trustee within 90 days of the Event of Loss an officers' certificate certifying that Premier has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above; and

  (3)
  the Net Loss Proceeds are less than $50.0 million.

        Any Net Loss Proceeds that are not reinvested or are not permitted to be reinvested as provided in the first sentence of this covenant will be deemed "Excess Loss Proceeds." Within ten days following the date that the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, Premier will make an Event of Loss Offer to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If the aggregate principal amount of notes tendered pursuant to the Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the notes in the manner described below under the caption "—Selection and Notice." If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, Premier may use such Net Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. Upon completion of any such Event of Loss Offer, the amount of Net Loss Proceeds shall be reset at zero.

        Any Net Loss Proceeds received prior to the Initial Operating Date that are to be used for rebuilding, repair, replacement or construction of the Hard Rock Hotel & Casino Biloxi will be deposited in the Construction Disbursement Account and will be disbursed pursuant to the Disbursement Agreement. Any Net Loss Proceeds received prior to the Initial Operating Date that are not to be used for rebuilding, repair, replacement or construction of the Hard Rock Hotel & Casino Biloxi or that are received after the Initial Operating Date will be deposited into an account in which the trustee will be granted a first priority perfected security interest, subject to Permitted Liens, and will be released to Premier to pay for or reimburse Premier for the actual cost of a permitted use of the Net Loss Proceeds as provided above, or the Event of Loss Offer, in each case pursuant to the terms of the Collateral Documents. All Net Loss Proceeds may be invested only in Cash Equivalents.

        Premier or the applicable Restricted Subsidiary will grant to the trustee, on behalf of the holders of the notes, a first priority lien, subject to Permitted Liens, on any property or asset rebuilt, repaired, replaced or constructed with such Net Loss Proceeds on the terms set forth in the indenture and the Collateral Documents.

        In the event of an Event of Loss pursuant to clause (3) of the definition of "Event of Loss" with respect to any property or assets that have a Fair Market Value (or replacement cost, if greater) in excess of $5.0 million, Premier or the affected Restricted Subsidiary, as the case may be, will be required to receive consideration (1) at least equal to the Fair Market Value (evidenced by a resolution of Premier's Board of Directors set forth in an officers' certificate delivered to the trustee) of the property or assets subject to the Event of Loss and (2) with respect to any "Event of Loss" of any portion of the Hard Rock Hotel & Casino Biloxi, at least 90% of which is in the form of Cash Equivalents.

Compliance with Securities Laws

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, an Asset Sale Offer and an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sales or Event of Loss provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under these provisions of the indenture by virtue of such conflict.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        Premier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Premier's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Premier or any of its Restricted Subsidiaries) or to the direct or indirect holders of Premier's or any of its Restricted Subsidiaries' Equity Interests in any capacity (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Premier or dividends or distributions payable to Premier or any of its Restricted Subsidiaries);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Premier) any Equity Interests of Premier or any direct or indirect parent of Premier;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Premier or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee, including, without limitation, the Rank Note, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  the Hard Rock Hotel & Casino is Operating; and

  (2)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

  (3)
  Premier would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity;" and

  (4)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Premier and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Premier for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Initial Operating Date to the end of Premier's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by Premier since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Premier (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Premier that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Premier), plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

  (d)
  to the extent that any Unrestricted Subsidiary of Premier designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Premier's Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, plus

    (e)
    50% of any cash dividends received by Premier or any of its Restricted Subsidiaries after the date of the indenture from an Unrestricted Subsidiary of Premier, to the extent that such dividends were not otherwise included in Consolidated Net Income of Premier for such period.

        With respect to any payments made pursuant to (a) clauses (1) through (3) below, so long as no Default has occurred and is continuing or would be caused thereby, (b) clauses (4) and (5) below, no Default in the payment when due of any principal, interest, premium or Liquidated Damages, if any, on the notes or any Event of Default shall have occurred or be continuing or would be caused thereby and (c) clause (6) below, so long as no Blocking Event (as defined in the Rank Investment Agreement) has occurred and is then continuing, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution within 60 days after the date of declaration of the dividend or distribution, if at the date of declaration the dividend or distribution payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Premier) of, Equity Interests of Premier (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Premier; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (4)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Indebtedness of Premier that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  so long as Premier is a limited liability company, distributions to members of Premier in an amount not to exceed the Tax Amount for such period;

  (5)
  payments of amounts due to the Construction Manager pursuant to the Owner Contractor Agreement; and

  (6)
  the Permitted Rank Payments.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Premier or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Premier whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Equity

        Premier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Premier will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that Premier may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if:

  (1)
  the Hard Rock Hotel & Casino Biloxi is Operating; and

  (2)
  the Fixed Charge Coverage Ratio for Premier's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Premier and its Restricted Subsidiaries of (a) Indebtedness represented by the original notes and the exchange notes and (b) their respective obligations arising under the Collateral Documents to the extent such obligations would represent Indebtedness;

  (2)
  the incurrence by Premier or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) and (8) of this paragraph;

  (3)
  the incurrence by Premier of (a) FF&E Financing; provided, however, that the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased or to be purchased or leased with the proceeds thereof and (b) Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any FF&E Financing or Permitted Refinancing Indebtedness, in each case incurred pursuant to this clause (3); provided, however, that the aggregate principal amount of FF&E Financing and Permitted Refinancing Indebtedness incurred pursuant to this clause (3) does not exceed $30.0 million at any one time outstanding;

  (4)
  the incurrence by Premier or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Premier and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Premier or any Guarantor is the obligor on such Indebtedness and the payee is not Premier or any Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Premier, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Premier or a Restricted Subsidiary of Premier and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Premier or a Restricted Subsidiary of Premier, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Premier or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

  (5)
  the incurrence by Premier or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

  (6)
  the guarantee by Premier or any of its Restricted Subsidiaries of Indebtedness of Premier or a Restricted Subsidiary of Premier that was permitted to be incurred by another provision of this covenant; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

  (7)
  the incurrence by Premier or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds or standby letters of credit incurred in the ordinary course of business in an aggregate principal amount not to exceed $4.0 million at any one time outstanding under this clause (7);

  (8)
  the incurrence by Premier or any of its Restricted Subsidiaries of Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge such Indebtedness, in an aggregate principal amount not to exceed $10.0 million;

  (9)
  the incurrence of Indebtedness represented by the Rank Note; and

  (10)
  the incurrence by Premier of Indebtedness represented by the Series 2004 Note.

        Premier will not incur, and will not permit any of its Restricted Subsidiaries to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Premier or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Premier or any of its Restricted Subsidiaries solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Premier will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of Premier as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Premier or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

        Premier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        Premier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to Premier or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Premier or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Premier or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Premier or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  the notes, the indenture, the Collateral Documents, the Rank Intercreditor Agreement or any FF&E Intercreditor Agreement;

  (2)
  applicable law, rule, regulation or order;

  (3)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Premier or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  purchase money obligations or capital lease obligations for furniture, fixtures and equipment that impose restrictions on the furniture, fixtures and equipment purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (6)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (7)
  Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (8)
  Liens permitted to be incurred under the provisions of the covenant described under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (9)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business with the approval of Premier's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        Premier may not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of its and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (a)
  (i) Premier is the surviving entity or (ii) the Person formed by or surviving any such consolidation or merger (if other than Premier) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (b)
  the Person formed by or surviving any such consolidation or merger (if other than Premier) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Premier under the notes, the indenture, the registration rights agreement, the Collateral Documents, the Rank Intercreditor Agreement or any FF&E Intercreditor Agreement pursuant to agreements reasonably satisfactory to the trustee;

  (c)
  immediately after such transaction, no Default or Event of Default exists;

  (d)
  Premier or the Person formed by or surviving any such consolidation or merger (if other than Premier), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity";

  (e)
  such transaction would not result in the loss or suspension or material impairment of any of Premier's or any of its Restricted Subsidiaries' Gaming Licenses, unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

  (6)
  such transaction would not require any holder or beneficial owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided, however, that such holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

        In addition, Premier may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Notwithstanding the foregoing, Premier and any of its Restricted Subsidiaries may reorganize pursuant to a Permitted C-Corp. Reorganization.

Transactions with Affiliates

        Premier will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Premier (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to Premier or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Premier or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Premier delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved unanimously by the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of the notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, employee benefit plan, officer and director indemnification agreement or similar arrangement entered into by Premier or any of its Restricted Subsidiaries in the ordinary course of business;

  (2)
  transactions between or among Premier and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of Premier) that is an Affiliate of Premier solely because Premier owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees to Persons who are not otherwise Affiliates of Premier;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of Premier to Affiliates of Premier; and

  (6)
  Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments."

Construction

        Premier will construct the Hard Rock Hotel & Casino Biloxi, including the furnishing, fixturing and equipping thereof, with diligence and continuity in a good and workmanlike manner substantially in accordance with the Final Plans.

Use of Proceeds

        Pursuant to this covenant, Premier deposited approximately $143.5 million into the Construction Disbursement Account, approximately $33.1 million into the Interest Reserve Account and approximately $1.0 million into the Tidelands Lease Reserve Account. The funds in the Construction Disbursement Account, the Interest Reserve Account and the Tidelands Lease Reserve Account have been invested as set forth in the Disbursement Agreement and will be disbursed only in accordance with the Disbursement Agreement.

Line of Business

        Premier will not, and will not permit any Subsidiary to, engage in any business or investment activities other than a Permitted Business. Neither Premier nor any of its Subsidiaries may conduct a Permitted Business in any gaming jurisdiction if the holders of the notes would be required to be licensed as a result thereof; provided, however, that the provisions described in this sentence will not prohibit Premier or any or its Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the holders of the notes, but reserves the discretionary right to require the licensing or qualification of any holders. Premier will not, and will not permit any of its Subsidiaries to, engage in any business, development or investment activity other than at or in conjunction with the Hard Rock Hotel & Casino Biloxi until the Initial Operating Date.

Additional Subsidiary Guarantees

        If Premier or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and an assumption agreement with respect to the registration rights agreement and all Collateral Documents securing the Subsidiary Guarantee and deliver an opinion of counsel to the trustee within ten Business Days of the date on which it was acquired or created. Any Restricted Subsidiary that becomes a Guarantor shall remain a Guarantor unless released from its obligations as a Guarantor as provided in the third paragraph of this covenant.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Premier or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists;

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee, the registration rights agreement and the Collateral Documents pursuant to a supplemental indenture and appropriate Collateral Documents satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Premier or a Restricted Subsidiary of Premier, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Premier or a Restricted Subsidiary of Premier, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (3)
  if Premier designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the noes as provided under the captions "—Defeasance" and "—Satisfaction and Discharge."

        All Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

Limitation on Status as Investment Company

        The Issuers are prohibited from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will a Key Project Asset be transferred to an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Premier and its Restricted Subsidiaries in the Restricted Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by Premier. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Sale and Leaseback Transactions

        Premier will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that Premier or a Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Premier or that Restricted Subsidiary, if applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

  (3)
  the transfer of assets in such sale and leaseback transaction is permitted by, and Premier or the applicable Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Insurance

        Until the notes have been paid in full, Premier will, and will cause its Restricted Subsidiaries to:

  (1)
  keep its properties, including, without limitation, the Casino Vessel, adequately insured at all times by financially sound and reputable insurers;

  (2)
  maintain such other insurance, to such extent and against such risks, including insurance protecting the real and personal property and the Casino Vessel comprising the Hard Rock Hotel & Casino Biloxi against losses or damages caused by fire, lightning, hurricane, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, terrorism, malicious mischief and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size with carriers and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, exclusions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size operating in the same or similar locations, including without limitation, (a) property and casualty insurance, (b) business interruption insurance, (c) worker's compensation insurance, (d) comprehensive general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use or operation of the Hard Rock Hotel & Casino Biloxi and (e) umbrella or excess liability insurance;

  (3)
  maintain such other insurance as may be required by law; and

  (4)
  maintain such other insurance as is otherwise required by the Collateral Documents.

        On January 1st of each year while any notes remain outstanding, Premier shall provide insurance certificates evidencing such insurance to the trustee, which certificates shall expressly state information with respect to the coverage provided by and the expiration date for each policy.

        All insurance required by this covenant (except worker's compensation insurance) will name Premier and the trustee as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to Premier and the trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Trustee).

Amendments to Certain Agreements

        Neither Premier nor any of its Restricted Subsidiaries will amend, waive or modify, or take or refrain from taking any action that has the effect of amending, waiving or modifying any provision of the Hard Rock License Agreement, the Hard Rock Cafe Lease, the Hard Rock Retail Store Lease, the Hard Rock Memorabilia Lease, the Tidelands Lease, the City of Biloxi Lease, the Owner Contractor Agreement, the Architect Agreement or the Mississippi Bond Financing Documents; provided, however, that any such agreement may be amended or modified so long as the terms of such agreement as so amended or modified are, on the whole, no less favorable to Premier than the terms of such agreement as of the date of the indenture.

Requirements of Ship Construction Contract; Execution and Delivery of Preferred Ship Mortgages and Documents to Register Vessel

        Premier will cause the contractor of the Casino Vessel to be contractually obligated to furnish to Premier, upon delivery and its acceptance of the Casino Vessel, a vessel bill of sale and any other documents or certificates necessary for Premier to register the Casino Vessel with the United States Coast Guard. Concurrently with the delivery and its acceptance of the Casino Vessel, Premier will execute and deliver to (a) the United States Coast Guard an application for documentation of the Casino Vessel, and (b) the trustee the Preferred Ship Mortgage (or, if the Casino Vessel is constructed as two distinct vessels, two Preferred Ship Mortgages) in the form attached as an exhibit to the indenture and appropriate for filing in the National Vessel Documentation Center of the United States Coast Guard to perfect the trustee's first priority security interest in the Casino Vessel. Premier will not commence operations on the Casino Vessel until (x) the Casino Vessel has been documented with the United States Coast Guard, (y) the Preferred Ship Mortgage (or, if the Casino Vessel is constructed as two distinct vessels, two Preferred Ship Mortgages) has (or have) been executed and delivered to the trustee and recorded in the National Vessel Documentation Center of the United States Coast Guard and (z) the Casino Vessel Title Policy has been issued by First American Title Insurance Company in the form attached as an exhibit to the indenture, naming the trustee as an additional insured. Premier shall take all other actions necessary to comply with foregoing requirements. Within 15 days after the recordation of the Preferred Ship Mortgage (or, if the Casino Vessel is constructed as two distinct vessels, the two Preferred Ship Mortgages), Premier shall issue to the trustee an opinion of counsel in the form attached as an exhibit to the indenture.

Additional Collateral; Acquisition of Assets or Property; Increase Limits on Real Estate Title Policy

        Except for FF&E acquired with FF&E Financing and the Casino Vessel, concurrently with the acquisition by Premier or any of its Restricted Subsidiaries of any assets or property with a Fair Market Value (as determined by the Board of Directors of Premier) in excess of $1.0 million individually or $2.5 million in the aggregate, to the extent not prohibited by Gaming Authorities or applicable law, Premier shall, or shall cause the applicable Restricted Subsidiary to:

  (1)
  in the case of personal property, execute and deliver to the trustee such Uniform Commercial Code financing statements or take such other actions as shall be necessary or (in the opinion of the trustee) desirable to perfect and protect the trustee's security interest in such assets or property;

  (2)
  in the case of real property, execute and deliver to the trustee:

  (a)
  a deed of trust or a leasehold deed of trust, as appropriate, substantially in the form of the deeds of trust or leasehold deed of trust, as appropriate, executed in connection with the Liens on the Hard Rock Hotel & Casino Biloxi (with such modifications as are necessary to comply with applicable law) (under which Premier or such Restricted Subsidiary shall grant a security interest to the trustee in such real property and any related fixtures); and

  (b)
  title and extended coverage insurance covering such real property in an amount at least equal to the Fair Market Value of such real property; and

  (3)
  promptly deliver to the trustee such opinions of counsel, if any, as the trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

        Concurrently with the issuance of Additional Notes, if any, under the indenture, Premier will cause the issuer of the Real Estate Title Policy to increase the total aggregate coverage amount of insurance under such Real Estate Title Policy in an amount equal to the aggregate principal amount of Additional Notes.

Further Assurances

        The Issuers will, and will cause each of their Restricted Subsidiaries to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates assurances and other instruments as may be required from time to time in order to:

  (1)
  carry out more effectively the purposes of the Collateral Documents;

  (2)
  subject to the Liens created by any of the Collateral Documents any of the properties, rights of interests required to be encumbered thereby;

  (3)
  perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

  (4)
  better assure, convey, grant, assign, transfer, preserve, protect and confirm to the trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the trustee or under any other instrument executed in connection therewith or granted to Premier under the Collateral Documents or under any other instrument executed in connection therewith.

        Upon the exercise by the trustee or any holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Authority), Premier will, and will cause its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from Premier or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Restrictions on Activities of Premier Finance Biloxi Corp.

        Premier Finance Biloxi Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Premier Finance Biloxi Corp. may (i) be a co-obligor with respect to Indebtedness if Premier is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Premier or one or more of Premier's Restricted Subsidiaries other than Premier Finance Biloxi Corp. and (ii) take any action in connection with the transactions contemplated by the Mississippi Bond Financing Documents.

Payments for Consent

        Premier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Rank Intercreditor Agreement, the FF&E Intercreditor Agreement or the Collateral Documents unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, the Issuers will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers' consolidated financial statements by the Issuers' certified independent accountants. In addition, following the consummation of the exchange offer, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

        If, at any time after consummation of the exchange offer, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the first paragraph of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers agree that they will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuers' filings for any reason, the Issuers will post the reports referred to in the first paragraph of this covenant on their respective websites within the time periods that would apply if the Issuers and any Guarantors were required to file those reports with the Commission.

        If the Issuers have designated any of their Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Premier and its Restricted Subsidiaries separate from the financial condition and results of operations of Premier's Unrestricted Subsidiaries.

        In addition, the Issuers and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by Premier or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Events of Loss," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity," "—Certain Covenants—Merger, Consolidation or Sale of Assets" or "Use of Proceeds;"

  (4)
  failure by Premier or any of its Restricted Subsidiaries for 60 days to comply with any of the other agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Premier or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Premier or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6)
  failure by Premier or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any representation or warranty or agreement in any of the Collateral Documents or in any certificate, document or other statement delivered in connection therewith was inaccurate on the date made or deemed made, Premier or any of its Restricted Subsidiaries repudiates any of their respective obligations under any of the Collateral Documents or the failure by Premier or any of its Restricted Subsidiaries for 45 days to comply with any of their respective obligations under the Collateral Documents;

  (8)
  any event of default under a Collateral Document or any of the Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or Premier or any of its Restricted Subsidiaries shall so assert, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable or of the same effect and priority purported to be created thereby;

  (9)
  except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

  (10)
  certain events of bankruptcy or insolvency described in the indenture with respect to Premier or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

  (11)
  termination or suspension of (a) the Hard Rock License Agreement or (b) the Hard Rock Memorabilia Lease;

  (12)
  any event of default under (a) either of the Rank Agreements, (b) the Tidelands Lease or (c) the City of Biloxi Lease;

  (13)
  the failure of Premier to execute and deliver the Preferred Ship Mortgage (or, if the Casino Vessel is constructed as two distinct vessels, two Preferred Ship Mortgages) upon the completion and delivery of the Casino Vessel;

  (14)
  the failure of the Hard Rock Hotel & Casino Biloxi to be Operating by the Operating Deadline;

  (15)
  after the Initial Operating Date, the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at the Hard Rock Hotel & Casino Biloxi for a period of more than 90 consecutive days; and

  (16)
  if Premier ever ceases to own less than 100% of the outstanding Equity Interests of Premier Finance Biloxi Corp.

        The rights and remedies of the Issuers, the trustee and the holders upon an Event of Default are subject to applicable laws, including, but not limited to, Gaming Laws.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either Premier or any Restricted Subsidiary that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any), interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the notes prior to February 1, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture and the Collateral Documents. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Equityholders

        No director, officer, employee, incorporator or equityholder of either of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture, any Subsidiary Guarantee or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants (including its obligation to make Change of Control Offers, Asset Sale Offers and Event of Loss Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor are bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which either of the Issuers or any of Premier's Restricted Subsidiaries is a party or by which the Issuers or any of Premier's Restricted Subsidiaries are bound;

  (6)
  the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of either of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of either of the Issuers or others; and

  (7)
  the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Rank Intercreditor Agreement, any FF&E Intercreditor Agreement or the Collateral Documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes, the Rank Intercreditor Agreement, any FF&E Intercreditor Agreement or the Collateral Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

  (9)
  release all or substantially all of the Collateral from the Lien of the indenture or the Collateral Documents, except in accordance with the provisions thereof; or

  (10)
  make any change in the preceding amendment and waiver provisions.

        Any amendment to, or waiver of, the provisions of any of the Collateral Documents relating to the covenant entitled "Liens" or the security provisions of the indenture will require the consent of the holders of at least 66/3% in principal amount of the notes then outstanding.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuers and the trustee may amend or supplement the indenture, the notes, the Rank Intercreditor Agreement, any FF&E Intercreditor Agreement or the Collateral Documents to:

  (1)
  cure any ambiguity, defect or inconsistency;

  (2)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  provide for the assumption of the Issuers' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

  (4)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to enter into additional or supplemental Collateral Documents; or

  (7)
  to conform the text of the indenture, the notes or the Collateral Documents to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Collateral Documents.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

    (b)
    all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of the Issuers or any Guarantor is a party or by which either of the Issuers or any Guarantor is bound;

  (3)
  the Issuers or any Guarantor have paid or caused to be paid all sums payable by them under the indenture; and

  (4)
  the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of either of the Issuers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture, the registration rights agreement and each of the Collateral Documents without charge by writing to us at 111 Lameuse Street, Suite 104, Biloxi, Mississippi 39530, Attention: President. Copies of these documents are also filed as exhibits to the Registration Statement on Form S-4, originally filed on April 8, 2004, of which this prospectus is a part.

Book-Entry, Delivery and Form

        Except as set forth below, the exchange notes will initially be represented by one or more notes in registered, global form without interest coupons. Each global note shall be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. The original notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note..

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. The Issuers takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or participants, and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities, or indirect participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised the Issuers that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of the participants who have accounts with DTC; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of either of the Issuers or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for definitive notes in registered certificated form, or certificate notes, if:

  (1)
  DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

  (2)
  the Issuers, at their option, notify the trustee in writing that they elects to cause the issuance of the certificated notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registration Rights; Liquidated Damages

        On January 23, 2004, the Issuers and the Initial Purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, the Issuers agreed to file with the Commission a registration statement of which this prospectus is a part. As soon as practicable after the effectiveness of such registration statement, the Issuers will offer to the holders of original notes pursuant to this exchange offer who are able to make certain representations, the opportunity to exchange their original notes for exchange notes.

        On January 23, 2004, the Issuers and the Initial Purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, the Issuers agreed to file with the Commission the a registration statement of which this prospectus is a part. Upon the effectiveness of such registration statement, the Issuers will offer to the holders of original notes pursuant to this exchange offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

        If the Issuers are not:

  (1)
  permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

  (2)
  any holder of original notes notifies the Issuers prior to the 20th day following consummation of the exchange offer that:

  (a)
  it is prohibited by law or Commission policy from participating in the exchange offer;

  (b)
  it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

  (c)
  it is a broker-dealer and owns notes acquired directly from the Issuers or an affiliate of the Issuers,

the Issuers will file with the Commission a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        For purposes of the preceding, original notes means each note until the earliest of:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in this exchange offer;

  (2)
  following the exchange by a broker-dealer in the exchange offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  (4)
  the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement provides that:

  (1)
  the Issuers will use their best efforts to have the registration statement of which this prospectus is a part declared effective by the Commission on or prior to August 20, 2004;

  (3)
  unless this exchange offer is not permitted by applicable law or Commission policy, the Issuers will

  (a)
  commence this exchange offer; and

  (b)
  use their best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the registration statement of which this prospectus is a part was declared effective by the Commission, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

  (4)
  if obligated to file the shelf registration statement, the Issuers will use their best efforts to file the shelf registration statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the Commission on or prior to 90 days after such obligation arises.

        If:

  (1)
  the Issuers fail to file any shelf registration statement required by the registration rights agreement on or before the date specified for such filing;

  (2)
  the registration statement of which this prospectus is a part or any shelf registration statement required by the registration rights agreement to be filed is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

  (3)
  the Issuers fail to consummate this exchange offer within 30 business days of the Effectiveness Target Date with respect to the registration statement of which this prospectus is a part; or

  (4)
  the shelf registration statement or the registration statement of which this prospectus is a part is declared effective but thereafter ceases to be effective or usable in connection with resales of original notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Issuers will pay Liquidated Damages to each holder of notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

        The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.40 per week per $1,000 principal amount of notes.

        All accrued Liquidated Damages will be paid by the Issuers on the next scheduled interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of original notes are required to make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in this exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring original notes, a holder will be deemed to have agreed to indemnify the Issuers against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "AA Capital" means AA Capital Equity Fund, L.P., a Delaware limited partnership and AA Capital Biloxi Co-Investment Fund, L.P., a Delaware limited partnership.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Architect" means Paul Steelman, Ltd., a Nevada corporation.

        "Architect Agreement" means the Abbreviated Standard Form of Agreement Between Owner and Architect, dated as of November 21, 2003, between Premier and the Architect, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Premier and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of Premier's Restricted Subsidiaries or the sale of Equity Interests by Premier in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

  (2)
  a transfer of assets between or among Premier and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of Premier to Premier or to another Restricted Subsidiary;

  (4)
  the sale, lease or other disposition of products, equipment, inventory, accounts receivable or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents; and

  (6)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Biloxi Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary at any time to own, lease, operate or otherwise conduct the business of the Hard Rock Hotel & Casino Biloxi.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members, any controlling committee of managing members or the board of managers thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Casino Vessel" means the water-based gaming platform or platforms on which the casino portion of the Hard Rock Hotel & Casino Biloxi is located.

        "Casino Vessel Title Policy" means the title policy covering the Casino Vessel issued upon the recording of the Preferred Ship Mortgage (or, if the Casino Vessel is constructed as two distinct vessels, two Preferred Ship Mortgages) by First American Title Insurance Company, naming the trustee as additional insured.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Premier and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than (i) AA Capital or its Related Parties or (ii) GAR, LLC;

  (2)
  the liquidation or dissolution of, or the adoption of a plan relating to the liquidation or dissolution of, either of the Issuers or any successor thereto;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than (i) AA Capital and its Related Parties or (ii) GAR, LLC, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Premier, measured by voting power rather than by number of shares;

  (4)
  after an initial public offering of the common stock of Premier or any Person that, directly or indirectly, Beneficially Owns more than 50% of the Voting Stock of Premier, measured by voting power rather than by number of shares, the first day on which a majority of the members of the Board of Directors of Premier are not Continuing Directors; or

  (5)
  the sale, transfer or other disposition by AA Capital to a third party who is not an Affiliate of AA Capital, other than to GAR, LLC, of (i) more than 75% of the Class A Preferred Units held by AA Capital as of the date of the indenture (which units shall represent 100% of the Class A Preferred Units issued and outstanding as of the date of the indenture) or (ii) more than 75% of the Class B Common Units held by AA Capital as of the date of the indenture (which units shall represent 100% of the Class B Common Units issued and outstanding as of the date of the indenture).

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "City of Biloxi Lease" means the Lease and Air Rights Agreement, dated November 18, 2003, between the City of Biloxi, a municipal corporation organized and existing under the laws of the State of Mississippi and Premier, as amended and as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Class A Preferred Units" means the Class A Preferred Units of Premier issued and outstanding as of the date of the indenture.

        "Class B Common Units" means the Class B Common Units of Premier issued and outstanding as of the date of the indenture.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all assets and properties pledged or assigned, purported to be pledged or assigned or required to be pledged or assigned to the trustee on behalf of holders of notes under the indenture and the Collateral Documents.

        "Collateral Documents" means, collectively, the Disbursement Agreement; the Pledge and Security Agreement; the Membership Interest Pledge Agreement; the Deed of Trust; the Preferred Ship Mortgages; the Subordination, Non-Disturbance and Attornment Agreement (Cafe Lease); the Subordination, Non-Disturbance and Attornment Agreement (Retail Store Lease); the Consent and Agreement (Owner Contractor Agreement); the Consent and Agreement (Architectural Services Agreement); Tenant Estoppel Certificate (Cafe); Tenant Estoppel Certificate (Retail Store); all UCC filings related to the security interests granted by any of the foregoing documents and any other document or instrument providing for a lien on or security interest in any real or personal tangible or intangible property as security for any or all of the Obligations of the Issuers under the indenture and the notes or any of the foregoing documents.

        "Consent and Acknowledgement Agreement" means the Consent and Acknowledgement Agreement, dated as of the date of the indenture, among Hard Rock Licensing, Hard Rock (STP), the Issuers, the trustee for the benefit of the holders of the notes, GAR, LLC and AA Capital, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Consent and Agreement (Architectural Services Agreement)" means the Consent and Agreement (Architectural Services Agreement), dated as of the date of the indenture, among the Architect, the Issuers and the trustee for the benefit of the holders of the notes, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Consent and Agreement (Owner Contractor Agreement)" means the Consent and Agreement (Owner Contractor Agreement), dated as of the date of the indenture, among the Construction Manager, the Issuers and the trustee for the benefit of the holders of the notes, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  any pre-opening expenses that were deducted in computing Consolidated Net Income on a consolidated basis and determined in accordance with GAAP; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Premier will be added to Consolidated Net Income to compute Consolidated Cash Flow of Premier only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Premier by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equityholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

  (1)
  subject to clause (4) below, the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

  (3)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (4)
  the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

        "Construction Disbursement Account" means the Construction Disbursement Account (as defined in the Disbursement Agreement) to be maintained by the Disbursement Agent and pledged to the trustee pursuant to the terms of the Disbursement Agreement.

        "Construction Manager" means Roy Anderson Corp., a Mississippi corporation.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Premier who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Deed of Trust" means the Construction Deed of Trust, Leasehold Deed of Trust and Fixture Filing, with Assignment of Leases and Rents, dated as of the date of the indenture, by Premier in favor of Stratton Bull, as real estate trustee, for the benefit of the trustee for the benefit of the holders of the notes, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disbursement Agent" means the Disbursement Agent as defined in the Disbursement Agreement.

        "Disbursement Agreement" means the Cash Collateral and Disbursement Agreement, dated as of the date of the indenture, among the Issuers, the trustee, the Independent Construction Consultant and the Disbursement Agent, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Premier to repurchase such Capital Stock upon the occurrence of a change of control, an asset sale or an event of loss will not constitute Disqualified Stock if the terms of such Capital Stock provide that Premier may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Premier and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (1) any loss, destruction or damage of such property or asset; (2) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (3) any settlement in lieu of clause (2) above.

        "Event of Loss Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Premier (unless otherwise provided in the indenture).

        "FF&E" means furniture, fixtures and equipment used in the ordinary course of business of Premier and its Restricted Subsidiaries.

        "FF&E Financing" means the Indebtedness the proceeds of which are used solely to finance the acquisition by Premier of, or the entry into a capital lease by Premier with respect to, FF&E, provided that neither such acquisition nor any such capital lease for such FF&E shall be required to be completed or entered into, respectively, at the time of incurrence of such Indebtedness.

        "FF&E Intercreditor Agreement" means the FF&E Intercreditor Agreement in the form attached as an exhibit to the indenture, to be executed by Premier, the trustee and a lender of Indebtedness pursuant to clause (6) of the definition of "Permitted Liens" or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Final Plans" with respect to any particular work or improvement means Plans which (1) have received all approvals from all governmental authorities necessary to commence construction of such work or improvements and (2) contain sufficient specificity to permit the completion of the work or improvement.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases, retires or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance, retirement or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital

    Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends and other distributions, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries, other than (i) non-cash dividends and other non-cash distributions on the Class A Preferred Units issued on the date of the indenture and (ii) dividends and other distributions on Equity Interests payable solely in Equity Interests of Premier (other than Disqualified Stock) or to Premier or a Restricted Subsidiary of Premier, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or limited liability company, the combined federal, state and local income tax rate that was or would have been used to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, including, without limitation, the Mississippi Gaming Commission, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Premier or any of its Subsidiaries.

        "Gaming Law" means any gaming law or regulation, including the interpretations thereof by and the policies of any Gaming Authority, of any jurisdiction or jurisdictions to which Premier or any of its Subsidiaries is, or may at any time after the date of the indenture, be subject.

        "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary at any time to own, lease, operate or otherwise conduct the business of Premier or any of its Restricted Subsidiaries.

        "GAR, LLC" means GAR, LLC, a Mississippi limited liability company with the membership as set forth on Exhibit A to the Amended and Restated Limited Liability Company Operating Agreement of GAR, LLC, dated as of May 12, 2003, among Roy Anderson III, David Scott Ross, Gregg Giuffria and James Keith Wallace, as in effect on the date of the indenture.

        "Government Securities" means securities that are:

  (1)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Hard Rock Cafe Lease" means the Lease Agreement (Cafe), dated as of December 30, 2003 between Hard Rock (STP) and Premier, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Hard Rock Hotel & Casino Biloxi" means the project to design, develop, construct, equip and operate a casino hotel, land based pavilion, parking structure and other amenities in Biloxi, Mississippi, as described in this prospectus.

        "Hard Rock License Agreement" means the License Agreement, dated as of May 15, 2003, between Hard Rock Licensing and Premier, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Hard Rock Licensing" means Hard Rock Hotel Licensing, Inc., a Florida corporation.

        "Hard Rock Memorabilia Lease" means the Memorabilia Lease attached as Exhibit C to the Hard Rock License Agreement as in effect on the date of the indenture to be entered into between Hard Rock (STP) and Premier prior to the Initial Operating Date, as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Hard Rock Retail Store Lease" means the Lease Agreement (Retail Store), dated as of December 30, 2003 between Hard Rock (STP) and Premier, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Hard Rock (STP)" means Hard Rock Cafe International (STP), Inc., a New York corporation.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "HRC Competitor" means (1) Planet Hollywood, Motown Cafe, House of Blues, Rainforest Cafe, Country Star, Harley Davidson Cafe, ESPNZone, TGI Fridays, Chili's, Applebee's, Houlihans or Bennigans; (2) a restaurant chain (a) operating under the same name in six or more Metropolitan Statistical Areas, (b) with theme-related icons or memorabilia displayed throughout the premises in a museum or collection type manner and (c) which derives greater than 10% of its gross revenues from the sale of merchandise or (3) any American dining theme-restaurant whose primary business is the sale of hamburgers or bar-b-que.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Independent Construction Consultant" means the independent construction consultant retained in connection with the construction of the Hard Rock Hotel & Casino Biloxi as set forth in the Disbursement Agreement, or any successor independent construction consultant appointed by the trustee pursuant to the terms of the Disbursement Agreement.

        "Initial Operating Date" means the first time that:

  (1)
  all Biloxi Gaming Licenses have been granted and have not been revoked or suspended;

  (2)
  all Liens (other than Permitted Liens), if any, related to the development, construction and equipping of, and beginning operations at, the Hard Rock Hotel & Casino Biloxi have been discharged or, if payment is not yet due or if such payment is contested in good faith by Premier, sufficient funds remain in the Construction Disbursement Account to discharge such Liens and Premier has taken any action (including the institution of legal proceedings) necessary to prevent the sale of any or all of the Hard Rock Hotel & Casino Biloxi or the real property on which the Hard Rock Hotel & Casino Biloxi will be constructed;

  (3)
  the Independent Construction Consultant shall deliver a certificate to the trustee certifying that the Hard Rock Hotel & Casino Biloxi is substantially complete in all material respects in accordance with the Final Plans and all applicable laws, ordinances and regulations;

  (4)
  the Hard Rock Hotel & Casino Biloxi is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;

  (5)
  the Hard Rock Hotel & Casino Biloxi is open to the public and operating with the Minimum Facilities;

  (6)
  the Hard Rock Hotel & Casino Biloxi is open to the public and operating in accordance with applicable law in all material respects; and

  (7)
  a permanent or temporary certificate of occupancy has been issued for the Hard Rock Hotel & Casino Biloxi by the appropriate governmental authorities.

        "Initial Purchasers" means Banc of America Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce Fenner and Smith Incorporated.

        "Interest Reserve Account" means the Interest Reserve Account (as defined in the Disbursement Agreement) to be maintained by the Disbursement Agent and pledged to the trustee pursuant to the terms of the Disbursement Agreement.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Premier or any Subsidiary of Premier sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Premier such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Premier, Premier will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Premier's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Premier or any Subsidiary of Premier of a Person that holds an Investment in a third Person will be deemed to be an Investment by Premier or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants-Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Key Project Assets" means (1) any land underlying, or necessary for access to or operation of, the Hard Rock Hotel & Casino Biloxi, (2) any improvements on any land underlying, or necessary for access to or operation of, the Hard Rock Hotel & Casino Biloxi, (3) the parking garage described as a part of the Hard Rock Hotel & Casino Biloxi in this prospectus and (4) the Casino Vessel.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Liquidated Damages" means all Liquidated Damages then owing pursuant to the registration rights agreement.

        "Membership Interest Pledge Agreement" means the Premier Entertainment Biloxi LLC Pledge and Security Agreement (Pledge Equity Interests) dated as of the date of the indenture, by GAR, LLC, AA Capital and Premier in favor of the trustee for the benefit of the holders of the notes, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Minimum Facilities" means, with respect to the Hard Rock Hotel & Casino Biloxi, a casino with at least 1,350 slot machines and 45 table games, a hotel with at least 275 hotel rooms, three restaurants with total seating for at least 1,000 people (including, without limitation, a Hard Rock Cafe), three bars (including, without limitation, the top floor lounge), a 900 person capacity Hard Rock Live! branded entertainment venue and a parking structure for at least 1440 vehicles.

        "Mississippi Bond Indenture" means the Trust Indenture, substantially in the form as attached as an exhibit to the indenture, entered into between the Mississippi Business Finance Corporation and U.S. Bank National Association, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Mississippi Bond Financing Documents" means, collectively the Mississippi Bond Indenture, the Mississippi Bond Loan Agreement, the Mississippi Bond Purchase Contract, the Series 2004 Bonds and the Series 2004 Note.

        "Mississippi Bond Loan Agreement" means the Loan Agreement, substantially in the form as attached as an exhibit to the indenture, entered into between the Mississippi Business Finance Corporation and Premier, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Mississippi Bond Purchase Contract" means the Bond Purchase Contract, substantially in the form as attached as an exhibit to the indenture, entered into between the Mississippi Business Finance Corporation and Premier Finance Biloxi Corp.

        "Mississippi Business Finance Corporation" means the Mississippi Business Finance Corporation, a public corporation organized and existing under the laws of the State of Mississippi.

        "Music-Themed Facility" means a facility (including a hotel) that includes in its name, is licenses or endorsed by, or has a substantial portion of its design based on, or is otherwise identified with, music, any genre of music, any musician, musical personality or musical group.

        "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends or distributions on preferred interests, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes or Tax Distributions on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes or Tax Distributions on such extraordinary gain (but not loss),

less, in each case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.

        "Net Loss Proceeds" means the aggregate cash proceeds received by Premier or any of its Restricted Subsidiaries in respect of an Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof and taxes or Tax Distributions attributable to such Net Loss) and amounts required to be applied and that are applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Event of Loss.

        "Net Proceeds" means the aggregate cash proceeds received by Premier or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes or Tax Distributions attributable to such Asset Sale paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Premier nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Premier or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Premier or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering" means the issuance and sale of the original notes on the date of the indenture.

        "Operating" means:

  (1)
  no Biloxi Gaming License has been revoked or suspended;

  (2)
  all Liens (other than Liens created by the Collateral Documents or Permitted Liens) related to the development, construction and equipping of, and beginning operations at, the Hard Rock Hotel & Casino Biloxi have been discharged or, if payment is not yet due or if such payment is contested in good faith by Premier, sufficient funds remain in the Construction Disbursement Account to discharge such Liens;

  (3)
  the Hard Rock Hotel & Casino Biloxi is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business; and

  (4)
  the Hard Rock Hotel & Casino Biloxi is open to the public, operating with the Minimum Facilities and operating in accordance with applicable law in all material respects.

        "Operating Deadline" means December 31, 2005.

        "Owner Contractor Agreement" means the Agreement Between Owner and Contractor, dated as of December 24, 2003, between Premier and the Construction Manager, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Permitted Business" means the gaming business and other businesses necessary for, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming business (including developing and operating lodging facilities, retail and restaurant facilities, entertainment facilities, food and beverage distribution operations, transportation services or other activities or enterprises related to the foregoing and any additions or improvements thereto) and any business that is a reasonable extension, development or expansion of any of the foregoing.

        "Permitted C-Corp. Reorganization" means a transaction resulting in Premier or any of its Restricted Subsidiaries becoming a subchapter "C" corporation under the Code; provided that, in connection with such transaction:

  (1)
  the entity resulting from such transaction is organized and existing under the laws of any state of the United States or the District of Columbia;

  (2)
  the entity resulting from such transaction assumes in writing all of the obligations of Premier or any of its Restricted Subsidiaries under the indenture, the notes, the Collateral Documents and any FF&E Intercreditor Agreement and all other documents and instruments to which Premier or the Restricted Subsidiary is a party (other than any documents and instruments that, individually or in the aggregate, are not material to Premier or the Restricted Subsidiary);

  (3)
  the trustee is given not less than 15 days' advance written notice of such transaction and evidence satisfactory to the trustee (including, without limitation, title insurance and a satisfactory opinion of counsel) regarding the maintenance of the perfection and priority of liens granted, or intended to be granted, in favor of the trustee in the Collateral following such transaction;

  (4)
  such transaction would not cause or result in an Event of Default;

  (5)
  such transaction would not result in the loss or suspension or material impairment of any Gaming Licenses, unless a comparable Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

  (6)
  such transaction would not require any holder or beneficial owner of the notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction; provided that such holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction;

  (7)
  Premier or the applicable Restricted Subsidiary shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that none of Premier, any of its Restricted Subsidiaries or any of the holders of the notes will recognize income, gain or loss for the U.S. federal or state income tax purposes as a result of such transaction; and

  (8)
  Premier shall have delivered to the trustee a certificate of the chief financial officer of Premier that the conditions in clauses (1) through (7) have been satisfied.

        "Permitted Investments" means:

  (1)
  any Investment in Premier or in a Restricted Subsidiary of Premier;

  (2)
  any Investment in Cash Equivalents or Government Securities;

  (3)
  any Investment by Premier or any Restricted Subsidiary of Premier in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Premier; or

    (b)
    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Premier or a Restricted Subsidiary of Premier;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Premier;

  (6)
  any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Premier or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates of Premier or any of its Restricted Subsidiaries;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to employees made in the ordinary course of business of Premier or a Restricted Subsidiary of Premier in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

  (9)
  any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by Premier or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business;

  (10)
  other Investments in any Person other than an Affiliate of Premier or any of its Restricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $1.0 million; and

  (11)
  Investments represented by the Series 2004 Bonds.

        "Permitted Liens" means:

  (1)
  Liens on the assets of the Issuers created by the indenture and the Collateral Documents;

  (2)
  Liens in favor of the Issuers or any Guarantor;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Premier or any Restricted Subsidiary of Premier; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Premier or any of its Restricted Subsidiaries;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Premier or any Restricted Subsidiary of Premier, provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure FF&E Financing permitted by clause (3) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" covering only the FF&E acquired with such FF&E Financing, or, if the

    FF&E so acquired with such FF&E Financing is to be located on the Casino Vessel, a Lien under a second ship mortgage on the Casino Vessel, provided, however, that this clause (6) shall not apply to any FF&E Financing that is in the form of Additional Notes; provided, further, that if such lien is on the Casino Vessel, the holder of such lien must enter into an FF&E Intercreditor Agreement in the form attached as an exhibit to the indenture;

  (7)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (8)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (9)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

  (10)
  Liens created for the benefit of (or to secure) the notes (or Guarantees of the notes);

  (11)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture, but only to the extent such Permitted Refinancing Indebtedness is not in the form of Additional Notes; provided, however, that:

  (a)
  such Permitted Refinancing Indebtedness is not exchanged for, and the net proceeds thereof are not used to refund, refinance, replace, defease or discharge any notes;

  (b)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (c)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

  (12)
  Liens imposed by operation of federal admiralty law incurred in the ordinary course of business, and Liens on deposits made to obtain the release of such Liens, if (a) for charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, properly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required to be in conformity with GAAP has been made therefore, and (b) Premier is otherwise in compliance with the terms and conditions of the Preferred Ship Mortgage applicable to such Lien, including, without limitation, (i) Liens for the wages of a stevedore, (ii) Liens for general average contribution, (iii) Liens for unpaid crew wages and (iv) Liens for salvage costs;

  (13)
  Liens on assets or property of Premier or any its Restricted Subsidiaries arising by reason of any attachment or judgment not constituting an Event of Default under the indenture, so long as:

  (a)
  such Liens are being contested in good faith by appropriate proceedings, and

    (b)
    such Liens are adequately bonded or adequate reserves have been established on the books of the applicable Person in accordance with GAAP; and

  (14)
  Liens contemplated by the Mississippi Bond Financing Documents.

        "Permitted Rank Payments" means each of the following:

  (1)
  payments of interest due to Rank as set forth in Section 3.1 of the Rank Note;

  (2)
  payments of other fees and expenses due to Rank under Section 9.6(a) of the Rank Investment Agreement (excluding fees and expenses due under such Section 9.6(a) in connection with the enforcement or protection of Rank's rights in relation to the Rank Investment Agreement and the other Investment Documents (as defined in the Rank Investment Agreement) to the extent incurred in connection with an Exercise of Remedies (as defined in the Rank Intercreditor Agreement) by Rank that is not permitted under the terms of the Rank Intercreditor Agreement, but including payments of interest, fees and expenses missed as a result of a Blocking Event (as defined in the Rank Intercreditor Agreement) under the Rank Intercreditor Agreement that has occurred but is no longer continuing;

  (3)
  prepayments of amounts due to Rank under the Rank Note in the place, time and manner required pursuant to Section 2.7(a) of the Rank Investment Agreement upon the occurrence of a Change of Control on the 91 day immediately following the Change of Control Payment Date;

  (4)
  prepayments of amounts due to Rank under the Rank Note in the place, time and manner required pursuant to Section 2.7(a) of the Rank Investment Agreement upon the occurrence of the events described in Section 2.7(a)(ii) of the Rank Investment Agreement; and

  (5)
  prepayments of amounts due to Rank under the Rank Note pursuant to Section 2.7(b) of the Rank Investment Agreement; provided, that at the time of any such payment:

  (a)
  Premier's long-term Indebtedness, after giving effect to such payment, will be less than $165.0 million;

  (b)
  the Hard Rock Hotel & Casino Biloxi shall have been Operating for at least four fiscal quarters beginning after the Initial Operating Date;

  (c)
  Premier's Consolidated Cash Flow for the four most recent full fiscal quarters in which the Hard Rock Hotel & Casino Biloxi has been Operating is at least $33.0 million;

  (d)
  Premier shall have at least $10.0 million of cash on hand after giving effect to such payment; and

  (e)
  the ratings on the notes issued under the indenture by each of Moody's Investor Services, Inc. and Standard & Poor's Ratings Group, respectively, are equal to or higher than the respective ratings by each of Moody's Investor Services, Inc. and Standard & Poor's Ratings Group when the notes were issued on the date of the indenture.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Premier or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Premier or any of its Restricted Subsidiaries (other than intercompany indebtedness); provided, however, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  to the extent that such Permitted Refinancing Indebtedness is not in the form of Additional Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by Premier or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Plans" means all drawings, plans and specifications prepared by or on behalf of Premier as the same may be amended or supplemented from time to time as specified in the Disbursement Agreement and, if required, submitted to and approved by the appropriate regulatory authorities, which describe and show the Hard Rock Hotel & Casino Biloxi and the labor and materials necessary for the construction thereof.

        "Pledge and Security Agreement" means the Pledge and Security Agreement dated as of the date of the indenture, by the Issuers in favor of the trustee for the benefit of the holders of the notes, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Preferred Ship Mortgages" means the First Preferred Ship Mortgage on each barge comprising the Casino Vessel to be executed by Premier in favor of the trustee for the benefit of the holders of the notes pursuant to the covenant entitled "—Certain Covenants—Requirements of Ship Construction Contract; Execution and Delivery of Preferred Ship Mortgages and Documents to Register Vessel" each in the form attached as an exhibit to the indenture or as amended from to time in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Rank" means Rank America, Inc., a Delaware corporation.

        "Rank Agreements" means collectively, the Rank Note and the Rank Investment Agreement, each as in effect on the date of the indenture or as amended in accordance with the Rank Intercreditor Agreement.

        "Rank Intercreditor Agreement" means the Intercreditor Agreement, to be dated as of the date of the indenture, among the Issuers, the trustee and Rank, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Rank Investment Agreement" means the Investment Agreement, dated as of January 13, 2004, between Rank and the Issuers, as in effect on the date of the indenture or as amended in accordance with the Rank Intercreditor Agreement.

        "Rank Note" means the $10.0 million 15.0% Junior Subordinated Promissory Note due 2012 executed by the Issuers in favor of Rank, as in effect on the date of the indenture or as amended in accordance with the Rank Intercreditor Agreement.

        "Real Estate Title Policy" means the title policy covering the owned and leased real property comprising the Hard Rock Hotel & Casino Biloxi to be issued on the date of the indenture by First American Title Insurance Company, naming the trustee as additional insured.

        "Related Party" means:

  (1)
  any controlling stockholder or 80% (or more) owned Subsidiary of AA Capital; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of AA Capital and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Series 2004 Bonds" means the Mississippi Business Finance Corporation Industrial Development Bonds, Series 2004 (Premier Entertainment Biloxi, LLC Project) issued by the Mississippi Business Finance Corporation to Premier Finance Biloxi Corp. pursuant to the Mississippi Bond Indenture and the Mississippi Bond Purchase Contract in an aggregate principal amount not to exceed $60.0 million.

        "Series 2004 Note" means the Promissory Note executed by Premier in favor of the Mississippi Business Finance Corporation pursuant to the Mississippi Bond Loan Agreement in an aggregate principal amount not to exceed $60.0 million.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordination, Non-Disturbance and Attornment Agreement (Cafe Lease)" means the Subordination, Non-Disturbance and Attornment Agreement dated as of the date of the indenture, between the trustee and Hard Rock (STP), with respect to the Hard Rock Cafe Lease, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Subordination, Non-Disturbance and Attornment Agreement (Retail Store Lease)" means the Subordination, Non-Disturbance and Attornment Agreement dated as of the date of the indenture, between the trustee and Hard Rock (STP), with respect to the Hard Rock Retail Store Lease, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or equityholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Amount" means, with respect to any Person for any period, the combined federal, state and local income taxes that would be paid by such Person if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if such Person were a Delaware corporation shall be taken into account. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from such Person's reorganization as or change in the status of a corporation.

        "Tax Distributions" means a distribution in respect of taxes to the members of Premier pursuant to clause (4) of the second paragraph of the covenant described above under the caption "Certain Covenants—Restricted Payments."

        "Taxable Income" means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, that (1) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (2) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (3) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

        "Tenant Estoppel Certificate (Cafe)" means the Tenant Estoppel Certificate (Cafe), dated as of the date of the indenture, between Premier, as landlord, and Hard Rock (STP), as tenant, with respect to the Hard Rock Cafe Lease, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Tenant Estoppel Certificate (Retail Store)" means the Tenant Estoppel Certificate (Retail Store), dated as of the date of the indenture, between Premier, as landlord, and Hard Rock (STP), as tenant, with respect to the Hard Rock Retail Store Lease, as in effect on the date of the indenture or as amended in accordance with the section entitled "—Amendment, Supplement and Waiver."

        "Tidelands Lease" means the Public Trust Tidelands Lease, dated as of October 27, 2003, between the Secretary of State, with the approval of the Governor, for and on behalf of the State of Mississippi, as lessor, and Premier, as lessee, with respect to the tidelands on which the Casino Vessel is to be located, as in effect on the date of the indenture or as amended in accordance with the covenant described under the caption "Certain Covenants—Amendments to Certain Agreements."

        "Tidelands Lease Reserve Account" means the escrow account established to pay annual rental amounts due under the Tidelands Lease, which amounts are to be deposited with the trustee at least 56 days before each annual payment of rent under the Tidelands Lease is due pursuant to the Disbursement Agreement.

        "Unrestricted Subsidiary" means any Subsidiary of Premier (other than Premier Finance Biloxi Corp.) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with Premier or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Premier or such

    Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Premier;

  (3)
  is a Person with respect to which neither Premier nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Premier or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Premier as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Premier as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity," Premier shall be in default of such covenant. The Board of Directors of Premier may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Premier of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion is not binding on the IRS, and there can be no assurance that the IRS will have a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any matters relating to the notes. This discussion is generally applicable to all investors. However, this discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the exchange notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules. In addition, this discussion is limited to persons that will hold the exchange notes represented thereby as a "capital asset" within the meaning of section 1221 of the Code.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES.

        Exchange Offer.    The exchange of the exchange notes for the original notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the notes. Rather, the exchange notes received by a holder will be treated as a continuation of the notes in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to holders exchanging the original notes for the exchange notes pursuant to the exchange offer. The holder must continue to include stated interest in income as if the exchange had not occurred. Similarly, there would be no U.S. federal income tax consequences to a holder of original notes that does not participate in the exchange offer.

        Interest Income.    Interest on the notes will be includable in the income of a holder under the holder's regular method of accounting. The notes will not be treated as having been issued with original issue discount.

        Market Discount.    Investors acquiring notes pursuant to this prospectus should note that the resale of the notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a note (other than a holder who purchased the note upon original issuance) purchases it at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

        Sale, Exchange or Retirement of the Notes.    Each holder of notes generally will recognize gain or loss upon the sale, exchange, repurchase, redemption, retirement or other disposition of those notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those notes (including any market discount previously included in income by the holder). Any such gain or loss recognized on the sale, exchange, repurchase, redemption, retirement or other disposition of a note should be capital gain or loss (except as discussed under "Market Discount" above), and would be long-term capital gain or loss if the note had been held for more than one year at the time of the sale or exchange. Capital gains of individuals derived with respect to capital assets held for more than one year at the time of sale or exchange are eligible for reduced rates of taxation. An investor's initial basis in a note will be the cash price it paid therefor.

        Backup Withholding.     A holder of notes may be subject to "backup withholding" at a current rate of 30% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (TIN) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons ("exempt recipients"), provided their exemptions from backup withholding are properly established.

        The amount of any "reportable payments" including interest made to the holders of notes (other than to holders that are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such holders and to the IRS for each calendar year.

        Foreign Holders.    The following discussion is a summary of certain U.S. federal income tax consequences to a foreign person that holds a note. The term "foreign person" means a nonresident alien individual or foreign corporation, but only if the income or gain on the note is not considered "effectively connected" with the conduct of a trade or business within the United States. If the income or gain on the note is effectively connected with the conduct of a trade or business within the United States, then the nonresident alien individual or foreign corporation will be subject to U.S. federal income tax on such income or gain in essentially the same manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the U.S. branch profits tax.

        Under the portfolio interest exception to the general rules for the withholding of tax on interest paid to a foreign person, a foreign person will not be subject to U.S. federal income tax (or to U.S. withholding) on interest payments on a note, provided that (i) the foreign person does not, directly, indirectly or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to the United States that is related (within the meaning of Section 864(d)(4) of the Code) to us, and (ii) we, our paying agent or the person who would otherwise be required to withhold tax receives, prior to the payment of any interest, either (A) from the beneficial owner of the note, a duly executed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or (B) from the financial institution holding the note on behalf of the beneficial owner, a duly executed Form W-8IMY, Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding, together with any required additional statements from the beneficial owner of the note. For this purpose, the term "financial institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a note on behalf of the owner of the note. A foreign person who does not qualify for the "portfolio interest" exception, would, under current law, generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments.

        In general, gain recognized by a foreign person upon the redemption, sale or exchange of a note (including any gain representing accrued market discount) will not be subject to U.S. federal income tax. However, a foreign person may be subject to U.S. federal income tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the foreign person is an individual present in the United States for 183 days or more during the taxable year in which the note is redeemed, sold or exchanged, and certain other requirements are met.

        Additional Interest.    It is possible that the IRS could find that the Additional Interest which we would be obliged to pay if the exchange offer registration statement is not declared effective within the applicable time periods (or certain other actions are not taken), as described under the heading "Registration Rights," is a "contingent payment." If Additional Interest is so treated, unless the likelihood of the contingent payment is remote or the amount is incidental, the notes may be treated as contingent payment debt instruments. In that event, the timing, amount and character of income recognized may be different from that discussed above. We believe that the possibility of Additional Interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired or other taxable disposition. The discussion above assumes that the notes will not be treated as contingent payment debt instruments.

CERTAIN ERISA CONSIDERATIONS

        The exchange notes, subject to satisfaction of certain conditions, may be acquired and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or employee benefit plan subject to section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the acquisition and holding of an exchange note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to section 4975 of the Code, must also determine that its acquisition and holding of exchange notes does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Each purchaser and transferee of exchange notes subject to ERISA and/or Section 4975 of the Code will be deemed to have made certain representations with respect to its acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is an "affiliate" (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 120 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker/dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain matters regarding the exchange notes, including the federal tax consequences of the exchange offer, will be passed upon for us by Duane Morris LLP, Chicago, Illinois.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2003 and for the period from March 27, 2003 (commencement of operations) to December 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 6 to the consolidated financial statements). We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION

        In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the exchange notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.

        We will file reports and other information with the SEC. Our SEC filings will be available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room.

INDEX TO FINANCIAL STATEMENTS

Premier Entertainment Biloxi LLC
(A Development Stage Company)

Contents

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2003	F-3
Consolidated Statements of Operations and Member's Deficit for the period from the commencement of operations on March 27, 2003 through December 31, 2003	F-4
Consolidated Statements of Cash Flows for the period from the commencement of operations on March 27, 2003 through December 31, 2003	F-5
Notes to Consolidated Financial Statements	F-6
Condensed Consolidated Balance Sheet as of March 31, 2004 (unaudited)	F-13
Condensed Consolidated Statement of Operations for the three months ended March 31, 2004 and for the period from the commencement of operations on March 27, 2003 through March 31, 2004 (unaudited)	F-14
Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2004 and for the period from the commencement of operations on March 27, 2003 through March 31, 2004 (unaudited)	F-15
Notes to Condensed Consolidated Financial Statements (unaudited)	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
    Premier Entertainment Biloxi LLC

        We have audited the accompanying consolidated balance sheet of the Premier Entertainment Biloxi LLC (a development stage company) as of December 31, 2003, and the related consolidated statement of operations and member's deficit, and cash flows for the period from the commencement of operations on March 27, 2003 through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Premier Entertainment Biloxi LLC as of December 31, 2003, and the consolidated results of its operations and its cash flows for the period from the commencement of operations on March 27, 2003 through December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 6, the Company has incurred an operating loss and has a working capital deficiency. In addition, the Company has not yet constructed and opened its hotel and casino operation and has significant debt issue costs. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are also described in Note 6). The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                      /s/ ERNST & YOUNG LLP

March 26, 2004
Chicago, Illinois

Premier Entertainment Biloxi LLC
(A Development Stage Company)

Consolidated Balance Sheet

December 31, 2003

Assets
Current assets:
Cash	$16,908
Prepaid expense	18,250
Other current assets	256,375

Total current assets	291,533
Property and plant:
Land	30,991,578
Construction in progress	5,160,239

Total property and plant	36,151,817
Other assets	2,088,961

Total assets	$38,532,311

Liabilities and member's deficit
Current liabilities:
Accounts payable	$2,384,758
Accrued interest	2,521,016
Other accrued expenses	90,834
Term loan	34,602,544

Total current liabilities	39,599,152
Deficit accumulated during the development stage	(1,066,841)

Total member's deficit	(1,066,841)

Total liabilities and member's deficit	$38,532,311

See the accompanying notes to consolidated financial statements.

Premier Entertainment Biloxi LLC
(A Development Stage Company)

Consolidated Statement of Operations and Member's Deficit

Period from the commencement of operations on March 27, 2003 through December 31, 2003

Operating expenses:
Preopening expenses	$864,448

Loss from operations	(864,448)
Other expense:
Interest expense	(202,800)
Interest income	407

Total other expense	(202,393)

Net loss and member's deficit	$(1,066,841)

See the accompanying notes to consolidated financial statements.

Premier Entertainment Biloxi LLC
(A Development Stage Company)

Consolidated Statement of Cash Flows

Period from the commencement of operations on March 27, 2003 through December 31, 2003

Operating activities
Net loss	$(1,066,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	183,125
Changes in operating assets and liabilities
Prepaid expense	(18,250)
Accounts payable	265,152
Accrued liabilities	29,804

Net cash used in operating activities	(607,010)
Investing activities
Purchases of property and plant	(32,667,602)
Acquisition of licenses	(534,024)

Net cash used in investing activities	(33,201,626)
Financing activities
Payments of deferred financing costs	(777,000)
Proceeds from long-term debt	34,602,544

Net cash provided by financing activities	33,825,544

Net increase in cash	16,908
Cash at beginning of period	—

Cash at end of period	$16,908

See the accompanying notes to consolidated financial statements.

Premier Entertainment Biloxi LLC
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2003

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business and Capital Structure

        Premier Entertainment LLC was formed on October 18, 2002 as a Mississippi limited liability company, but did not commence operations until March 27, 2003 and had no assets or liabilities through that date. In December 2003, Premier Entertainment LLC merged with Premier Entertainment Biloxi LLC, a Delaware limited liability company which had no assets, liabilities or operations at the time of the merger. Under the terms of the agreement and plan of merger, each membership interest of Premier Entertainment LLC outstanding immediately prior to the merger was automatically changed and converted into a membership interest in Premier Entertainment Biloxi LLC and each member of Premier Entertainment LLC was admitted as a member of Premier Entertainment Biloxi LLC. As the merger was with entities under common control, the historical financial information of Premier Entertainment LLC was carried forward into the surviving company. Premier Entertainment Biloxi LLC (the Company) is the surviving company.

        The Company is a development stage enterprise and was formed to construct and operate the Hard Rock Hotel & Casino Biloxi (the Property).

        GAR LLC was the sole member holding all of the outstanding membership and voting interest in the Company at December 31, 2003. At December 31, 2003 there was no capital contributed by the member. On January 23, 2004, GAR LLC received 100 Class A common units representing a 55% membership interest in the Company. AA Capital Equity Fund, L.P. (AA Capital) received 100 Class B common units and 100 Class A preferred units representing the remaining 45% membership interest in exchange for $52,775,216 of members' equity through conversion of the unpaid principal and accrued interest on the loan and security agreement plus an incremental cash contribution (Note 3).

        The Class A and B common holders each have the ability to appoint 50% of the committee members on the Board of Managers. AA Capital's initial contribution will accrue a 17% per annum return compounding annually which will be reduced as and when distributions are made on AA Capital's Class A preferred units. Losses will be allocated to the extent and in proportion to the respective capital account balance of the member and then any remaining loss is allocated to the members in accordance with their percentage interest. Profits will be allocated to the members to the extent cumulative losses were allocated in excess of profits. The owners of the Class A preferred units will then receive an allocation of profits equal to the accrued interest converted to members' equity of $2,775,216 plus the accrued 17% return. The remaining profits will be allocated to the members in accordance with their relative percentage interest. Net cash-flow will be distributed no later than the 120th day following the end of the fiscal year, taking into account quarterly tax distributions, to the members in accordance with their percentage interests.

        Premier Finance Corp. (Premier Finance) was incorporated in October 2003 as a Delaware corporation and a wholly-owned subsidiary of the Company. Premier Finance was formed for the sole purpose of co-issuing the development financing and has no assets, liabilities or operations from formation through December 31, 2003.

Principle of Consolidation

        The consolidated financial statements include the accounts of Premier Entertainment Biloxi LLC and its wholly-owned subsidiary. All intercompany account balances and transactions have been eliminated.

Property and Equipment

        In May 2003, the Company purchased five parcels of land for a total acquisition cost of $30,991,578. The Property will be constructed on the acquired land.

        Construction in progress is stated at cost and represents costs of pre-development of the Property incurred to date consisting of architectural, engineering fees, interest and related costs for environmental and regulatory approvals needed to commence construction. During the period when the activities take place that are necessary to prepare the Property for its intended use, interest will be capitalized on all qualifying expenditures. These assets will be placed in service when the Property opens. Property and equipment will be stated at cost and depreciation will be provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives expecting to range between three and forty years using the straight-line method. Maintenance and repairs will be charged to operations as expense when incurred whereas major betterments will be capitalized as depreciable assets.

Intangibles

        The Company entered into a 20-year licensing agreement with Hard Rock Hotel Licensing, Inc. which granted the exclusive right and license to design, develop, operate, own and manage the Hard Rock Hotel & Casino Biloxi in the cities of Biloxi, Gulfport and Bay St. Louis. The license can be renewed at the Company's option for two consecutive 10-year periods. In addition to annual fees due once the Property opens (see Note 5), the Company also paid a one-time non-refundable fee of $500,000 under the agreement, which is included in other assets at December 31, 2003. This cost will be amortized over the remaining life when the Property is opened.

        The Company capitalized legal fees and other costs of $96,783 incurred to acquire its gaming license as an intangible asset. The intangible is included in other assets at December 31, 2003 and will be amortized over the remaining life when the Property is opened.

Income Taxes

        The Company is not subject to U.S. federal or state income taxes as the tax effects of the Company's activities are reported directly by the members of GAR LLC on their tax returns.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

        The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that the undiscounted cash flows resulting from the use of the asset group is less than the carrying amount, an impairment loss equal to the excess of the asset's carrying amount over its fair value is recorded.

Preopening Expenses

        The Company accounts for costs incurred during the preopening and start-up phases of operations in accordance with Statement of Position 98-5, "Reporting on the Costs of Start-up Activities". Preopening and start-up costs are expensed as incurred. Costs classified as preopening expenses include payroll, outside services, and other expenses related to the start-up phase of operations.

2.    Construction in Progress

        At December 31, 2003, construction in progress consists of the following:

Architectural and engineering fees	$2,396,876
Capitalized interest	2,501,341
Legal fees	213,652
Other	48,370

Total construction in progress	$5,160,239

        The assets qualifying for interest capitalization include the acquisition cost of the land while the construction activities are in progress and other costs incurred in the predevelopment of the Property (Note 1).

3.    Long-Term Debt and Loan and Security Agreement

        In May 2003, the Company entered into a $33,000,000 loan and security agreement with AA Capital. In December 2003, the Company amended the agreement to increase the available borrowings to $35,000,000. At December 31, 2003, the Company had borrowings of $34,602,544 outstanding under the note and available borrowings of $397,456. Under the loan and security agreement, the note was to mature on the earlier of November 16, 2004 or the date that the Company obtained its development and mezzanine financing. The note issued under the loan and security agreement is secured by the Company's land and license and accrues interest at 12%. Interest of $2,501,341 has been capitalized in construction in progress as described in Note 2. The Company incurred legal fees of $439,500 in connection with the execution of the agreement. These deferred financing costs, net of accumulated amortization of $183,125, are included in other current assets at December 31, 2003 and are being amortized over the term of the loan and security agreement.

        The loan and security agreement includes various restrictive covenants relating to the use of the note proceeds; the incurrence of additional debt, including guarantees of the indebtedness of others; investing activities; pledging or disposition of major assets; the payment of dividends or other distributions; the acquisition of assets; and loans to members.

        On January 23, 2004, the Company issued $160,000,000 aggregate principal amount of 10 3/4% First Mortgage Notes (Notes) due February 1, 2012 in a private placement offering. The Notes are senior to all existing and future senior unsecured indebtedness and subordinated to up to $30,000,000 of senior secured indebtedness to be incurred to finance the acquisition and installation of furniture, fixtures and equipment. The Notes are secured by a pledge of the Company's membership interests and substantially all of the existing and future assets, other than furniture, fixtures and equipment purchased with the proceeds of certain other indebtedness, cash-on-hand and the casino vessels until they have been delivered and the ship mortgages are recorded. The Notes may be redeemed, in whole or in part, at any time on or after February 1, 2008 at a premium. In addition, up to 35% of the Notes may be redeemed at a premium on or prior to February 1, 2007 with the net cash proceeds of an initial public offering. The Company incurred $1,492,178 of costs in connection with the private placement as of December 31, 2003. These deferred financing costs are included in other assets and will be amortized over the term of the related long-term debt. Interest is paid semiannually commencing August 1, 2004.

        Concurrently with the issuance of the Notes, the Company borrowed $10,000,000 in the form of a junior subordinated note due August 1, 2012 from Rank America, Inc., an affiliate of The Rank Group Plc, which owns Hard Rock Hotel Licensing, Inc. Also, at this time, AA Capital converted the unpaid principal outstanding under the loan and security agreement of $34,819,190 plus accrued interest of $2,775,216, and made a cash contribution of $15,180,810 in exchange for 100 Class B common and 100 Class A preferred membership units, resulting in an additional $52,775,216 of members' equity.

        Interest on the junior subordinated note accrues at a rate of 15% per annum and will be paid semiannually once the Property opens. The Company will be required to pay a repayment premium of 3% of the principal amount of the junior subordinated note when it is repaid. The repayment premium will accrue over the term of the agreement. In the event of a change of control or if the Hard Rock license agreement is terminated and the Property becomes owned, operated or licensed by a Hard Rock competitor, the Company will be required to repay all amounts due under the junior subordinated note agreement. In addition, the Company may be required to make quarterly mandatory prepayments as calculated under the terms of the agreement once the Property opens.

        The Notes and the junior subordinated note contain certain covenants which restrict the Company's ability to incur additional debt, pay equity distributions, make investments, create liens, enter into transactions with affiliates, sell certain assets and merge or consolidate with another entity.

4.    Related Party Transactions

        A member of GAR LLC is the President of a development company that assigned contracts for the purchase of land that were in turn purchased by the Company. The Company believes that the terms of the land purchase are similar to those that could otherwise be received from a third party. The total cost of the land purchased together with related fees to this member of GAR LLC was $12,432,714.

        A member of GAR LLC is the President and Chief Executive Officer of the Company's general contractor. The Company believes that the terms of the agreement with the contractor are similar to those that could otherwise be received from a third party. Total payments to the general contractor for the period from the commencement of operations on March 27, 2003 through December 31, 2003 were $481,330. In December 2003, the Company entered into an $82,000,000 guaranteed maximum price contract with the general contractor for the hard costs associated with the construction of the Property.

5.    Commitments and Contingencies

        The Company has agreed to pay an annual fee of $1,100,000 increasing to $1,500,000 plus fees based on future non-gaming revenues over a five year period once the Property opens under the Hard Rock licensing agreement (Note 1).

        In June 2003, the Company entered into an employment agreement requiring that the Company guarantee payment of a minimum pre-opening salary of $720,000 to the employee who will be the General Manager of the Property. The guarantee will be reduced by the actual pre-opening salary, which will be paid semi-monthly based on an annualized rate of $360,000 per year beginning in July 2003. During the period from the commencement of operations on March 27, 2003 through December 31, 2003, the Company paid the General Manager $180,000 related to this agreement.

        In October 2003, the Company entered into an agreement with the State of Mississippi for the lease and use of approximately 5 acres of submerged tidelands. The term of the lease is for a period of 30 years. For the initial period commencing on October 27, 2003 until the earlier of June 1, 2006 or the first day of the calendar month in which business operations start on the leased premises, the Company must pay annual rent of $21,900. At the end of the initial period, the State of Mississippi will determine the annual rent. The annual rent will be fixed at the fair market rent and will be adjusted in accordance with the increase in the All Urban Consumer Price Index or the amount set forth in a written appraisal made by Mississippi.

        In November 2003, the Company entered into an agreement with the City of Biloxi, Mississippi to lease property and the related airspace for a period of 40 years. For the initial three years of the lease beginning in October 2004, the Company must pay monthly rent of $12,500. The rent will increase by the Consumer Price Index beginning on the fifth anniversary date of execution of the lease and continuing on each fifth anniversary date.

        In December 2003, the Company entered into a lease, which gives Hard Rock STP the right to operate a cafe (the Cafe) on the designated premises of the Property as a restaurant and bar having a "Hard Rock Cafe" theme. The initial term of the lease is 20 years beginning on the earlier of the date on which the Cafe is open for business or 180 days after the Company delivers the completed shell of the Cafe premises to Hard Rock STP. Hard Rock STP is obligated to pay rent equal to five percent of its gross sales. No rent is due for the first 24 months of the lease.

        In December 2003, the Company entered into a lease, which gives Hard Rock STP the right to operate a retail store for the sale of "Hard Rock" branded merchandise. The initial term of the lease is 20 years beginning on the earlier of the date on which the Cafe is open for business or 180 days after the Company delivers the completed shell of the Cafe premises to Hard Rock STP. Hard Rock STP is obligated to pay rent equal to five percent of its gross sales during the first three rental years and seven percent of its gross sales for the remainder of the lease term.

        Minimum annual lease commitments at December 31, 2003, under noncancellable operating leases, are payable as follows:

2004	$60,000
2005	580,000
2006	1,182,000
2007	1,182,000
2008	1,182,000
Thereafter	41,310,000

$45,496,000

        Total rental expense included in preopening expenses was approximately $3,650 for 2003.

6.    Going Concern and Management's Plans

        The Company has incurred a loss from operations of $1,066,841 for the period from the commencement of operations on March 27, 2003 through December 31, 2003 and has not yet constructed and opened its hotel and casino operation. Although the Company believes it has raised sufficient capital to construct its casino project, the fact that the project is in its early stages and the construction risks inherent in such a project may make it unable to complete the project on time and within budget. Once the casino opens, the Company must generate sufficient revenue to cover operating expenses and debt service costs. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        To date, the Company's operations and pre-development activities relating to the Property have been funded by the note obtained from AA Capital. In January 2004, the Company privately placed $160,000,000 of 10 3/4% First Mortgage Notes, borrowed $10,000,000 from Rank America Inc. in the form of a junior subordinated note and raised $52,775,216 of members' equity through conversion of the unpaid principal and accrued interest on the loan and security agreement plus an incremental cash contribution (Note 3). The Company intends to borrow an additional amount to finance the purchase and installation of furniture and equipment prior to opening the Property. The commitments due under the debt agreements may reduce the availability of the Company's cash-flow to fund working capital, capital expenditures, development projects and other general operating requirements which could delay the development and construction of the Property. In the event that the Company is required to delay the opening of the Property, this would materially and adversely affect the Company's business, financial condition, results of operations, and cash-flows.

7.    Quarterly Results (Unaudited)

        The following table sets forth selected quarterly financial data for each of the quarters in the period from commencement of operations on March 27, 2003 through December 31, 2003:

	Period from commencement of operations on March 27, 2003 through June 30, 2003		Quarter ended September 30, 2003		Quarter ended December 31, 2003
Revenues	$		$		$
Loss from operations		(208,081)		(360,032)		(296,335)
Net loss		(245,578)		(437,127)		(384,136)

Premier Entertainment Biloxi LLC

(A Development Stage Company)

Condensed Consolidated Balance Sheet

(Unaudited)

March 31, 2004

Assets
Current assets:
Cash	$18,534
Restricted cash	136,937,287
Government securities—restricted	32,946,442
Prepaid expenses	188,498

Total current assets	170,090,761
Property and plant	46,431,301
Other assets	8,308,552

Total assets	$224,830,614

Liabilities and members' equity
Current liabilities:
Accounts payable	$2,867,611
Accrued interest	3,109,624
Other accrued expenses	7,376
Current portion of long-term debt	17,200,000

Total current liabilities	23,184,611
Long-term debt	150,720,178
Members' capital	52,775,216
Deficit accumulated during the development stage	(1,849,391)

Total members' equity	50,925,825

Total liabilities and members' equity	$224,830,614

See the accompanying notes to condensed consolidated financial statements.

Premier Entertainment Biloxi LLC

(A Development Stage Company)

Condensed Consolidated Statement of Operations

(Unaudited)

	Quarter ended March 31, 2004	Period from the commencement of operations on March 27, 2003 through March 31, 2004
Operating expenses:
Preopening expenses	$296,499	$1,160,947

Loss from operations	(296,499)	(1,160,947)
Other income (expense):
Interest expense	(706,647)	(909,447)

Interest income	220,596	221,003

Total other income (expense)	(486,051)	(688,444)

Net loss	$(782,550)	$(1,849,391)

See the accompanying notes to condensed consolidated financial statements.

Premier Entertainment Biloxi LLC

(A Development Stage Company)

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Quarter ended March 31, 2004	Period from the commencement of operations on March 27, 2003 through March 31, 2004
Operating activities
Net loss	$(782,550)	$(1,849,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs, discount and repayment premium	447,818	630,943
Changes in operating assets and liabilities	(143,566)	133,140

Net cash used in operating activities	(478,298)	(1,085,308)
Investing activities
Purchases of property and plant	(5,339,755)	(38,007,357)
Acquisition of intangibles	(494,404)	(1,028,428)
Purchase of government securities	(32,946,442)	(32,946,442)
Increase in restricted cash	(135,750,006)	(135,750,006)

Net cash used in investing activities	(174,530,607)	(207,732,233)
Financing activities
Increase in deferred financing costs	(7,094,044)	(7,871,044)
Proceeds from long-term debt	168,111,046	202,713,590
Capital contribution	15,180,810	15,180,810
Increase in restricted cash	(1,187,281)	(1,187,281)

Net cash provided by financing activities	175,010,531	208,836,075

Net increase in cash	1,626	18,534
Cash at beginning of period	16,908	—

Cash at end of period	$18,534	$18,534

See the accompanying notes to condensed consolidated financial statements.

Premier Entertainment Biloxi LLC

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2004

1.    Basis of Presentation

        The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the period from the commencement of operations on March 27, 2003 through December 31, 2003. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. The results for the quarter ended March 31, 2004 and the period from the commencement of operations on March 27, 2003 through March 31, 2004 do not necessarily indicate the results that may be expected for the full year or for the period from commencement of operations through December 31, 2004.

        Premier Finance Biloxi Corp. (Premier Finance) was incorporated in October 2003 as a Delaware corporation and is a wholly-owned subsidiary of Premier Entertainment Biloxi LLC (the Company). Under Mississippi law, certain expenditures are exempt from sales tax if purchased with the proceeds from industrial development revenue bonds issued by the Mississippi Finance Corporation. Premier Finance was formed to fund the capital expenditures that qualify for the tax-exempt status. At March 31, 2004, Premier Finance had cash of $500,500 including interest income of $500 and a payable to the parent, Premier Entertainment Biloxi LLC, of $500,000. As of March 31, 2004, Premier Finance has not funded any consolidated capital expenditures to qualify for the tax exempt status with borrowings from the parent. Premier Finance's assets and operations are included in the condensed consolidated balance sheet and statements of operations and all significant intercompany balances and transactions have been eliminated.

2.    Long-Term Debt Loan and Security Agreement

        On January 23, 2004, the Company issued $160,000,000 aggregate principal amount of 10 3/4% First Mortgage Notes (Notes) due February 1, 2012 in a private placement offering. The debt outstanding at March 31, 2004 includes an unamortized discount of $2,083,001, which is being amortized over the term of the agreement. The Notes are senior to all existing and future senior unsecured indebtedness and subordinated to up to $30,000,000 of senior secured indebtedness to be incurred to finance the acquisition and installation of furniture, fixtures and equipment. The Notes are secured by a pledge of the Company's membership interests and substantially all of the existing and future assets, other than furniture, fixtures and equipment purchased with the proceeds of certain other indebtedness, cash-on-hand and the casino vessels until they have been delivered and the ship mortgages are recorded. The Notes may be redeemed, in whole or in part, at any time on or after February 1, 2008 at a premium. In addition, up to 35% of the Notes may be redeemed at a premium on or prior to February 1, 2007 with the net cash proceeds of an initial public offering. The Company incurred $7,278,269 of costs, net of accumulated amortization, in connection with the private placement as of March 31, 2004. These deferred financing costs are included in other assets and are being amortized over the term of the related long-term debt.

        Concurrently with the issuance of the Notes, the Company borrowed $10,000,000 in the form of a junior subordinated note due August 1, 2012 from Rank America, Inc., an affiliate of The Rank Group Plc, which owns Hard Rock Hotel Licensing, Inc. Also, at this time, AA Capital Equity Fund, L.P. converted the unpaid principal outstanding under the loan and security agreement of $34,819,190 plus accrued interest of $2,775,216, and made a cash contribution of $15,180,810 in exchange for 100

Class B common and 100 Class A preferred membership units, resulting in an additional $52,775,216 of members' equity.

        Interest on the junior subordinated note accrues at a rate of 15% per annum and will be paid semiannually once the Property opens. The Company will be required to pay a repayment premium of 3% of the principal amount of the junior subordinated note when it is repaid. The Company is accruing the repayment premium over the term of the agreement. In the event of a change of control or if the Hard Rock license agreement is terminated and the Property becomes owned, operated or licensed by a Hard Rock competitor, the Company will be required to repay all amounts due under the junior subordinated note agreement. In addition, the Company may be required to make quarterly mandatory prepayments as calculated under the terms of the agreement once the Property opens.

3.    Restricted Cash

        The net proceeds from the issuance of the First Mortgage Notes, a portion of the equity investment made at that time and the proceeds from the junior subordinated note totaling $177,600,000 were deposited into a construction disbursement account, an interest reserve account and a tidelands lease reserve account. These accounts were pledged to the trustee as security for the Company's obligations under the Notes. The funds will be disbursed in accordance with a disbursement agreement (the Disbursement Agreement) with the disbursement agent, the trustee and the independent construction consultant. At March 31, 2004, there was $136,937,287 in the construction disbursement and reserve accounts, which is classified as Restricted cash.

4.    Government Securities—Restricted

        During the quarter ended March 31, 2004, the Company invested $32,946,442 in U.S. Treasury securities in accordance with the Disbursement Agreement. The investment is classified as held to maturity, and is recorded as Government securities at its acquisition cost at March 31, 2004. The investment plus the interest earned will be used to pay the first four interest payments on the Notes as required by the Disbursement Agreement.

5.    Related Party Transactions

        A member of GAR LLC is the President and Chief Executive Officer of the Company's general contractor. The Company believes that the terms of the agreement with the contractor are similar to those that could otherwise be received from a third party. Total payments to the general contractor for the period from the commencement of operations on March 27, 2003 through March 31, 2004 were $3,019,304.

6.    Commitments and Contingencies

        In January 2004, the Company executed the purchase of a leasehold contract with a third party whereby the Company paid $432,000 to assume such lease. The payment is classified as an intangible asset in Other assets at March 31, 2004 and is being amortized over the life of the lease. At the same time, the Company entered into a seven year triple net lease with the City of Biloxi, Mississippi beginning in February 2004, the Company must pay monthly rent of $1,529. The rent will increase by the Consumer Price Index beginning on the first anniversary date of execution of the lease and continuing on each yearly anniversary date.

7.    Subsequent Event

        In April 2004, the Company entered into an agreement with a third party to lease office space. The term of the lease is for a period of two years and the Company must pay monthly rent of $2,926. The rent may increase on a semi-annual basis to reflect the increased cost to the lessor based upon the previous six month period variable expenses. Variable expenses are defined as electricity, gas, water and sewer, taxes, insurance, and common area janitorial services.

        All dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PREMIER ENTERTAINMENT
BILOXI LLC
(d/b/a Hard Rock Hotel & Casino Biloxi)

Premier Finance Biloxi Corp.

Offer to Exchange
$160,000,000 aggregate principal
amount of its
10 3/4% First Mortgage Notes
due 2012
that have been registered under
the Securities Act of 1933
for any and all of its outstanding
10 3/4% First Mortgage Notes
due 2012

The Exchange Agent
for the Exchange Offer is:

U.S. Bank National Association

By Facsimile:

651-495-8158

Confirmation by Telephone:

800-934-6802

By Mail/Hand/Overnight Courier:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 56107
Attn: Specialized Finance Dept.

QuickLinks

SUMMARY
Summary of the Exchange Offer
Summary of the Terms of the Notes
RISK FACTORS
Risks Relating to Our Business
Risks Relating to the Collateral
Risks Relating to the Notes
Risks Relating to the Exchange Offer
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OWNERSHIP OF PREMIER ENTERTAINMENT BILOXI LLC AND PREMIER FINANCE BILOXI CORP.
THE EXCHANGE OFFER
GOVERNMENT REGULATION
RELATED PARTY TRANSACTIONS
DESCRIPTION OF MATERIAL AGREEMENTS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE TO FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS Premier Entertainment Biloxi LLC (A Development Stage Company)
Contents
Premier Entertainment Biloxi LLC (A Development Stage Company) Consolidated Balance Sheet December 31, 2003
Premier Entertainment Biloxi LLC (A Development Stage Company) Consolidated Statement of Operations and Member's Deficit Period from the commencement of operations on March 27, 2003 through December 31, 2003
Premier Entertainment Biloxi LLC (A Development Stage Company) Consolidated Statement of Cash Flows Period from the commencement of operations on March 27, 2003 through December 31, 2003
Premier Entertainment Biloxi LLC (A Development Stage Company) Notes to Consolidated Financial Statements December 31, 2003
Premier Entertainment Biloxi LLC (A Development Stage Company) Condensed Consolidated Balance Sheet (Unaudited) March 31, 2004
Premier Entertainment Biloxi LLC (A Development Stage Company) Condensed Consolidated Statement of Operations (Unaudited)
Premier Entertainment Biloxi LLC (A Development Stage Company) Condensed Consolidated Statement of Cash Flows (Unaudited)
Premier Entertainment Biloxi LLC (A Development Stage Company) Notes to Condensed Consolidated Financial Statements (Unaudited) March 31, 2004